    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1998


                                                      REGISTRATION NO. 333-47725
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 6

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          ANTHRA PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             5122                            22-3007972
     (STATE OF INCORPORATION)         (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
                                      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------

                         103 CARNEGIE CENTER, SUITE 102
                          PRINCETON, NEW JERSEY 08540
                                 (609) 514-1060
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               MICHAEL C. WALKER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          ANTHRA PHARMACEUTICALS, INC.
                         103 CARNEGIE CENTER, SUITE 102
                          PRINCETON, NEW JERSEY 08540
                                 (609) 514-1060
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:


             JOSEPH W. BARTLETT, ESQ.                             BRIAN C. DAUGHNEY, ESQ.
              MORRISON & FOERSTER LLP                             GOLDSTEIN & DIGIOIA LLP
            1290 AVENUE OF THE AMERICAS                            369 LEXINGTON AVENUE,
           NEW YORK, NEW YORK 10104-0012                                18TH FLOOR
                  (212) 468-8000                                 NEW YORK, NEW YORK 10017
                                                                      (212) 599-3322


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of the Registration Statement.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED OCTOBER 22, 1998

PRELIMINARY PROSPECTUS

                                2,000,000 UNITS

[ANTHRA PHARMACEUTICALS, INC. LOGO]
               EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
            AND ONE CLASS A REDEEMABLE COMMON STOCK PURCHASE WARRANT
                            ------------------------

    Anthra Pharmaceuticals, Inc. (together with its wholly owned subsidiary, "Anthra" or the "Company") is offering 2,000,000 units ("Units"), each Unit consisting of one share of the Company's common stock, par value $.01 per share (the "Common Stock"), and one Class A redeemable common stock purchase warrant to purchase one share of Common Stock (the "Warrants"). The Units will separate, and the Common Stock and Warrants that make up the Units will trade only as separate securities, one year after the date of this Prospectus or on such earlier date as determined by the Underwriter (the "Separation Date"). Each Warrant entitles the holder to purchase one share of Common Stock at a price of $6.00 per share. The Warrants are exercisable at any time beginning on the Separation Date unless previously redeemed, until the fifth anniversary of this Prospectus, subject to certain conditions. The Company may redeem the Warrants, in whole or in part, on or after the date 15 months from the date of this Prospectus upon at least thirty days' prior written notice to the registered holders thereof, at a price of $.10 per Warrant, provided that (i) the last sales price of the Common Stock as reported on The Nasdaq SmallCap Market has been at least $9.00 for at least 20 consecutive trading days ending within ten days of the date of the notice of redemption and (ii) there is a current registration statement covering the resale of the underlying shares of Common Stock. Prior to this offering (the "Offering"), there has been no public market for the Units, the Common Stock or the Warrants of the Company. It is currently estimated that the initial public offering price will be $5.00 per Unit. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.



    The Company has applied for listing of the Units, the Common Stock and the Warrants on The Nasdaq SmallCap Market under the proposed symbols of "ANTHU," "ANTH" and "ANTHW," respectively.

                            ------------------------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
                                    PAGE 8.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                       PRICE TO          UNDERWRITING DISCOUNTS        PROCEEDS TO
                                                        PUBLIC             AND COMMISSIONS(1)           COMPANY(2)
-------------------------------------------------------------------------------------------------------------------------
Per Unit......................................            $                        $                        $
-------------------------------------------------------------------------------------------------------------------------
Total(3)......................................            $                        $                        $
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Does not reflect additional compensation payable to Janssen/Meyers Associates, L.P., as Underwriter (the "Underwriter"), in the form of (i) a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering, (ii) any value attributable to the Underwriter's warrants to purchase 200,000 Units (the "Underwriter's Warrant"), exercisable over a period of four years, commencing one year from the date hereof, at a per Unit exercise price equal to $7.00 (140% of the initial public offering price); and (iii) a three year consulting agreement at an overall fee of approximately $100,000 payable at the closing of the Offering. In addition, see "Underwriting" for information concerning indemnification arrangements with the Underwriter and other compensation payable to the Underwriter.

(2) Before deducting estimated expenses of $        payable by the Company,
    excluding the non-accountable expense allowance payable to the Underwriter.

(3) The Company has granted to the Underwriter a 45-day option to purchase up to 300,000 additional Units on the same terms and conditions as the securities offered hereby solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions, and Proceeds to Company, will be $        , $        , and
    $        , respectively. See "Underwriting."
                            ------------------------
    The securities are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by its counsel and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the securities offered hereby will be made against payment on or
about                   , 1998, at the offices of Janssen/Meyers Associates,
L.P., 17 State Street, New York, NY 10004.
                            ------------------------

                        JANSSEN/MEYERS ASSOCIATES, L.P.
           The date of this Prospectus is                     , 1998.

         [GRAPHIC DEPICTING DEVELOPMENT OF VALSTAR(TM) AND BONEFOS(R)]


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, THE COMMON STOCK OR THE WARRANTS OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



     MOST OF THE COMPANY'S DRUG PRODUCT CANDIDATES ARE CURRENTLY UNDERGOING CLINICAL TRIALS. ALTHOUGH THE COMPANY HAS OBTAINED UNITED STATES FOOD AND DRUG ADMINISTRATION APPROVAL FOR VALSTAR(TM) FOR A CERTAIN BLADDER CANCER INDICATION, THE COMPANY HAS NOT COMPLETED THE DEVELOPMENT OF VALSTAR(TM) FOR ANY FOREIGN MARKETS OR FOR ANY OTHER DISEASE INDICATION OR THE DEVELOPMENT OF ANY OTHER PRODUCT, NOR HAS THE COMPANY GENERATED REVENUES FROM SALES OF ANY PRODUCTS. ADDITIONAL UNITED STATES FOOD AND DRUG ADMINISTRATION AND OTHER REGULATORY APPROVALS WILL BE REQUIRED BEFORE VALSTAR(TM) CAN BECOME COMMERCIALLY AVAILABLE FOR ANY FOREIGN MARKETS OR FOR ANY OTHER DISEASE INDICATIONS AND BEFORE ANY OTHER PRODUCTS CAN BECOME COMMERCIALLY AVAILABLE.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto. Unless otherwise indicated, all information in this Prospectus assumes (i) no exercise of the Underwriter's over-allotment option, and (ii) that the Company is successful in obtaining from certain stockholders agreements to convert and the resultant conversion of an aggregate of 3,789,683 shares of the Company's Series A, B, C and D Convertible Preferred Stock (the "Preferred Stock"), see "Description of Securities -- Preferred Stock," to convert such shares into an aggregate of 3,789,683 shares of Common Stock, to be effective upon the closing of the Offering and which is a non-waivable condition of the Offering pursuant to the Underwriting Agreement (the "Preferred Stock Conversion"). All references to the "Company" or "Anthra" herein include Anthra Pharmaceuticals, Inc. and its wholly owned United Kingdom subsidiary, Anthra Pharmaceuticals Ltd., unless the context otherwise requires. Unless otherwise indicated, all references to years refer to calendar years.


                                  THE COMPANY


     Anthra Pharmaceuticals, Inc. is a specialized pharmaceutical company engaged in managing clinical development and obtaining regulatory approval of New Drug Applications ("NDAs") and supplemental NDAs ("sNDAs") for a portfolio of its proprietary cancer drugs. The Company's current drug product is for the treatment of certain patients with BCG-refractory carcinoma in-situ, a form of superficial bladder cancer ("BCG-refractory CIS"), and its current drug candidates are for the treatment of patients with papillary bladder cancer, ovarian and prostatic cancer, and complications from metastatic cancer (hypercalcemia and lytic bone disease). The Company's strategy is to develop only late stage drug candidates, thereby improving the likelihood of successfully obtaining NDA/sNDA and equivalent foreign approvals. The Company directs its search for oncology drug candidates toward selected large pharmaceutical companies, because of the difficulty many of these companies have experienced in managing oncology projects, and at biotechnology and early stage discovery companies that lack clinical and regulatory proficiency. To maximize the return on its investment in each drug, Anthra seeks approvals for multiple disease indications for each product and directly manages both its United States and foreign clinical programs and regulatory submissions. At the present time, Anthra has entered into four marketing agreements with major multinational drug companies for which it has received certain initial payments and may, but will not necessarily, receive significant additional payments in the form of milestone fees and royalty and supply payments.



     In December 1997, Anthra filed an NDA for its first product, Valstar(TM) (valrubicin, AD 32) ("Valstar(TM)"), for treatment of patients with BCG-refractory CIS whose principal current alternative is cystectomy (the surgical removal of the urinary bladder). In January 1998, Anthra received priority review designation from the United States Food and Drug Administration (the "FDA") for the review of this NDA. On June 1, 1998, the Oncologic Drugs Advisory Committee ("ODAC") reviewed Valstar(TM), and declined to recommend approval to the FDA of Valstar(TM) without additional analyses. On September 1, 1998, ODAC re-evaluated Valstar(TM) and voted to recommend to the FDA approval of Valstar(TM) for treatment of patients with BCG-refractory CIS for whom cystectomy is not a medically acceptable treatment option (the "ODAC Recommended Indication"). On September 25, 1998, the FDA approved the Company's NDA for Valstar(TM) for the treatment of patients with BCG-refractory CIS for whom immediate cystectomy would be associated with unacceptable side effects, including the possibility of death (the "FDA Approved Indication").



     Valstar(TM) is an anthracycline with multiple cytotoxic mechanisms that was discovered at the Dana-Farber Cancer Institute, Harvard University Medical School ("Dana-Farber"). Valstar(TM) has been shown to have significant activity against a variety of tumor cell lines and is not associated with significant contact toxicity, thereby making it an ideal choice for regional chemotherapy. The Company's pivotal clinical studies, have demonstrated a complete response rate of 18% (which rate was supported by the FDA) in a group of 90 patients with bladder cancer who had not responded satisfactorily to extensive pre-treatment with Bacillus Calmette Guerin ("BCG"), the accepted first line treatment for superficial bladder cancer. Prior to the FDA's approval of Valstar(TM) with respect to the FDA Approved Indication, there were no drugs approved in the

United States for second-line treatment of bladder cancer following BCG therapy, and, surgical removal of the bladder was the only approved definitive form of therapy. Importantly, 35% of the patients in the Company's pivotal clinical studies retained their bladder up to 48 months following study entry. Anthra, consistent with its multiple disease indication strategy, is developing Valstar(TM) for three additional indications. One Phase III program is directed at patients with papillary superficial bladder cancer, for whom approximately 180,000 transurethral resection procedures are being performed annually in the United States. In another Phase III program involving patients with ovarian cancer, Valstar(TM) is being administered directly into the peritoneal cavity, where the cancer is confined. In addition, Anthra plans to commence a Phase I program to obtain approval for use of Valstar(TM) in treating prostate cancer. The Company has researched the historical incidence of each of these diseases based on publicly available information and reports prepared for the Company by MedProbe, Inc. ("MedProbe"), including a report summarizing the results of a survey of 1.5% (124) of office and hospital based urologists reported to be members of the American Medical Association ("AMA"). Although precise patient data is not published and can vary significantly from year to year, based on the foregoing research and certain assumptions made by the Company, including the estimated cost of treating each of the estimated number of patients with Valstar(TM), the Company estimates that the potential market for Valstar(TM) in the United States could approximate nearly $600 million per annum, see
"Business -- Products and Markets -- Valstar(TM): Market," and that foreign markets will provide a significant additional opportunity for sales of Valstar(TM). No assurance can be given by the Company that this estimated market for Valstar(TM) will be achieved.


     A United States subsidiary of Medeva plc (collectively with Medeva plc, "Medeva") has committed up to $26.2 million (of which $10.1 million has been paid to date) and the payment of future royalties for the right to market and sell Valstar(TM) in the United States. Anthra currently has similar arrangements for Valstar(TM) with Nycomed Pharma AS ("Nycomed"), and Almirall Prodesfarma, S.A. ("Almirall"), with respect to marketing and sales rights in Europe. In total, Anthra has entered into agreements for Valstar(TM) providing potential equity investment, licensing and development fees and milestone payments of up to $42.9 million (of which $24.4 million has been paid to date), plus additional royalty and supply payments.


     In accordance with the Company's corporate development strategy, Anthra identified Bonefos(R), a product for the treatment of hypercalcemia and lytic bone disease associated with breast and lung cancer and owned by Schering AG, Germany, the Company's largest pharmaceutical shareholder. Bonefos(R) has been on the market in Europe and the rest of the world since 1985, with worldwide sales of approximately $150 million in 1997. In July 1998, Anthra entered into an Option Agreement (the "Bonefos Option Agreement") with Schering AG, Germany's affiliates, Berlex Laboratories, Inc. ("Berlex") and Leiras Oy, to acquire the exclusive United States development and marketing rights to Bonefos(R) for the hypercalcemia and lytic bone disease indications, for payments aggregating $3.75 million, including a nonrefundable $250,000 payment under a prior term sheet. In consideration of the Company's nonrefundable payment of $200,000 (also included in the $3.75 million), the Bonefos Option Agreement granted the Company the option to enter into a development and commercialization agreement with Berlex and Leiras Oy and a manufacturing agreement with Leiras Oy (collectively, the "Bonefos Agreements"). On September 30, 1998, the Company entered into the Bonefos Agreements by exercising its option under the Bonefos Option Agreement by making the $800,000 nonrefundable payment to Leiras Oy required under the Bonefos Option Agreement. The Bonefos Agreements provide that, upon FDA approval of an NDA for Bonefos(R), Berlex will have the option to acquire from the Company the exclusive right to market Bonefos(R) in the United States for the hypercalcemia and lytic bone disease indications for payments of up to $21 million, plus future royalties. The Company plans to commence Phase III trials in the United States for Bonefos(R) for the hypercalcemia indication in late 1998 and for the lytic bone disease indication in early 1999. The Company has researched the historical incidence of hypercalcemia and the types of lytic bone disease that Bonefos(R) treats based on publicly available information. Although precise patient data is not published and can vary significantly from year to year, based on the foregoing research and certain assumptions made by the Company, including the estimated costs of utilizing Bonefos(R) for the treatment of these maladies using each of the estimated number of patients, the Company estimates that the potential market for Bonefos(R) in the United States could approximate nearly $900 million per annum. See "Business -- Products and Markets -- Bonefos(R): Market." No assurance can be given by the Company that this estimated market for Bonefos(R) will be achieved.

     Anthra believes that its strategy and accomplishments have positioned it to become a recognized platform for the clinical substantiation and regulatory approval of cancer drugs capable of treating multiple disease indications. The Company is currently assessing and evaluating additional cancer-related late stage candidates for acquisition, although no definitive agreements have been executed. Management believes that focused, cost effective development increases the likelihood of successful clinical development and regulatory approval. Indicative of this strategy has been the Company's success in obtaining FDA approval of the NDA for Valstar(TM) for the FDA Approved Indication at a total cost of less than $20 million. According to Parexel's Pharmaceutical Statistical Sourcebook (1997) ("PPSS"), in the United States, the cost of developing an approved new drug has been estimated to be between $304 million and $608 million.


     The Company currently manages its clinical development program for the United States from Princeton, New Jersey, and its program for Europe from Princes Risborough, England through Anthra Pharmaceuticals Ltd., its wholly owned United Kingdom subsidiary ("Anthra UK"). The Company further anticipates that it may manage the manufacturing, supply, development and distribution of Valstar(TM) and Bonefos(R) from Switzerland through one or more wholly owned Swiss subsidiaries, which would hold substantially all of the Company's rights to Valstar(TM) and Bonefos(R).

     The Company was incorporated in Delaware on June 25, 1985. The Company's principal executive offices are located at 103 Carnegie Center, Suite 102, Princeton, New Jersey 08540 and its telephone number is (609) 514-1060.

                                  THE OFFERING


Securities offered.........  2,000,000 Units, each Unit consisting of one share of Common Stock and one Warrant to purchase one share of Common Stock. Until the Separation Date (one year after the date of this Prospectus or on such earlier date as determined by the Underwriter), the Units will trade on The Nasdaq SmallCap Market and the Common Stock and the Warrants that make up the Units will not be separately transferable. On and after the Separation Date, the Units will no longer trade on The Nasdaq SmallCap Market and the Common Stock and the Warrants that make up the Units will trade on The Nasdaq SmallCap Market only as separate securities.(1) See "Description of Securities."



Common Stock to be
outstanding after the
  Offering.................  6,855,183 shares(2)



Warrants to be outstanding
after the Offering.........  2,000,000(3)



Terms of Warrants..........  Each Warrant entitles the holder to purchase one share of Common Stock at a price of $6.00 per share. The Warrants are exercisable at any time beginning on the Separation Date unless previously redeemed, until the fifth anniversary of this Prospectus, subject to certain conditions. The Company may redeem the Warrants, in whole or in part, on or after the date 15 months from the date of this Prospectus upon at least thirty days' prior written notice to the registered holders thereof, at a price of $.10 per Warrant, provided that (i) the last sales price of the Common Stock as reported on The Nasdaq SmallCap Market has been at least $9.00 for at least 20 consecutive trading days ending within ten days of the date of the notice of redemption and (ii) there is a current registration statement covering the resale of the underlying shares of Common Stock.


Use of proceeds............  Progress payments for the acquisition of
                             Bonefos(R), for development of products, and for general corporate purposes, including potential additional product acquisitions and purchases of product inventory. See "Use of Proceeds."


Proposed Nasdaq SmallCap
  Market symbols...........  Units -- "ANTHU" (until Separation Date)
                             Common Stock -- "ANTH" (on and after the Separation
                             Date)
                             Warrants -- "ANTHW" (on and after the Separation
                             Date)


Risk Factors...............  This Offering involves a high degree of risk. See
                             "Risk Factors."
---------------

(1) Although the Company has applied for listing of the Units, the Common Stock and the Warrants on The Nasdaq SmallCap Market, the Company has not yet received approval to list such securities on The Nasdaq SmallCap Market.



(2) Based on shares of Common Stock outstanding at June 30, 1998 and assuming the Company is successful in obtaining from all of the holders of Preferred Stock agreements to convert their shares and the resultant conversion of an aggregate of 3,789,683 shares of Preferred Stock into an aggregate of 3,789,683 shares of Common Stock effective upon the closing of the Offering, which is a non-waivable condition of the Offering pursuant to the Underwriting Agreement. Does not include (a) 1,535,487 shares of Common Stock issuable upon exercise of stock options outstanding at June 30, 1998, with a weighted average exercise price of $3.01 per share (of which options to purchase 254,500 shares of Common Stock at an exercise price of $8.00 per share were, on October 15, 1998, exchanged for options to purchase 254,500 shares of Common Stock at an exercise price of $5.00 per share), of which options to purchase 509,757 shares of Common Stock were then exercisable (see "Capitalization" and "Management") (since June 30, 1998, options to purchase 130,000 shares of Common Stock have been granted at an exercise price of $5.00 per share, and options to purchase 235,032 shares of Common Stock have been cancelled, resulting in a net decrease of 105,032 shares of Common Stock underlying outstanding options), (b) certain stock options to purchase Common Stock or Series D Convertible Preferred Stock which may be granted to Nycomed pursuant to the Nycomed Agreement (see
    "Business -- Products and Market -- Valstar(TM): Licensing Agreements"), (c) 2,000,000 shares of Common Stock issuable upon exercise of the Warrants, and
    (d) 400,000 shares of Common Stock issuable on the exercise of the Units underlying the Underwriter's Warrant and the Warrants underlying such Units.



(3) Does not include 200,000 Warrants issuable upon the exercise of the Units underlying the Underwriter's Warrant.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             TWELVE MONTHS ENDED JUNE 30,
                                                -------------------------------------------------------
                                                   1994        1995      1996      1997        1998
                                                -----------   -------   -------   -------   -----------
                                                (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.......................................    $    --     $    --   $ 2,171   $ 1,688    $     --
Total operating expenses......................      2,489       2,712     4,172     7,292      11,106
Other income (expense)........................         37          94       111       139         359
                                                  -------     -------   -------   -------    --------
Net loss......................................    $(2,452)    $(2,618)  $(1,890)  $(5,465)   $(10,747)
                                                  =======     =======   =======   =======    ========
Net loss allocable to common stockholders.....    $(2,874)    $(3,271)  $(2,543)  $(6,118)   $(11,400)
                                                  =======     =======   =======   =======    ========
Basic and diluted net loss per share allocable
  to common stockholders(1)...................    $ (4.02)    $ (4.24)  $ (3.01)  $ (5.79)   $ (10.70)
Shares used in computing basic and diluted net
  loss per share allocable to common
  stockholders(1).............................        716         771       844     1,057       1,066

                                                                     JUNE 30, 1998
                                                       ------------------------------------------
                                                                                    PRO FORMA AS
                                                        ACTUAL     PRO FORMA(2)    ADJUSTED(2)(3)
                                                       --------    ------------    --------------
                                                                   (UNAUDITED)      (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............................  $  2,912      $  2,912         $ 11,042
Working capital......................................       635           635            9,316
Total assets.........................................     4,100         4,100           11,348
Contingent stock obligation(4).......................     8,000         8,000            8,000
Mandatorily redeemable convertible preferred stock...    11,623            --               --
Convertible preferred stock..........................         6            --               --
Deficit accumulated during the development stage.....   (25,616)      (25,616)         (25,616)
Total stockholders' equity (deficit).................   (17,849)       (6,226)           1,574

---------------

(1) See Note 2 of Notes to Consolidated Financial Statements.


(2) The Company is in the process of obtaining agreements from all of the holders of Preferred Stock to convert all of their shares of Preferred Stock into the same number of shares of Common Stock upon the closing of the Offering, which is a non-waivable condition of the Offering pursuant to the Underwriting Agreement. The amounts presented assume that the Company obtains the conversion agreements from each holder of Preferred Stock and the resultant conversion of all issued and outstanding shares of Preferred Stock into 3,789,683 shares of Common Stock effective upon the closing of the Offering.


(3) As adjusted to give effect to the sale of the 2,000,000 Units by the Company offered hereby at an assumed initial public offering price of $5.00 per Unit, less underwriting discounts and commissions and estimated offering expenses, and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

(4) See Note 5 of Notes to Consolidated Financial Statements.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, investors should carefully consider the following risk factors when evaluating an investment in the securities offered hereby. The Company cautions prospective investors that the following list of risk factors may not be exhaustive.


     Certain statements contained in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including statements regarding the anticipated development and expansion of the Company's business, the products which the Company expects to offer, anticipated research and development expenditures and regulatory reform, the intent, belief or current expectations of the Company, its Directors or its officers, primarily with respect to the future operating performance of the Company, other statements contained herein regarding performance of the Company, and other statements contained herein regarding matters that are not historical facts, are forward-looking statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its Directors or its officers with respect to, among other things: (i) whether the Company will receive, and the timing of, any additional regulatory approvals or clearances to market Valstar(TM) and any regulatory approvals or clearances to market Bonefos(R) and any other potential products; (ii) the results of current and future clinical trials; and (iii) the time and expenses associated with the regulatory approval process for products. The success of the Company's business operations is in turn dependent on factors such as the receipt and timing of regulatory approvals or clearances for potential products, the effectiveness of the Company's marketing strategies to market its current and any future products, the Company's ability to enter into agreements for the manufacture of its products on a commercial scale, the appeal of the Company's mix of products, the Company's success at entering into and collaborating with others to conduct effective strategic alliances and joint ventures, general competitive conditions within the biotechnology and pharmaceutical industry, and general economic conditions. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


     History of Losses; Accumulated Deficit and Anticipated Future Losses. To date, the Company has been engaged primarily in clinical research and development activities and has generated revenues only recently. At June 30, 1998, the Company had an accumulated deficit of $25.6 million since inception and losses are expected to continue through fiscal year 1999. The Company will be required to conduct substantial clinical research and development for all of its current and proposed products, which activities are expected to result in operating losses for the foreseeable future. In addition, to the extent the Company relies upon others for commercialization activities, the Company's ability to achieve profitability will be dependent upon the success of such third parties. The extent and duration of future losses is highly uncertain, and there can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all.


     Ability to Continue as a Going Concern. The Independent Auditors' Report covering the June 30, 1998 consolidated financial statements included elsewhere herein, contains an explanatory paragraph which states that the Company's recurring losses from operations, net capital deficiency and insufficient working capital raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



     Future Capital Needs and Commitments; Uncertainty of Additional
Funding. The Company anticipates that its existing resources, including the net proceeds of the Offering and contingent funding from Medeva, Berlex, Nycomed and Almirall (collectively, the "Collaborative Partners"), will be sufficient to fund the Company's operating expenses and capital requirements through fiscal 1999. There can be no assurance, however, that the results of research and development activities, potential relationships with strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the regulatory approval process, and other factors, will not result in the exhaustion of the Company's resources before such time. The Company will require substantial funds in addition to the proceeds of the Offering to conduct research and development activities, clinical trials, and apply for regulatory approvals for any potential products in addition to Valstar(TM) and Bonefos(R). If the Company engages directly in such activities or in the event scheduled payments are not made by Collaborative Partners or any related agreements are terminated, such events could materially and adversely affect the Company's business, financial condition and results of operations.


     The Company may seek additional funding through collaborative arrangements and public or private financings, including equity financings. There can be no assurance that such collaborative arrangements or additional financing will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, further dilution to stockholders may result. If adequate funds are not available, the Company may be required: (i) to delay, reduce the scope of or eliminate one or more of its development programs or forfeit its rights to licensed products or technologies; (ii) to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself; or (iii) to license the rights to such products on terms that are less favorable to the Company than might otherwise be available. Any of the foregoing developments could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Limited History of Product Development. Although the FDA has approved Valstar(TM) for the FDA Approved Indication, the FDA has not approved Valstar(TM) for any other disease indication. The Company has clinical trials in progress or planned for three other indications for Valstar(TM). There can be no assurances that any of the clinical trials in progress will either have successful results or lead to approved sNDAs for three other indications. Failure to obtain such approvals would have a material adverse effect on the Company's business, financial condition and results of operations.



     Pursuant to the Bonefos Agreements, the Company has obtained development and marketing rights for the United States market for a second product, Bonefos(R), for the hypercalcemia and lytic bone disease indications. Bonefos(R) is the subject of an ongoing clinical trial by Leiras Oy with respect to the hypercalcemia indication, which the Company does not plan to continue. The Company plans to design and commence a new Phase III trial in the United States for Bonefos(R) for the hypercalcemia indication in late 1998 and commence a Phase III trial for the lytic bone disease indication in early 1999. However, there can be no assurance that either of the clinical trials will be completed with successful results or that such results will lead to the successful filing and approval of this product for any indication. There also can be no assurance that the Company can meet certain financial covenants contained in the Bonefos Agreements which if not met, allow for termination of such agreements.


     Before obtaining regulatory approval for commercial sale, a product candidate must be shown through preclinical and clinical trials that it is safe and effective for use in each target indication. The results from preclinical and early clinical trials may not be predictive of results that will be obtained in large-scale clinical trials. There can be no assurance that clinical trials of the Company's product candidates will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products.


     While the Company submitted an NDA to the FDA with respect to Valstar(TM) for the treatment of refractory CIS of the bladder, and received FDA approval of the FDA Approved Indication, results obtained with respect to the clinical trials for this submission may not be representative of results of clinical trials for other indications. The pivotal Phase III studies of Valstar(TM) for other indications seek efficacy data, as well as additional safety data, and will require substantial time and significant funding. There can be no assurance that clinical studies for additional indications for Valstar(TM) currently under development will be completed successfully within any specified time period, if at all. Further, there can also be no assurance that such testing will show Valstar(TM) to be safe or effective for these indications. There can be no assurance that the Company will not encounter problems in clinical trials that will cause the Company to delay or suspend clinical trials. If the Company's product candidates are not shown to be safe and effective in clinical trials, there would be a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products and Markets."

     Short-Term Dependence on Valstar(TM). The Company has received FDA approval to market Valstar(TM) for the treatment of patients with the FDA Approved Indication, whose principal current alternative is surgical removal of their urinary bladder. Two additional indications are being investigated in two Phase III trials, and the Company anticipates that it will investigate a fourth indication in a Phase I trial. Other than the FDA approval of Valstar(TM) for the FDA Approved Indication, Valstar(TM) has not been approved for marketing by the FDA for any other indication, and trials to date have involved a limited number of patients. Further, Valstar(TM) has not been approved for marketing by any foreign regulatory agency. There can be no assurance that marketing approval for Valstar(TM) by the FDA for any indication other than the FDA Approved Indication will be obtained, or that marketing approval for Valstar(TM) by any foreign regulatory agencies will be obtained. With respect to the FDA Approved Indication and if Valstar(TM) is approved for marketing for any other indications, there can be no assurance that it will gain market acceptance or that the marketing efforts necessary to gain any such acceptance will prove effective or not cost more than the benefit gained thereby. In addition, competition to Valstar(TM) may develop from other new and existing products. The failure of Valstar(TM) to be approved for marketing for other indications or to gain market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. While the Company has acquired development and marketing rights for the United States market for Bonefos(R) for the hypercalcemia and lytic bone disease indications pursuant to the Bonefos Agreements, there can be no assurance, that regulatory approval will be obtained for Bonefos(R) for such indications in the United States or that Bonefos(R) can be successfully commercialized for such indications in the United States.



     The number of patients in the United States with the FDA Approved Indication is limited and may be less than 5,000 patients per annum. In order to increase the number of indications for which Valstar(TM) may be used, the Company must (i) successfully complete large clinical trials demonstrating that drug activity is sufficient in each additional indication, (ii) file sNDAs for and obtain marketing clearance from the FDA for each additional indication,
(iii) make similar filings with and obtain similar approvals from foreign regulatory agencies, and (iv) provide support for the successful market launch and penetration of the product. There can be no assurance that the Company will successfully complete the required clinical trials and receive approvals for the additional indications on a timely basis, if at all, or successfully market the product. Such an inability would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Government Regulation."


     Uncertainties Related to Clinical Trials. The Company has limited experience in conducting multiple clinical trials. Before obtaining regulatory approval for the commercial sale of its products and their respective indications, the Company is required to demonstrate through preclinical studies and clinical trials that the products are safe and effective for use in each target indication. The results from preclinical studies and early clinical trials may not predict the results that will be obtained in large-scale testing, and there can be no assurance that the clinical trials conducted by the Company or its partners will demonstrate sufficient safety and efficacy to obtain required regulatory approvals or will result in marketable products. In addition, clinical trials are often conducted with patients having the most advanced stage of disease. During the course of treatment, these patients may die or suffer other adverse medical effects for reasons that are not related to the pharmaceutical agent being tested, but which can nevertheless affect clinical trial results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials.

     The completion of clinical trials of the Company's product candidates could be delayed or terminated by many factors and there can be no assurance that such delays or terminations will not occur. One such factor is the rate of enrollment of patients, which generally varies throughout the course of a clinical trial and which depends upon the size of the patient population, the number of clinical trial sites, the proximity of patients to clinical trial sites, the eligibility criteria for the clinical trial, and the existence of competitive clinical trials. The Company cannot control the rate at which patients present themselves for enrollment, and there can be no assurance that the rate of patient enrollment will be consistent with the Company's expectations or be sufficient to enable clinical trials of the Company's product candidates to be completed in a timely manner. Any delays in, or termination of, the clinical trials of any of the Company's product candidates could have a material adverse effect on the Company's business, financial condition and results of operations.

     There is also the possibility that unacceptable side effects will be discovered during preclinical or clinical testing of the Company's products. Even after approval for marketing, a product may later be shown to be ineffective or to have unacceptable side effects not discovered during testing, requiring limitations on its use or withdrawal from the market.


     Dependence on Licensees and Other Third Parties. The Company does not intend to market Valstar(TM) for the FDA Approved Indication or any of its product candidates directly in the foreseeable future. The Company has granted the right to commercialization and marketing activities relating to Valstar(TM) to various licensees with respect to certain territories. See
"Business -- Products and Markets -- Valstar(TM): Licensing Agreements." Pursuant to the Company's agreement with Medeva covering the United States, the Company received an initial non-refundable payment of $8 million and an additional $2.1 million payment for having manufactured certain batches of Valstar(TM) acceptable to the FDA in a pre-approval inspection. Based on Anthra's attainment of FDA approval for Valstar(TM) for the FDA Approved Indication, Anthra is entitled to receive $5.5 million of additional milestone payments and license fee payments. The Company will not receive the additional payments aggregating up to $10.5 million unless certain other milestones are achieved. Under the Company's agreement with Nycomed covering, among other territories, certain parts of Western and Eastern Europe and Russia, Nycomed made a $4.5 million equity investment in the Company, but is only obligated to make certain additional payments, aggregating up to $2 million, upon the attainment by Anthra of certain milestones. The Company will also be obligated to issue certain options to purchase additional equity in the Company upon the achievement of certain milestones. Pursuant to the Company's agreement with Almirall covering Spain and Portugal, Anthra received an initial licensing payment of $200,000 and an equity investment of approximately $750,000, is entitled to receive an additional payment of $200,000 for the attainment of a certain milestone, and may receive an additional payment of $200,000 if a certain milestone is achieved. The Company is also entitled to royalty and/or supply payments under the Medeva, Nycomed and Almirall agreements and, although each of such agreements has a minimum term of 10 years, the commencement date for such payments under each agreement will remain undetermined until Valstar(TM) is approved for sale and sold commercially in the relevant jurisdiction. Accordingly, the Company is substantially dependent on these licensees for the funding necessary to support, and the commercial success of, Valstar(TM). In the event that any of the licensees subsequently terminates its agreement with the Company or otherwise fails to conduct its collaborative activities successfully and in a timely manner, the commercialization of the licensed Valstar(TM) could be delayed. Any such delay could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, if Berlex should exercise its option to acquire the United States marketing rights for Bonefos(R) for the hypercalcemia and lytic bone disease indications under the Bonefos Agreements, the Company would be dependent upon the marketing efforts of Berlex with respect thereto.


     The Company has no experience in sales, marketing or distribution and is relying on its licensing arrangements pursuant to which third parties will sell, market and distribute its products. The Company is currently dependent to a significant extent on corporate partners, licensees and other entities for manufacturing and marketing of its products. If the Company engages directly in manufacturing or marketing, the Company will require substantial additional funds and personnel and will be required to comply with extensive regulations applicable to such activities. There can be no assurance that the Company will be able to develop or contract for these capacities when required in connection with the Company's business. Any revenues received by the Company will depend upon the efforts of third parties, and there can be no assurance that such efforts will be successful. See "Business -- Products and Markets."

     The Company intends to enter into additional corporate alliances to develop and commercialize products. The Company may grant to its collaborative partners rights to commercialize any products developed under or covered by these collaborative agreements. The amount and timing of resources devoted to these activities generally will be controlled by each such individual partner. There can be no assurance that such corporate partners will successfully commercialize any such products or will not pursue alternative technologies or develop competitive products for the treatment of the diseases targeted by the Company's programs.

     There can be no assurance that the Company will be successful in establishing any additional collaborative arrangements, that products will be successfully commercialized under any collaborative arrangement or that the Company will derive any revenues from such arrangements. In addition, the Company's strategy involves entering into multiple, concurrent strategic alliances to pursue commercialization of its products. There can be no assurance that the Company will be able to manage simultaneous alliances successfully. With respect to existing and potential future strategic alliances and collaborative arrangements, the Company will be dependent upon the expertise and dedication of sufficient resources by these outside parties to manufacture and/or market products. Should a strategic alliance partner or collaborative partner fail to commercialize a product to which it has rights, the Company's business, financial condition and results of operations could be materially and adversely affected.


     Uncertainty of Government Regulatory Requirements; Lengthy Approval Process. The research, development, preclinical and clinical trials, manufacturing, labeling, and marketing related to the Company's products are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the United States and abroad. The process of obtaining FDA and other required regulatory approvals for drug and biologic products, including required preclinical and clinical testing, is lengthy, expensive and uncertain. There can be no assurance that, even after such time and expenditures, the Company will be able to obtain necessary additional regulatory approvals for clinical testing or for the manufacturing or marketing of any products or that the approved labeling will be sufficient for favorable marketing and promotional activities. The Company may encounter significant delays or excessive costs in its efforts to secure additional necessary approvals or licenses. Even if regulatory clearance is obtained, a marketed product is subject to continual review, and later discovery of previously unknown defects or failure to comply with the applicable regulatory requirements may result in restrictions on a product's marketing or withdrawal of the product from the market as well as possible civil or criminal sanctions.


     Satisfying regulatory requirements, which includes demonstrating to the satisfaction of appropriate regulatory authorities, such as the FDA, that the relevant product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. There can be no assurance that the Company will not encounter problems in clinical trials which would cause the Company or the FDA or other regulatory body to delay or suspend clinical trials. Any such delay or suspension could have a material adverse effect on the Company's business, financial condition and results of operations. Even after approval, marketed products are subject to continuing FDA review, and they can be withdrawn from the market, or new limitations placed on their labeling, marketing, distribution, manufacture, or use, if new side effects are discovered or if the products are shown to be less effective than previously believed. See "Business -- Products and Markets" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     As with all specialized pharmaceutical companies, biotechnology companies, large pharmaceutical companies and drug delivery companies, there can be no assurance that FDA or other regulatory approvals for any of Anthra's pharmaceutical product candidates will be granted on a timely basis, if at all. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new pharmaceutical products through lengthy and detailed preclinical and clinical testing procedures, sample testing and other costly and time-consuming compliance procedures. For example, clinical trials subject to FDA review are rigorously regulated and must meet requirements for FDA review and oversight, and requirements under Good Clinical Practice guidelines. A new drug may not be marketed in the United States until it has been approved by the FDA, or marketed in foreign countries until it has been approved by the appropriate regulatory authorities for such countries. There can be no assurance that the Company will not encounter delays or rejections or that the FDA or other applicable regulatory agency will not make policy changes during the period of product development and regulatory review of each submitted NDA or sNDA, or other appropriate documentation. A delay in obtaining or failure to obtain such approvals would have a material adverse effect on the Company's business, financial condition and results of operations. Even if regulatory approval is obtained, the labeling would be limited as to the indicated uses for which the product may be promoted or marketed. A marketed product, its manufacturer and the facilities in which it is manufactured are subject to continual review and periodic inspections. With respect to Valstar(TM) for the FDA Approved Indication, the Company is, and with respect to any of the Company's product candidate for which its receives marketing approval, the Company would be, required to comply with FDA or other applicable regulatory agency requirements for manufacturing (including compliance with current Good Manufacturing Practice ("cGMP") requirements), labeling, advertising, record keeping and reporting of adverse experiences, and other information. In addition, the Company is required to comply with Federal and state anti-kickback and other health care fraud and abuse laws, and their foreign law equivalents, that pertain to the marketing of pharmaceuticals and to relationships with healthcare providers. Failure to comply with regulatory requirements and other factors could subject Anthra to regulatory or judicial enforcement actions, including, but not limited to, product recalls or seizures, injunctions, withdrawals of product from the market, civil penalties, criminal prosecution, and withdrawals of existing approvals, as well as enhanced product liability exposure, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Government Regulation."



     The Company has obtained from the FDA exclusive marketing approval for Valstar(TM) as an "orphan drug" ("Orphan Drug"), under the provisions of the Orphan Drug Act of 1983, as amended (the "Orphan Drug Act"), for the treatment of the FDA Approved Indication. Although Orphan Drug marketing approval provides the recipient exclusive marketing rights in the United States for a drug for a designated indication for seven years following marketing approval, Orphan Drug exclusivity does not prohibit the FDA from approving the same drug manufactured by another sponsor if it is labeled for a different indication (even if it can be used for the same indication) or if it is clinically superior to the Orphan Drug in any respect. Moreover, amendment of the Orphan Drug Act by the United States Congress and reinterpretation by the FDA are frequently discussed. Therefore, there can be no assurance as to the precise scope of protection that may be afforded by Orphan Drug marketing approval in the future, or that the current level of exclusivity will remain. See "Business -- Government Regulation."


     Competition. The pharmaceutical and biopharmaceutical industries are intensely competitive and competition from other pharmaceutical companies, biotechnology companies and other research and academic institutions is expected to increase. Many of these companies have substantially greater financial and other resources and research and development capabilities than the Company and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. The Company is aware of other companies engaged in the development of anthracycline drugs as chemotherapeutic agents for various disease indications, including Pharmacia-Upjohn, Aronex, Sequus, Nexstar and Liposome Company, and a number of other companies and academic institutions are pursuing anthracycline drug research and are testing other anthracycline drugs. Valstar(TM) may compete for certain uses with numerous other anthracycline drug products in development by others. In addition to these companies and institutions involved in the development of anthraycycline drugs, many other companies have developed products which may compete with Valstar(TM). These companies include Zeneca, Bristol-Myers Squibb, American Home Products, SmithKline Beecham, Eli Lilly, Roche, Schering Plough, Bioniche Inc., Mentor and Takeida-Abbott, all of which develop or commercialize anti-cancer therapies. With respect to the treatment of prostate cancer, Anthra also faces competition from companies developing radioactive seed implantation therapies, including Amersham/Mediphysics, North American Scientific, Theragenics, Imagyn Medical Technologies and International Isotopes. Furthermore, companies also exist that compete with Bonefos(R) by developing other bisphosphonates for the treatment of hypercalcemia and lytic bone disease. These companies include Proctor & Gamble, Sanofi, Novartis, Merck and MGI Pharmaceutical. There can be no assurance that the Company will develop products that are as effective as or achieve greater market acceptance than competitive products, or that the Company's competitors will not succeed in developing products and technologies either that are as effective as those being developed by the Company or that would render the Company's products and technologies less competitive or obsolete.


     Dependence on Patents and Other Proprietary Rights, Uncertainty of Patent Position and Proprietary Rights. Valstar(TM) is no longer protected by the rights afforded to the Company by patent protection as a new molecular entity ("NME"). The FDA has granted Anthra exclusive marketing approval for Valstar(TM) as an Orphan Drug for the FDA Approved Indication, and the Company expects to apply for Orphan Drug designation for Valstar(TM) in other disease indications. Orphan Drug designation grants a company market exclusivity in the indication for a period of seven years after FDA approval if it receives the first approval of the Orphan Drug for that indication (as was the case with Anthra with respect to Valstar(TM) for the treatment of the FDA Approved Indication). If another sponsor receives the first approval, this would prevent the Company from receiving approval for seven years. There can be no assurance the Company will be granted Orphan Drug status for any additional product or indication or that such status will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company or that another sponsor will not receive Orphan Drug exclusivity first that would block the Company's ability to obtain its own approval. See
"Business -- Government Regulation."


     Bonefos(R) is the subject of several United States patents and patent applications with expiration dates commencing in 2010 and ending in 2014. The FDA has designated Bonefos(R) as an Orphan Drug for the treatment of osteolysis (hypercalcemia). There can be no assurance that Bonefos(R) will be granted Orphan Drug status for the treatment of lytic bone disease or that such status will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company.

     Furthermore, the enactment of the legislation implementing the General Agreement on Trade and Tariffs resulted in certain changes to United States patent laws effective June 8, 1995. More notably, the term of patent protection for patent applications filed on or after June 7, 1995 is no longer a period of 17 years from the date of grant, but will commence on the date of issuance and terminate 20 years from the earlier effective filing date of the application. Because the time from filing to issuance of an NME patent application is often more than three years, a 20 year term from the effective date of filing may result in a substantially shortened term of patent protection, which may adversely impact the Company's patent position. If this change results in a shorter period of patent coverage for future products, the Company's business, financial condition and results of operations could be adversely affected to the extent that the duration and level of the royalties it is entitled to receive from a collaborative partner is based on the existence of a valid patent.


     The Company's product and potential products may infringe on patents that have been or may be granted to competitors, universities or others. The Company is aware of third party United States patents that contain issued claims that may cover the proposed formulation for Bonefos(R) and the sale of Bonefos(R) for the treatment of osteolysis or the modulation of hypercalcemia due to malignancy. If any technologies, applications, patents or proprietary rights of others conflict with the Company's activities or patents, the Company may be required to curtail certain of its operations or seek to license disputed rights from others, including the right to manufacture and sell Bonefos(R). There can be no assurance that any such license will be available to the Company on commercially reasonable terms, if at all. Any such conflict involving the Company, Berlex, Leiras Oy or their respective affiliates may involve proceedings with patent regulators or litigation seeking monetary damages and seeking to enjoin the Company's commercial activities. The Company could incur substantial costs and diversion of management resources in defending patent infringement claims, obtaining patent licenses, engaging in interference proceedings or other challenges to the related patent rights or intellectual property rights made by others, or in bringing such proceedings or enforcing any patent rights against others. Some of the Company's competitors have, or are affiliated with companies having, substantially greater resources than the Company, and such competitors may be able to sustain the costs of complex patent litigation to a greater degree and for longer periods of time than the Company. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on the Company's ability to compete in the marketplace pending resolution of the disputed matters. The Company's inability to obtain necessary licenses or its involvement in disputes or proceedings concerning patent rights could have a material adverse effect on the business, financial condition and results of operations of the Company.



     As the biotechnology industry expands and more patents are issued, the risk increases that the Company's product and potential products may give rise to claims that they infringe the patents of others. Such other persons or entities could bring legal actions against the Company claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected products. Any such litigation could result in substantial cost to the Company and a diversion of effort by the Company's management and technical personnel. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. Failure to obtain needed patents, licenses or proprietary information held by others may have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if the Company becomes involved in litigation, it could consume a substantial portion of the Company's time and resources.

     The Company also relies on trade secret protection for its confidential and proprietary information. However, trade secrets are difficult to protect and there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology or that the Company can meaningfully protect its rights to unpatented trade secrets. The Company requires its consultants and advisors to execute a confidentiality agreement upon the commencement of a consulting relationship with the Company, and requires each of its key employees to enter into a similar confidentiality agreement. Such agreements generally provide that all trade secrets and inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's proprietary information in the event of unauthorized use or disclosure of such information.

     To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to the Company's proposed projects, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company. Certain of the Company's consultants are employed by or have consulting agreements with third parties and any inventions discovered by any such individual generally will not become property of the Company. The occurrence of one or more of the foregoing events may have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Key Personnel and Consultants. The Company is dependent on certain of its executive officers. Mr. Michael C. Walker, the Company's co-founder, President and Chief Executive Officer, and Mr. Richard Onyett, the Company's Senior Vice President -- Corporate Development, share management responsibility for corporate operations, business and market development, direction of clinical programs and contract negotiation. In addition, the Company is highly dependent on the principal members of its scientific and management staff, and the loss of any of their services might significantly delay or prevent the achievement of research, development, or business objectives. The Company does not maintain key-man life insurance with respect to any of its employees; however, the Company will be required to use its best efforts to obtain key man life insurance in the amount of $2 million for one or more of the Company's principal executive officers, in accordance with the terms of the Underwriting Agreement. There can be no assurance that the Company will be able to obtain such insurance on commercially reasonable terms, if at all. The Company does not have an employment agreement with any member of management other than Michael C. Walker. See "Management -- Employment Agreements." The loss of the services of any of these key personnel or other key employees of the Company could have a material adverse effect on the Company. Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of certain of such persons, or an inability to attract, retain and motivate additional highly skilled employees, could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to retain its existing personnel or attract and retain additional qualified employees. In addition, the Company may experience increased compensation costs in order to compete for skilled employees. See "Management."

     The Company is also dependent, in part, upon the continued contributions of the lead investigators of the Company's sponsored research programs. The Company also relies on consultants and advisors, including the members of its Scientific Advisory Board, to assist the Company in formulating its research and development strategy. Retaining and attracting qualified personnel, consultants and advisors is critical to the Company's success. In addition, the Company's scientific consultants and collaborators may have commitments to or consulting or advisory agreements with other entities that may affect their ability to contribute to the Company or may be competitive with the Company. See "Management."

     In order to pursue its product development and marketing and sales plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation, manufacturing, and marketing and sales. The Company faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms, if at all, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.


     Risk of Product Liability; Availability of Insurance. The use of the Company's product and potential products in clinical trials and the marketing of any pharmaceutical products may expose the Company to product liability claims. The Company has obtained a level of liability insurance coverage that it deems appropriate for its current stage of development. However, there can be no assurance that the Company's present insurance coverage is adequate. Such existing coverage will not be adequate as the Company further develops products, and no assurance can be given that in the future adequate insurance coverage will be available in sufficient amounts or at a reasonable cost. A successful product liability claim could have a material adverse effect on the business and financial condition of the Company.



     Uncertainty Related to Health Care Reimbursement and Reform Measures. In both United States and foreign markets, sales of the Company's product and proposed products and the Company's success will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care. Over the past decade, the cost of health care has risen significantly, and there have been numerous proposals by legislators, regulators and third-party health care payors to curb these costs. Some of these proposals have involved limitations on the amount of reimbursement for certain products. There can be no assurance that similar Federal or state, or foreign, health care legislation will not be adopted in the future, that any products sought to be commercialized by the Company or its collaborators will be considered cost-effective, or that adequate third-party insurance coverage will be available for the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in product development. Moreover, the existence or threat of cost control measures could have an adverse effect on the willingness or ability of licensees to pursue research and development programs related to the Company's product candidates. The Company cannot predict the effect that private sector or governmental health care reforms may have on its business, and there can be no assurance that any such reforms will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in both the United States and elsewhere, sales of prescription drugs are dependent in part on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's product or proposed products will be considered cost-effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change. Adoption of such legislation could further limit reimbursement for medical products and services. As a result, the Company may elect not to market its product or its future products in certain markets.



     Lack of Manufacturing Experience; Reliance on Contract Manufacturers and Suppliers. The Company does not have facilities to manufacture and produce its compounds for preclinical, clinical or commercial purposes. Valstar(TM) has never been manufactured for commercial purposes, and there can be no assurance that Valstar(TM) can be manufactured at a cost or in quantities necessary to make it commercially viable. The Company has put in place arrangements with contract manufacturers to produce Valstar(TM). If the contract manufacturers are unable to manufacture Valstar(TM) on acceptable terms, or encounter delays or difficulties, sales of Valstar(TM) for treatment of the FDA Approved Indication would be delayed, and the Company's preclinical and human clinical testing schedule with respect to additional indications would be delayed, resulting in delay of the market introduction and subsequent sales of Valstar(TM). These delays could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, Anthra's contract manufacturers must supply all necessary documentation in support of any of the Company's sNDAs, on a timely basis and must adhere to, among other requirements, cGMP enforced by the FDA through its facilities inspection program, and such other requirements imposed by other regulatory authorities. If these facilities cannot pass a pre-approval plant inspection, the FDA approval of any additional indications for Valstar(TM) will not be granted, and such failure to obtain approval would have a material adverse effect on the Company's business, financial condition and results of operations.


     Valstar(TM) is or has been manufactured in bulk powder form ("Valstar(TM) Drug Substance") for the Company by Sicor S.p.A., a subsidiary of Gensia Sicor Inc., in Rho (Milan), Italy and by Omnichem S.A. ("Omnichem"), which is also owned by a larger parent company, in Louvain-la-Neuve, Belgium. Both of these companies are independent of one another. The Company has in place a long-term supply agreement with Genchem Pharma Ltd., a subsidiary of Gensia Sicor Inc., which agreement is guaranteed by Gensia Sicor Inc. (together with Sicor S.p.A. and Genchem Pharma Ltd., "Gensia Sicor"). Valstar(TM) is manufactured in finished dosage form in vials ("Valstar(TM) Drug Product") by Ben Venue Laboratories, Inc. ("Ben Venue"). Ben Venue is owned by Boeheringer Ingelheim of Germany. The Company has no written supply agreement with Ben Venue, although the terms and conditions of such an agreement are being negotiated. There can be no assurance that any of these suppliers can be compelled to make Valstar(TM) as a Valstar(TM) Drug Substance or a Valstar(TM) Drug Product available to the Company in the required quantities. There can be no assurance that the Company will be able to identify and contract with alternative contract manufacturers for its Valstar(TM) Drug Substance or Valstar(TM) Drug Product requirements in the event that these suppliers are unable or unwilling to manufacture sufficient quantities of Valstar(TM). The Company would incur significant costs and delays to qualify an alternative manufacturer, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's failure to meet its supply requirements pursuant to certain of its licensing agreements could result in significant monetary penalties being imposed on the Company. The availability and price of Valstar(TM) may be subject to curtailment or change due to limitations that may be imposed under governmental regulations, suppliers' allocations to meet demand of other purchasers, interruptions in production by suppliers and market and other events and conditions, which could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Products and Markets."


     Bonefos(R) is manufactured by Leiras Oy of Helsinki, Finland, an affiliate of Schering AG, Germany, for distribution in 56 countries outside of the United States. Bonefos(R) has never been manufactured for commercial purposes for the United States market, and there can be no assurance that Bonefos(R) can be manufactured for sale and use in the United States at a cost or in quantities necessary to make it commercially viable. Pursuant to the Bonefos Agreements, Leiras Oy has undertaken to supply the Company with Bonefos(R) for sale in the United States, subject to certain conditions including the failure of Berlex to exercise its option to acquire such rights. If Leiras Oy is unable to manufacture Bonefos(R) on acceptable terms or encounters delays or difficulties, the Company's human clinical testing schedule would be delayed, resulting in delay of the market introduction and subsequent loss of sales revenue (or, in the event Berlex exercises its acquisition option, royalty revenue) for Anthra. This could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, Leiras Oy also has the obligation to supply all necessary documentation in support of the Company's Bonefos(R) NDA and sNDAs on a timely basis and adhere to cGMP regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval inspection, the FDA approval of Bonefos(R) would not be granted. Such failure could have a material adverse effect on the Company's business, financial condition and results of operations.


     Hazardous Materials. The Company's research and development involves the controlled use of hazardous, controlled and radioactive materials by certain of its contractors. In addition, the Company's product Valstar(TM) in its final form is a hazardous and a controlled substance with risks of contamination and injury unless utilized in the prescribed method. The Company and its contractors are subject to Federal, state, local and foreign laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products therefrom. Although the Company believes that the safety procedures of the Company and its contractors for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could have a material adverse effect on the Company.

     Risks Associated with International Operations and Foreign Currency Fluctuations. The Company's international operations are anticipated to comprise a substantial percentage of the Company's net revenue in the future and, accordingly, the Company is subject to risks associated with international operations. Such risks include managing a multinational organization, fluctuations in currency exchange rates, the burden of complying with international laws and other regulatory and product certification requirements and changes in such laws and requirements, tariffs and other trade barriers, import and export controls, restrictions on the repatriation of funds, inflationary conditions, staffing, employment and severance issues, political and economic instability and longer payment cycles in certain countries. The inability to effectively manage these and other risks could adversely affect the Company's business, financial condition and results of operations.

     The Company has a clinical development facility in the United Kingdom operated by Anthra UK, the operating expenses of which are also subject to the effects of fluctuations in currency exchange rates. The Company generally does not engage in hedging transactions which could partially offset the effects of fluctuations in currency exchange rates. Additional financial exposure may result due to the timing of transactions and movement of exchange rates. See "Business -- Products and Markets."


     Euro Conversion. Beginning in January 1999, a new currency called the "euro" is scheduled to be introduced in certain European countries that are part of the Economic and Monetary Union ("EMU"). During 2002, all EMU countries are expected to be operating with the euro as their single currency. A significant amount of uncertainty exists as to the effect the euro will have on the marketplace. Additionally, all of the final rules and regulations have not yet been defined and finalized by the European Commission with regard to the euro currency. The Company is assessing the effect the euro introduction will have on its internal systems and the sale of its products. The Company expects to take appropriate actions based on the results of such assessment. The Company has not yet determined the cost related to addressing this issue and there can be no assurance that this issue will not have a material adverse effect on the Company's business, results of operations and financial condition.


     Management of Growth. The Company has recently experienced, and expects to continue to experience, significant growth in the number of its employees and the scope of its operations. This growth has placed, and may continue to place, a significant strain on the Company's management and operations. Should the Company acquire any additional products by the end of 1999, the Company may experience a large and immediate growth in its employees and operations. The Company's ability to manage effectively such growth will depend upon its ability to broaden its management team and its ability to attract, hire and retain skilled employees. The Company's success will also depend on the ability of its officers and key employees to continue to implement and improve its operational, management information and financial control systems and to expand, train and manage its employee base. These demands are expected to require the addition of new management personnel and development of additional expertise to existing management personnel. In addition, if Anthra reaches the point where its activities require additional expertise in clinical testing, in obtaining regulatory approvals, and in production and marketing, there will be increased demands on Anthra's resources and infrastructure. There can be no assurance that the Company will be able to effectively manage the expansion of its operations or that its systems, procedures or controls will be adequate to support the Company's products or proprietary technology. There can be no assurance that the Company will be successful in adding technical personnel as needed to meet the staffing requirements of the Company's current strategic collaborations or any additional collaborative relationships into which the Company may enter. Any such inability to manage growth could have a material adverse effect on the Company's business, financial condition and results of operations.

     Risks Associated With Potential Acquisitions. The Company may acquire or make substantial investments in complementary businesses, technologies or products in the future. Any such acquisition or investment would entail various risks, including the difficulty of integrating the technologies, operations and personnel of the acquired business, technology or product, the potential disruption of the Company's ongoing business and, generally, the potential inability of the Company to obtain the desired financial and strategic benefits from the acquisition or investment. These factors could have a material adverse effect on the Company's business, financial condition and results of operations. Future acquisitions and investments by the Company could also result in substantial cash expenditures, potentially dilutive issuances of equity securities, the incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could adversely affect the Company's business, financial condition and results of operations.


     Potential Adverse Market Impact of Shares Eligible for Future Sale; Registration Rights. Sales of a substantial number of shares of the Company's securities in the public market following the Offering could have an adverse effect on the price of the Company's securities. Upon completion of the Offering, the Company will have 6,855,183 shares of Common Stock outstanding (7,155,183 if the Underwriter's over-allotment option is exercised in full). Of these shares, the 2,000,000 shares included in the Units sold in the Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). However, the shares of Common Stock included in the Units will not be traded on The Nasdaq SmallCap Market until the Separation Date. The remaining 4,855,183 shares of Common Stock are "restricted securities" as that term is defined under Rule 144 under the Securities Act, and were issued and sold by the Company in reliance on exemptions from registration under the Securities Act. These restricted shares may not be sold in the public market unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as Rule 144, 144(k) or 701. Beginning 90 days after the date of this Prospectus, approximately 4,855,183 restricted securities will become eligible for sale in the public market pursuant to Rule 144 and Rule 701 under the Securities Act. Additional shares of Common Stock will become eligible for resale in the public market at subsequent dates, including after the Separation Date, including the shares of Common Stock issuable upon the exercise of the Warrants, the Underwriter's Warrant and the Warrants issuable thereunder.


     The Company has represented to the Underwriter that it will obtain from substantially all of the Company's stockholders certain lock-up agreements, pursuant to which such stockholder will agree not, directly or indirectly, sell, offer for sale, grant any option for the sale of or otherwise dispose of their shares for a period commencing on the date of this Prospectus and ending on the last day of the 13th month after the closing date of the Offering without the prior written consent of the Underwriter. There can be no assurance that the Company will be able to obtain such agreements from the stockholders. The Company has agreed with the Underwriter that it will not file any registration statement to register any of the securities granted or issued under the Company's 1990 Stock Plan, as amended, during the 13 months following the closing date of the Offering without the Underwriter's prior written consent. See "Management -- 1990 Stock Plan" and "Shares Eligible for Future Sale."


     Pursuant to the Underwriting Agreement, it is a condition to the Offering that the Company obtain the agreement of all holders of Preferred Stock to convert their shares of Preferred Stock to Common Stock upon the consummation of the Offering.



     Upon completion of the Offering, holders of 4,554,683 shares of the Company's Common Stock will be entitled to certain rights with respect to registration of such shares for offer or sale to the public. Pursuant to the Underwriting Agreement, it is a condition of the Offering that the holders of the foregoing registration rights waive their rights to include such securities in the Offering and for a period of 13 months from the closing date of the Offering. See "Description of Securities -- Registration Rights."


     The Warrants are exercisable on the Separation Date. The Underwriter's Warrant is exercisable after the one-year period following the date hereof. The exercise of the Warrants and the Underwriter's Warrant (and the Warrants included as part thereof) will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of securities underlying the Underwriter's Warrant and Warrants may adversely affect prevailing market prices. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Underwriter's Warrant and Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriter's Warrant and Warrants.

     Lack of Current Specific Plans for Unallocated Offering Proceeds. The principal purposes of the Offering are to increase the Company's capitalization and financial flexibility and to expand the Company's current corporate facilities and infrastructure. The Company currently does not have specific plans for all of the net proceeds from the Offering. The Company expects to use such proceeds for general corporate purposes, including working capital, product development, capital expenditures and possible acquisitions. The amounts expended for each purpose and the timing of such expenditures may vary depending upon numerous factors. Consequently, the Company will have broad discretion in determining the amount and timing of expenditures and in using the unallocated proceeds of the Offering, and there can be no assurance that the Company will use such discretion effectively or in a manner that will not result in a material adverse effect on the Company's business, financial condition and results of operation. See "Use of Proceeds."


     Absence of Prior Trading Market; Possible Volatility of Stock Price. Prior to the Offering, there has been no public market for the Units, the Common Stock or the Warrants and there is no assurance that an active market will develop or be sustained after the Offering or the Separation Date, as the case may be. Until the Separation Date, the Common Stock and the Warrants will not be included for quotation on The Nasdaq SmallCap Market. The initial public offering price of the Units, and the exercise price and other terms of the Warrants, will be determined through negotiations among the Company and the Underwriter and may bear no relationship to the price at which the Units, the Common Stock or the Warrants will trade upon completion of the Offering or the Separation Date, as the case may be. See "Underwriting." It is likely that the market price of the securities offered hereby, like that of the capital stock of many other pharmaceutical companies at a similar stage of development, will be highly volatile. Factors such as the results of preclinical studies and clinical trials by the Company or its competitors, announcements of technological innovations or new commercial therapeutic products by the Company or its competitors, governmental regulation, changes in reimbursement policies, healthcare legislation, developments in patent or other proprietary rights, developments in the Company's relationships with future collaborative partners, if any, public concern as to the safety and efficacy of drugs developed by the Company, fluctuations in the Company's operating results, and general market conditions may have a significant impact on the market price of the securities offered hereby.



     No assurance can be given that the market price of the Company's Common Stock will exceed the exercise price of the Warrants at any time during their exercise period.



     Dilution. The initial public offering price is substantially higher than the tangible book value per share of the Common Stock. Investors purchasing shares of Common Stock included in the Units will therefore suffer immediate and substantial dilution. Assuming the Company is successful in obtaining from all of the holders of Preferred Stock agreements to convert all of their shares of Preferred Stock into the same number of shares of Common Stock upon the closing of the Offering and after giving effect to the resultant Preferred Stock Conversion and the sale by the Company of the 2,000,000 Units offered hereby at an assumed initial public offering price of $5.00 per Unit (and, for purposes of this calculation, ascribing no value to the Warrants) and the receipt by the Company of the estimated net proceeds therefrom, investors in this Offering will experience immediate dilution of $4.77 per share. It is a non-waivable condition of the Offering pursuant to the Underwriting Agreement that the Company obtain such conversion agreements from the holders of the Preferred Stock. See "Dilution."



     Redemption of Warrants. The Warrants offered hereby are redeemable, in whole or in part, at a price of $0.10 per Warrant, commencing 15 months from the date of this Prospectus upon at least 30 days' prior written notice of such redemption to the holders of the Warrants, provided that (i) the last sales price of the Common Stock as reported on The Nasdaq SmallCap Market (or, if not then so listed, as otherwise provided in the Unit and Warrant Agreement between the Company and American Stock Transfer & Trust Company (the "Warrant Agreement")) has been at least $9.00 per share for 20 consecutive trading days ending within 10 days of the date on which the notice of redemption is given and
(iii) there is a current registration statement covering the resale of the underlying shares of Common Stock. The Company has agreed to use all commercially reasonable efforts to either (i) keep this Registration Statement effective through the Effective

Deadline (as defined in the Warrant Agreement) or until such time as no Warrants are outstanding or (ii) cause a registration statement with respect to the shares of Common Stock underlying the Warrants to be effective from the Separation Date through the Effective Deadline or until such time as no Warrants remain outstanding. Holders of the Warrants may exercise their Warrants after the Separation Date until the earlier to occur of (i) the fifth anniversary of the effective date of the Registration Statement of which this Prospectus forms a part and (ii) the close of the business day immediately preceding the date fixed for redemption. Notice of redemption of the Warrants could force holders to exercise the Warrants and pay the exercise price therefor at time when it may be disadvantageous for them to do so, sell the Warrants at the current market price when they might otherwise wish to hold the Warrants or accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Warrants."


     Possible Adverse Effect of Penny Stock Regulations on the Liquidity of the Company's Securities. The Company has applied for listing of the Units, the Common Stock and the Warrants on The Nasdaq SmallCap Market. In the absence of the Common Stock being quoted on The Nasdaq SmallCap Market and if the Common Stock is not listed on another exchange, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") if the Common Stock is a "penny stock." Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.



     The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on The Nasdaq SmallCap Market, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.



     If the Company's securities were to become subject to the regulations applicable to penny stocks, the market liquidity for the securities would be severely affected, limiting the ability of broker-dealers to sell the securities and the ability of purchasers in this Offering to sell their securities in the secondary market. There can be no assurance that trading in the securities will not be subject to these or other regulations that would adversely affect the market for such securities.



     Nasdaq Eligibility and Maintenance Requirements; Possible Delisting of Units, Common Stock and Warrants from The Nasdaq SmallCap Market. Prior to this Offering, there has been no established public trading market for the Company's Units, Common Stock or Warrants and there is no assurance that a public trading market for the Company's securities will develop after the completion of this Offering. If a trading market does in fact develop for the securities offered hereby, there can be no assurance that it will be sustained.



     In order to qualify for initial quotation of securities on The Nasdaq SmallCap Market, an issuer, among other things, must have at least $4,000,000 in net tangible assets, $5,000,000 in market value of public float and a minimum bid price of $4.00 per share. For continued listing, an issuer, among other things, must have $2,000,000 in net tangible assets, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy The Nasdaq SmallCap Market's maintenance criteria in the future, its Units, Common Stock and Warrants may be delisted from The Nasdaq SmallCap Market. In such event, trading, if any, in the Company's Units, Common Stock or Warrants, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "OTC Bulletin Board Service." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's Units, Common Stock or Warrants.



     Underwriter's Influence on the Market. A significant amount of the Units, Common Stock and Warrants offered may be sold to customers of the Underwriter. Such customers subsequently may engage in transactions for the sale or purchase of such securities and may otherwise effect transactions in such securities. If they participate in the market, the Underwriter may exert substantial influence on the market, if one develops, for the Units, Common Stock and Warrants. Such market-making activity may be discontinued at any time. The price and liquidity of the Units, Common Stock and Warrants may be significantly affected by the degree, if any, of the Underwriter's participation in such market.



     Limited Experience of Underwriter. The Underwriter has acted as lead underwriter in connection with one prior firm commitment public offering and has acted as co-manager in two prior firm commitment public offerings. No assurance can be given that Janssen/Meyers Associates' limited public offering experience will not affect the subsequent development of a trading market. Investors should consider this lack of public offering experience in making an investment decision.


     Current Prospectus and State Blue Sky Registration Required to Exercise Warrants. Holders of the Warrants will be able to sell the shares of Common Stock issuable upon exercise of the Warrants only if a current registration statement relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the applicable state or states. The Company has undertaken and intends to file and keep current a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify such shares of Common Stock for sale in those states where the Units are to be offered, there is no assurance that such qualification will occur. The Warrants may be deprived of any value if the current registration statement covering the shares underlying the Warrants is not effective and available or such underlying shares are not or cannot be registered in the applicable states. See "Description of Securities -- Warrants."

     Control by Existing Stockholders; Anti-Takeover Provisions. Upon the closing of the Offering, the Company's Directors and executive officers will, in the aggregate, beneficially own approximately 15.3% of Anthra's outstanding shares of Common Stock (approximately 14.7% if the Underwriter's over-allotment option is exercised in full). See "Principal Stockholders." Accordingly, these stockholders, acting together, will be able to control many matters requiring approval by the stockholders of the Company, including the election of Directors. Moreover, the Company anticipates that its Amended and Restated Certificate of Incorporation, as amended, and as in effect on the consummation of the Offering (the "Amended Certificate of Incorporation"), will not provide for cumulative voting with respect to the election of Directors. Consequently, the present Directors and executive officers would be able to exercise substantial influence over the election of the members of the Board of Directors. Such concentration of ownership could have an adverse effect on the price of the securities offered hereby or have the effect of delaying or preventing a change in control of the Company. In addition, certain provisions of Delaware law and the Amended Certificate of Incorporation could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Anthra. Such provisions could limit the price that certain investors might be willing to pay in the future for the securities offered hereby. These provisions of Delaware law and the Amended Certificate of Incorporation may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such transactions may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price. One of the provisions in the Amended Certificate of Incorporation allows the Company to issue preferred stock without any vote or further action by the stockholders. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. See "Business," "Management," "Principal Stockholders," and "Description of Capital Stock -- Preferred Stock" and "-- Anti-Takeover Law."

     Year 2000 Issues. In the Year 2000, many existing computer programs that use only two digits (rather than four) to identify a year in the date field could fail or create erroneous results if not corrected. This computer program flaw is expected to affect virtually all companies and organizations. The Company believes that its internal systems are Year 2000 compliant. However, the failure of third parties with which the Company does business to remediate their Year 2000 problems could have a material adverse impact on the operations of the Company.

                                USE OF PROCEEDS


     The 2,000,000 Units offered hereby are comprised of 2,000,000 shares of Common Stock and 2,000,000 Warrants. The net proceeds to the Company from the sale of the 2,000,000 Units offered hereby, after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $7.8 million ($9.1 million if the Underwriter's over-allotment option is exercised in full) based upon an assumed initial public offering price of $5.00 per Unit. The Company anticipates that such net proceeds, together with its other available cash and cash equivalents, will be used as follows: (i) approximately $2.5 million for payments for rights to Bonefos(R); (ii) approximately $100,000 to the Underwriter as a prepayment for a three year consulting agreement (the "Consulting Agreement"); and (iii) the balance for development of its products (including obtaining additional regulatory approvals for Valstar(TM) and regulatory approvals for Bonefos(R)), potential additional product acquisitions and general corporate purposes. See "Underwriting." While the Company engages from time to time in discussions with respect to potential acquisitions, the Company has no current plans, commitments or agreements with respect to any such acquisitions as of the date of this Prospectus. Pending such uses, the Company intends to invest the net proceeds from the Offering in United States government securities and investment-grade, interest-bearing instruments.


     The foregoing represents the Company's present intentions with respect to the allocation of proceeds of the Offering based upon its present plans and business conditions. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds of the Offering in a manner other than as described in this Prospectus. See "Risk Factors -- Lack of Current Specific Plans for Unallocated Offering Proceeds."

                                DIVIDEND POLICY

     The Company has never paid any cash dividends on its Common Stock. The Company currently intends to retain all future earnings, if any, to finance the operations and expansion of the Company's business and therefore does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's ability to pay dividends may be affected by financing arrangements which the Company may enter into in the future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1998, (i) on an actual basis, (ii) on a pro forma basis to reflect an assumed Preferred Stock Conversion and (iii) on a pro forma as adjusted basis to give effect to the Preferred Stock Conversion and the sale by the Company of the 2,000,000 Units offered hereby, at an assumed initial public offering price of $5.00 per Unit, less underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                   AS OF JUNE 30, 1998
                                                       --------------------------------------------
                                                                                       PRO FORMA
                                                        ACTUAL      PRO FORMA(3)     AS ADJUSTED(3)
                                                       --------    --------------    --------------
                                                                    (UNAUDITED)       (UNAUDITED)
                                                                   (IN THOUSANDS)
Contingent stock obligation(1).......................  $  8,000       $  8,000          $  8,000
                                                       --------       --------          --------
Mandatorily redeemable convertible preferred stock
  (Series A, B and C Convertible Preferred Stock) at
  redemption value (which includes accreted dividends
  of $3,423,057); $0.01 par value: 3,150,588 shares
  authorized, issued and outstanding, actual (none
  issued and outstanding on a pro forma and pro forma
  as adjusted basis).................................    11,623             --                --
                                                       --------       --------          --------
Stockholders' equity (deficit):
  Convertible preferred stock (Series D Convertible
     Preferred Stock); $0.01 par value: 639,095
     shares authorized, issued and outstanding,
     actual (none issued and outstanding on a pro
     forma and pro forma as adjusted basis)..........         6             --                --
  Common stock, $0.01 par value: 15,000,000 shares
     authorized 1,065,500, 4,855,183 and 6,855,183
     shares issued and outstanding on an actual, pro
     forma and pro forma as adjusted basis,
     respectively)(2)................................        11             49                69
  Additional paid-in capital.........................     8,675         20,266            28,046
  Deferred compensation..............................      (925)          (925)             (925)
  Deficit accumulated during the development stage...   (25,616)       (25,616)          (25,616)
                                                       --------       --------          --------
Total stockholders' equity (deficit).................   (17,849)        (6,226)            1,574
                                                       --------       --------          --------
Total capitalization.................................  $  1,774       $  1,774          $  9,574
                                                       ========       ========          ========

---------------
(1) See Note 5 of Notes to Consolidated Financial Statements.


(2) Does not include (a) 1,535,487 shares of Common Stock issuable upon exercise of stock options outstanding at June 30, 1998, with a weighted average exercise price of $3.01 per share (of which options to purchase 254,500 shares of Common Stock at an exercise price of $8.00 per share were, on October 15, 1998, exchanged for options to purchase 254,500 shares of Common Stock at an exercise price of $5.00 per share), of which options to purchase 509,787 shares of Common Stock were then exercisable (see "Management") (since June 30, 1998, options to purchase 130,000 shares of Common Stock have been granted at an exercise price of $5.00 per share, and options to purchase 235,032 shares of Common Stock have been cancelled, resulting in a net decrease of 105,032 shares of Common Stock underlying outstanding options), (b) certain stock options to purchase Common Stock or Series D Convertible Preferred Stock which may be granted to Nycomed pursuant to the Nycomed Agreement (see "Business -- Products and Market -- Valstar(TM):
    Licensing Agreements"), (c) 2,000,000 shares of Common Stock issuable upon exercise of the Warrants, and (d) 400,000 shares of Common Stock issuable on the exercise of the Units underlying the Underwriter's Warrant and the Warrants underlying such Units.



(3) The Company is in the process of obtaining agreements from all of the holders of Preferred Stock to convert all of their shares of Preferred Stock into the same number of shares of Common Stock upon the closing of the Offering, which is a non-waivable condition of the Offering pursuant to the Underwriting Agreement. The amounts presented assume that the Company obtains the conversion agreements from each holder of Preferred Stock and the resultant conversion of all issued and outstanding shares of Preferred Stock into 3,789,683 shares of Common Stock effective upon the closing of the Offering.

                                    DILUTION

     The pro forma net deficit in tangible book value of the Company as of June 30, 1998, was $(7,108,000), or $(1.46) per share of Common Stock. Pro forma net deficit in tangible book value per share represents the Company's total tangible assets less total liabilities, divided by 4,855,183 shares of Common Stock outstanding (assuming the Company is successful in obtaining from all of the holders of Preferred Stock agreements to convert all of their shares of Preferred Stock into the same number of shares of Common Stock upon the closing of the Offering and after reflecting the resultant Preferred Stock Conversion). After reflecting the resultant Preferred Stock Conversion and the sale by the Company of 2,000,000 Units in this Offering at the initial offering price (attributing no value to the Warrants) and after deducting the underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the Company as of June 30, 1998 would have been $1,574,000, or $0.23 per share. This amount represents an immediate increase in pro forma net tangible book value of $1.69 per share to existing stockholders and the immediate dilution in net tangible book value of $4.77 per share to new investors purchasing shares of Common Stock included in the Units in the Offering. Dilution per share to new investors represents the difference between the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering and the amount per share paid by purchasers of shares of Common Stock included in the Units in the Offering. The following table illustrates the per share dilution:

Initial public offering price per share.....................            $ 5.00
  Pro forma net deficit in tangible book value per share at
     June 30, 1998..........................................  $(1.46)
  Increase per share attributable to new investors..........    1.69
                                                              ------
Pro forma net tangible book value per share after the
  Offering..................................................              0.23
                                                                        ------
Dilution per share to new investors.........................            $ 4.77
                                                                        ======

     The following table summarizes, on a pro forma basis as of June 30, 1998, the differences between the existing stockholders (assuming the Company is successful in obtaining from all of the holders of Preferred Stock agreements to convert all of their shares of Preferred Stock into the same number of shares of Common Stock upon the closing of the Offering and after reflecting the resultant Preferred Stock Conversion) and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid, at the assumed initial public offering price of $5.00 per Unit (attributing no value to the Warrants) before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                                            TOTAL
                              SHARES PURCHASED        CONSIDERATION PAID
                            --------------------    ----------------------        AVERAGE
                             NUMBER      PERCENT      AMOUNT       PERCENT    PRICE PER SHARE
                            ---------    -------    -----------    -------    ---------------
Existing stockholders.....  4,855,183       71%     $18,852,750       65%         $ 3.88
New investors.............  2,000,000       29%     $10,000,000       35%         $ 5.00
                            ---------      ---      -----------      ---
Total.....................  6,855,183      100%     $28,852,750      100%
                            =========      ===      ===========      ===


     The Company is in the process of obtaining agreements from all of the holders of Preferred Stock to convert all of their shares of Preferred Stock to the same number of shares of Common Stock upon the closing of the Offering, which is a non-waivable condition of the Offering pursuant to the Underwriting Agreement.



     The foregoing computations do not include (a) 1,535,487 shares of Common Stock issuable upon exercise of stock options outstanding at June 30, 1998, with a weighted average exercise price of $3.01 per share (of which options to purchase 254,500 shares of Common Stock at an exercise price of $8.00 per share were, on October 15, 1998, exchanged for options to purchase 254,500 shares of Common Stock at an exercise price of $5.00 per share), of which options to purchase 509,757 shares of Common Stock were then exercisable (see "Capitalization" and "Management") (since June 30, 1998, options to purchase 130,000 shares of Common Stock have been granted at an exercise price of $5.00 per share, and options to purchase

235,032 shares of Common Stock have been cancelled, resulting in a net decrease of 105,032 shares of Common Stock underlying outstanding options), (b) certain stock options to purchase Common Stock or Series D Convertible Preferred Stock which may be granted to Nycomed pursuant to the Nycomed Agreement (see
"Business -- Products and Market -- Valstar(TM): Licensing Agreements"), (c) 2,000,000 shares of Common Stock issuable upon exercise of the Warrants, and (d) 400,000 shares of Common Stock issuable on the exercise of the Units underlying the Underwriter's Warrant and the Warrants underlying such Units.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected consolidated financial data for each of the years in the three year period ended June 30, 1998 and as of June 30, 1997 and 1998 have been derived from consolidated financial statements of the Company which have been audited by KPMG Peat Marwick LLP, independent certified public accountants, included elsewhere in this Prospectus. The selected financial data for the years ended June 30, 1994 and 1995, for the period from June 25, 1985 (inception) to June 30, 1998 and as of June 30, 1994, 1995 and 1996 have been derived from unaudited (except for the year ended June 30, 1995 and as of June 30, 1995 and 1996, which have been audited) financial statements of the Company which are not included in this Prospectus. The selected consolidated financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus. The Independent Auditors' Report covering the June 30, 1998 consolidated financial statements included elsewhere herein, contains an explanatory paragraph which states that the Company's recurring losses from operations, net capital deficiency and insufficient working capital raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                                                                              FOR THE PERIOD FROM
                                                                   YEARS ENDED JUNE 30,                          JUNE 25, 1985
                                                -----------------------------------------------------------     (INCEPTION) TO
                                                   1994          1995        1996       1997        1998         JUNE 30, 1998
                                                -----------   -----------   -------   ---------   ---------   -------------------
                                                (UNAUDITED)                                                       (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue.......................................    $    --     $        --   $ 2,171   $   1,688          --        $  3,859
Operating Expenses:
  Research and development....................      2,418           2,591     3,649       6,610       9,212          26,824
  General and administrative..................         71             121       523         682       1,894           3,505
                                                  -------     -----------   -------   ---------   ---------        --------
Total operating expenses......................      2,489           2,712     4,172       7,292      11,106          30,329
Other income (expense)........................         37              94       111         139         359             854
                                                  -------     -----------   -------   ---------   ---------        --------
Net loss......................................    $(2,452)    $    (2,618)  $(1,890)  $  (5,465)  $ (10,747)       $(25,616)
                                                  =======     ===========   =======   =========   =========        ========
Net loss allocable to common stockholders.....    $(2,874)    $    (3,271)  $(2,543)  $  (6,118)  $ (11,400)       $(29,039)
                                                  =======     ===========   =======   =========   =========        ========
Basic and diluted net loss per share allocable
  to common stockholders(1)...................    $ (4.02)    $     (4.24)  $ (3.01)  $   (5.79)  $  (10.70)
Shares used in computing basic and diluted net
  loss per share allocable to common
  stockholders(1).............................        716             771       844       1,057       1,066

                                                                                   AS OF JUNE 30,
                                                              ---------------------------------------------------------
                                                                 1994         1995       1996        1997        1998
                                                              -----------    -------    -------    --------    --------
                                                              (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents ..................................    $ 3,391      $ 1,273    $ 1,713    $    795    $  2,912
Working capital (deficit)...................................      3,420          827      1,908        (598)        635
Total assets................................................      3,580        1,322      2,732         915       4,100
Contingent stock obligation.................................         --           --         --          --       8,000
Mandatorily redeemable convertible preferred stock..........      9,011        9,664     10,317      10,970      11,623
Convertible preferred stock.................................         --           --          3           3           6
Deficit accumulated during the developmental stage..........     (4,897)      (7,515)    (9,404)    (14,869)    (25,616)
Total stockholders' deficit.................................     (5,558)      (8,795)    (8,330)    (11,486)    (17,849)

---------------
(1) See Note 2 of Notes to Consolidated Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. This Prospectus, including the following discussion, contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus. Unless otherwise indicated, all references to years in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" refer to the fiscal years of the Company ended June 30.

OVERVIEW


     Anthra is a specialized pharmaceutical company engaged in managing clinical development and obtaining approval of NDAs and sNDAs for a portfolio of its proprietary cancer drugs. The Company's current drug product is for the treatment of certain patients with BCG-refractory CIS, a form of superficial bladder cancer, and its current drug candidates are for the treatment of patients with papillary bladder cancer, ovarian and prostatic cancer, and complications from metastatic cancer (hypercalcemia and lytic bone disease). The Company's strategy is to develop only late stage drug candidates, thereby improving the likelihood of successfully obtaining NDA/sNDA and equivalent foreign approvals. The Company directs its search for oncology drug candidates toward selected large pharmaceutical companies, because of the difficulty many of these companies have experienced in managing oncology projects, and at biotechnology and early stage discovery companies that lack clinical and regulatory proficiency. To maximize the return on its investment in each drug, Anthra seeks approvals for multiple disease indications for each product and directly manages both its United States and foreign clinical programs and regulatory submissions. At the present time, Anthra has entered into three marketing agreements for Valstar(TM) and one for Bonefos(R), each with a major multinational drug company. The agreements for Valstar(TM) provide potential equity investment, licensing and development fees and milestone payments of up to $42.9 million (of which $24.4 million has been paid to date), plus additional royalty and supply payments. Under the Bonefos Agreements, the Company may receive up to $21 million if, upon FDA approval of an NDA for Bonefos(R), Berlex exercises the option to acquire from the Company the exclusive right to market Bonefos(R) in the United States, plus additional royalty payments.



     To date, the Company has not received any revenue from the sale of products, and other than the FDA's approval of Valstar(TM) for the FDA Approved Indication, no product candidate of the Company has been approved. The Company has received a non-refundable $8 million payment pursuant to the Company's Development Agreement with Medeva (the "Medeva Agreement"), which has been recorded as a contingent stock obligation at June 30, 1998, and a $200,000 license fee from Almirall pursuant to the Exclusive License Agreement, dated as of April 17, 1997, between Anthra and Almirall (f/k/a Prodesfarma, S.A.) (the "Almirall Agreement"). Due to the Company's attainment of FDA approval for the FDA Approved Indication on September 25, 1998, substantially all of the foregoing $8 million payment has been recognized as revenue with the balance recorded as deferred revenue. In addition, pursuant to the Medeva Agreement, in September 1998, the Company received an additional $2.1 million payment. Based on the Company's attainment of FDA approval for the FDA Approved Indication, the Company is entitled to receive under the Medeva Agreement additional milestone payment and license fees in the aggregate amount of $5.5 million and, under its agreement with Almirall, a milestone payment of $200,000. To date the Company's primary source of capital has been the sale of Preferred Stock, the payment from Medeva, license fees, and research and development funding from its Collaborative Partners in connection with joint development and licensing agreements with the Company, including the aforementioned payments. As of June 30, 1998, the Company's accumulated deficit was $25.6 million and its cash and cash equivalents was $2.9 million. While the FDA approved Valstar(TM) for the FDA Approved Indication in September 1998, there can be no assurance that the Company's other product candidates will be approved for marketing, that the Company will attain profitability or, if profitability is achieved, that the Company will remain profitable on a quarterly or annual basis in the future.

  TWELVE MONTHS ENDED JUNE 30, 1998 AND 1997


     The Company recognized $1.7 million in revenue for the year ended June 30, 1997, $200,000 of which was in connection with the Almirall Agreement in 1997, $1.3 million in connection with the conversion of the Development and License Agreement with Schering AG, Germany (f/k/a Schering AG) (the "Development Agreement") into the Termination, Settlement and Investment Agreement with Schering AG, Germany in July 1996 (the "Support Agreement") and $200,000 related to research and development performed under the Development Agreement. No such revenue was recognized for the year ended June 30, 1998. The Development Agreement was terminated and converted into the Support Agreement based on the mutual agreement between the companies as to how best to proceed with the development of Valstar(TM). The impact of this conversion was that Schering AG, Germany was no longer obligated to (i) reimburse the Company for future research and development, (ii) make potential license payments of up to $3 million and
(iii) pay potential future royalties. The Company is also obligated to make potential royalty payments to Schering AG, Germany on Valstar(TM) sales.



     Research and development expenses increased 39% from $6.6 million in 1997 to $9.2 million in 1998. This increase was largely due to increased levels of activity with respect to the continued development of Valstar(TM). These activities included a staff increase of nine employees, increased patient enrollment in clinical studies, filing of the NDA for the Valstar(TM) BCG-refractory CIS indication and preparation for the June 1, 1998 ODAC meeting.


     General and administrative expenses increased from $682,000 in 1997 to $1.9 million in 1998, primarily as a result of increased business development and expenses related to worldwide development and licensing agreements.

     Other income (expense) increased from $139,000 in 1997 to $359,000 in 1998. This increase reflects a significantly higher cash and cash equivalents balance resulting from the following three transactions: the purchase by Nycomed, in October 1997, of 300,000 shares of Series D Convertible Preferred Stock for $4.5 million; the purchase by Almirall, in April 1997, of 67,819 shares of Series D Convertible Preferred Stock for $750,000 and the $8.0 million payment from Medeva in July 1997 pursuant to the terms of the Medeva Agreement.

     Net loss increased from $5.5 million in 1997 to $10.7 million in 1998. This increase is primarily due to the increase in research and development spending, business development and the discontinuation of development revenue following the conversion of the Development Agreement to the Support Agreement in July 1996.

  TWELVE MONTHS ENDED JUNE 30, 1997 AND 1996

     The Company recognized $2.2 million and $1.7 million in revenue for the years ended June 30, 1996 and 1997, respectively, of which $2.2 million and $200,000 related to research and development performed under the Development Agreement, which was converted to the Support Agreement in July 1996. Additionally, the Company recognized $1.3 million in connection with the Support Agreement and a $200,000 fee in connection with the Almirall Agreement in 1997.

     Research and development expenses increased 83% from $3.6 million in 1996 to $6.6 million in 1997. This increase was due primarily to increased activity and costs associated with the pharmaceutical and clinical development of Valstar(TM), including manufacturing, validation and preparation for filing the NDA in the United States and a similar application in Europe.

     General and administrative expenses increased from $523,000 in 1996 to $682,000 in 1997, primarily due to increased business development activities.

     Other income (expense) increased from $111,000 in 1996 to $139,000 in 1997 due to higher cash and cash equivalent balances resulting from the conversion of the Development Agreement to the Support Agreement.

     Net loss increased from $1.9 million in 1996 to $5.5 million in 1997 due to the increase in research and development spending and due to the discontinuation of development revenue following the conversion of the Development Agreement to the Support Agreement in July 1996.

LIQUIDITY AND CAPITAL RESOURCES


     The Independent Auditor's Report covering the June 30, 1998 consolidated financial statements included elsewhere herein, contains an explanatory paragraph which states that the Company's recurring losses from operations, net capital deficiency and insufficient working capital raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


     From inception through June 30, 1998, the Company has not generated positive cash from operations and, accordingly, has financed its operations primarily with the net proceeds received from private placements of Preferred Stock, and research, development and licensing agreements. Such proceeds have totaled approximately $30.6 million, and are comprised of the following: equity investments of approximately $18.7 million; revenue from research arrangements with Schering AG, Germany of approximately $3.7 million; and payments received under licensing and development agreements of approximately $8.2 million (approximately $8.0 million pursuant to the Medeva Agreement and $200,000 from Almirall).

     Net cash used in operating activities was $2.5 million, $3.9 million and $9.3 million in 1996, 1997 and 1998, respectively.

     Cash and cash equivalents at June 30, 1998, totaled $2.9 million, compared with $795,000 as of June 30, 1997, primarily as the result of funds received pursuant to the Medeva Agreement, and from an equity investment by Nycomed in Anthra, net of cash used in operations.


     The Company anticipates that annual expenditures for clinical trials, product development, preclinical studies, and general and administrative expense will increase significantly in future years. Due to the FDA approval for marketing of Valstar(TM) for the FDA Approved Indication, the Company is preparing for the commercialization of the Company's first product during 1999 and expects to accelerate such preparation in 2000, adding substantial additional expense. There can be no assurance that the Company will be able to successfully complete the clinical development of Valstar(TM) for any other indication, that the other developments or expansions in the Company's programs of research, development and commercialization will not require additional funding or encounter delays, or that, in light of these or other circumstances, the Company will be able to achieve its planned levels of revenue, expense and cash flow.


     In July 1997, the Company executed a sublease for approximately 5,560 square feet located in the Carnegie Center in Princeton, New Jersey. The monthly rent is $9,359, and the lease expires on November 30, 1999. The Company also leases approximately 1,635 square feet of office space at The Malt House, Princes Risborough, England for its Anthra UK offices. The quarterly rent is L5,535 ($9,299 using a conversion factor of 1.68 dollars for 1 British pound), and the lease expires in December 2000.

     The Company expects to finance its continued growth and development principally through this Offering and arrangements with strategic partners. The Company believes the net proceeds from this Offering, together with current cash and cash equivalent balances, the interest on combined cash balances, and contingent funding (including royalties) from its Collaborative Partners, will provide the Company with sufficient working capital to sustain operations through approximately 1999, although there can be no assurance that the Company will not require additional funding prior to that time. The Company anticipates that if there are delays in its current programs, if its current programs of research and development yield expansion opportunities, or if there are changes in competitive and technological advances, the regulatory approval process or other factors, the Company would seek additional financing, whether through public or private equity or debt financings, corporate alliances, or combinations thereof. In addition, the Company may require additional financing in connection with its potential future product acquisition activities.

     There can be no assurance that additional equity or debt capital will, if needed, be available on terms acceptable to the Company, if at all. Any additional equity financing could be dilutive to stockholders. Debt financing, if available, may include restrictive covenants. If additional funds should be needed but are not available, the Company may be required to curtail its operations significantly or to obtain funds by entering into collaborative arrangements or other arrangements on unfavorable terms. The failure by the Company to raise capital on acceptable terms if and when needed would have a material adverse effect on the Company's business, financial condition and results of operations.


     The Company anticipates that the annual expenditures for research support for Bonefos(R) to increase significantly during 1999, and to continue until at least 2002. In addition, the Bonefos Agreements contemplate a future payment from the Company of $2.5 million upon the earlier of completion of a satisfactory pre-NDA meeting with the FDA with respect to Bonefos(R) or January 31, 1999. There can be no assurance that the Company will be able to successfully complete the clinical development of Bonefos(R) for the treatment of hypercalcemia and lytic bone disease, or that the FDA will grant the required approvals within the time frame anticipated by the Company, if at all.



     Under the Bonefos Agreements, the Company must maintain certain financial conditions, the breach of which may result in termination of the Bonefos Agreements. The Company presently meets such required financial conditions, but there can be no assurance that the Company will be able to meet such financial conditions in the future.


INFLATION

     The Company does not believe that inflation has had any significant impact on the Company's business to date.

YEAR 2000 COMPLIANCE

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company is currently engaged in a two-phase process to evaluate its readiness with respect to the Year 2000 issue.

     In the first phase, which the Company completed in the fourth quarter of 1998, the Company conducted an evaluation of its internal systems, including both information technology ("IT") systems and non-IT systems such as hardware containing embedded technology, for Year 2000 compliance. Based on this evaluation, the Company does not believe that the impact of the Year 2000 issue will be material on its internal systems.

     In the second phase, the Company is taking steps to ensure that third parties with which the Company has material relationships are Year 2000 compliant. To date, a confirmation has been received from the Company's primary marketing partner that it is Year 2000 compliant. The Company also plans to communicate with other third parties that it does business with to coordinate Year 2000 readiness, which process is expected to be completed by the second quarter of 1999.

     Based upon the steps being taken to address this issue and the progress to date, the Company believes that the Company's internal systems are Year 2000 compliant. In addition, the costs incurred and expected to be incurred by the Company with respect to this process are not expected to be material. As a contingency plan, the Company intends to mitigate the impact of noncompliance of third parties with which the Company does business, by establishing contractual relationship with alternative suppliers. The failure of third parties with which the Company does business to remediate Year 2000 problems in their IT and non-IT systems could have a material adverse impact on the operations of the Company.

     THE ESTIMATES AND CONCLUSIONS HEREIN CONTAIN FORWARD-LOOKING STATEMENTS AND ARE BASED ON MANAGEMENT'S BEST ESTIMATES OF FUTURE EVENTS. RISKS TO COMPLETING THE TWO-PHASE PROCESS INCLUDE THE AVAILABILITY OF RESOURCES AND THE ABILITY OF THE COMPANY'S THIRD-PARTY VENDORS TO BRING THEIR SYSTEMS INTO YEAR 2000 COMPLIANCE.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 130, "Comprehensive Income" (SFAS 130), was issued in June 1997. SFAS 130 becomes effective for the Company's fiscal year 1999 and requires reclassification of earlier financial statements for comparative purposes. SFAS 130 requires that all items defined as comprehensive income, including changes in the amounts of certain items, foreign currency translation adjustments and gains and losses on certain securities, be shown in a financial statement. SFAS 130 does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. The Company believes that the adoption of SFAS 130 will not have a material effect on the consolidated financial statements.

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), was issued in June 1997. SFAS 131 becomes effective for the Company's fiscal year 1999 and requires restatement of disclosures for earlier periods presented for comparative purposes. This new standard requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and how it measures segment performance. SFAS 131 requires companies to disclose a measure of segment profit or loss, segment assets, and reconciliations to consolidated totals. It also requires entity-wide disclosures about a company's products and services, its major customers and the material countries in which it holds assets and reports revenues. The Company believes that the adoption of SFAS 131 will not have a material effect on the consolidated financial statements.

     Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"), was issued in February 1998. SFAS 132 becomes effective for 1999 and requires restatement of disclosures for earlier periods presented for comparative purposes. SFAS 132 revises employers' disclosure about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans but rather standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate analysis, and eliminates certain disclosures that are no longer useful. The Company believes that the adoption of SFAS 132 will not have a material effect on the consolidated financial statements.

                                    BUSINESS

GENERAL


     Anthra is a specialized pharmaceutical company engaged in managing clinical development and obtaining regulatory approval of NDAs and sNDAs for a portfolio of its proprietary cancer drugs. The Company's current drug product is for the treatment of certain patients with BCG-refractory CIS, a form of superficial bladder cancer, and its current drug candidates are for the treatment of patients with papillary bladder cancer, ovarian and prostatic cancer, and complications from metastatic cancer (hypercalcemia and lytic bone disease). The Company's strategy is to develop only late stage drug candidates, thereby improving the likelihood of successfully obtaining NDA/sNDA and equivalent foreign approvals. The Company directs its search for oncology drug candidates toward selected large pharmaceutical companies, because of the difficulty many of these companies have experienced in managing oncology projects, and at biotechnology and early stage discovery companies that lack clinical and regulatory proficiency. To maximize the return on its investment in each drug, Anthra seeks approvals for multiple disease indications for each product and directly manages both its United States and foreign clinical programs and regulatory submissions. At the present time, Anthra has entered into four marketing agreements with major multinational drug companies for which it has received certain initial payments and may, but will not necessarily, receive significant additional payments in the form of milestone fees and royalty and supply payments.



     In December 1997, Anthra filed an NDA for its first product, Valstar(TM), for treatment of patients with BCG-refractory CIS whose principal current alternative is cystectomy (the surgical removal of their urinary bladder). In January 1998, Anthra received priority review designation from the FDA for the review of this NDA. On June 1, 1998, ODAC reviewed Valstar(TM) and declined to recommend approval to the FDA of Valstar(TM) without additional analyses. On September 1, 1998, ODAC re-evaluated Valstar(TM) and voted to recommend to the FDA approval of Valstar(TM) for treatment of patients with the ODAC Recommended Indication. On September 25, 1998, the FDA approved the Company's NDA for Valstar(TM) for the treatment of patients with the FDA Approved Indication. See "-- Government Regulation."



     Valstar(TM) is an anthracycline with multiple cytotoxic mechanisms that was discovered at Dana-Farber. Valstar(TM) has been shown to have significant activity against a variety of tumor cell lines and is not associated with significant contact toxicity, thereby making it an ideal choice for regional chemotherapy. The Company's pivotal clinical studies, have demonstrated a complete response rate of 18% (which rate was supported by the FDA) in a group of 90 patients with bladder cancer who had not responded satisfactorily to extensive pre-treatment with BCG, the accepted first line treatment for superficial bladder cancer. Prior to the FDA's approval of Valstar(TM) with respect to the FDA Approved Indication, there were no drugs approved in the United States for second-line treatment of bladder cancer following BCG therapy, and surgical removal of the bladder was the only approved definitive form of therapy. Importantly, 35% of the patients in the Company's pivotal clinical studies retained their bladder up to 48 months following study entry. Anthra, consistent with its multiple disease indication strategy, is developing Valstar(TM) for three additional indications. One Phase III program is directed at patients with papillary superficial bladder cancer, for whom approximately 180,000 transurethral resection procedures are being performed annually in the United States. In another Phase III program involving patients with ovarian cancer, Valstar(TM) is being administered directly into the peritoneal cavity, where the cancer is confined. In addition, Anthra plans to commence a Phase I program to obtain approval for use of Valstar(TM) in treating prostate cancer. The Company has researched the historical incidence of each of these diseases based on publicly available information and reports prepared for the Company by MedProbe, including a report summarizing the results of a survey of 1.5% (124) of office and hospital based urologists reported to be members of the AMA. Although precise patient data is not published and can vary significantly from year to year, based on the foregoing research and certain assumptions made by the Company, including the estimated cost of treating each of the estimated number of patients with Valstar(TM), the Company estimates that the potential market for Valstar(TM) in the United States could approximate nearly $600 million per annum, and that foreign markets will provide a significant additional opportunity for sales of Valstar(TM). See "-- Products and Markets." No assurance can be given by the Company that this estimated market for Valstar(TM) will be achieved.

     Medeva has committed up to $26.2 million (of which $10.1 million has been paid to date) and the payment of future royalties for the right to market and sell Valstar(TM) in the United States. Anthra currently has similar arrangements for Valstar(TM) with Nycomed, and Almirall, with respect to marketing and sales rights in Europe. In total, Anthra has entered into agreements for Valstar(TM) providing potential equity investment, licensing and development fees and milestone payments of up to $42.9 million (of which $24.4 million has been paid to date), plus additional royalty and supply payments. See "-- Products and Markets."


     In accordance with the Company's corporate development strategy, Anthra identified Bonefos(R), a product for the treatment of hypercalcemia and lytic bone disease associated with breast and lung cancer and owned by Schering AG, Germany, the Company's largest pharmaceutical shareholder. Bonefos(R) has been on the market in Europe and the rest of the world since 1985, with worldwide sales of approximately $150 million in 1997. In July 1998, Anthra entered into the Bonefos Option Agreement to acquire the exclusive United States development and marketing rights to Bonefos(R) for the hypercalcemia and lytic bone disease indications, for payments aggregating $3.75 million, including a nonrefundable $250,000 payment under a prior term sheet. In consideration of the Company's nonrefundable payment of $200,000 (also included in the $3.75 million), the Bonefos Option Agreement granted the Company the option to enter into the Bonefos Agreements. See "-- Products and Markets -- Bonefos(R): Bonefos Agreements." On September 30, 1998, the Company entered into the Bonefos Agreements by exercising its option under the Bonefos Option Agreement by making the $800,000 non-refundable payment to Leiras Oy required under the Bonefos Option Agreement. The Bonefos Agreements provide that, upon FDA approval of an NDA for Bonefos(R), Berlex will have the option to acquire from the Company the exclusive right to market Bonefos(R) in the United States for the hypercalcemia and lytic bone disease indications for payments of up to $21 million, plus future royalties. The Company plans to commence Phase III trials in the United States for Bonefos(R) for the hypercalcemia indication in late 1998 and for the lytic bone disease indication in early 1999. The Company has researched the historical incidence of hypercalcemia and the types of lytic bone disease that Bonefos(R) treats based on publicly available information. Although precise patient data is not published and can vary significantly from year to year, based on the foregoing research and certain assumptions made by the Company, including the estimated costs of utilizing Bonefos(R) for the treatment of these maladies using each of the estimated number of patients, the Company estimates that the potential market for Bonefos(R) in the United States could approximate nearly $900 million per annum. See "-- Products and Markets." No assurance can be given by the Company that this estimated market for Bonefos(R) will be achieved.



     Anthra believes that its strategy and accomplishments have positioned it to become a recognized platform for the clinical substantiation and regulatory approval of cancer drugs capable of treating multiple disease indications. The Company is currently assessing and evaluating additional cancer-related late stage candidates for acquisition, although no definitive agreements have been executed. Management believes that focused, cost effective development increases the likelihood of successful clinical development and regulatory approval. Indicative of this strategy has been the Company's success in obtaining FDA approval of the NDA for Valstar(TM) for the FDA Indication at a total research and development cost of less than $20 million. According to PPSS, in the United States, the cost of developing an approved new drug has been estimated to be between $304 million and $608 million.


     The Company currently has one wholly-owned subsidiary, Anthra UK, through which it manages its program for Europe. In addition, in order to centralize the testing, manufacturing and storage of Valstar(TM) and Bonefos(R) in close proximity to the intended suppliers of starting materials, manufacturers and warehousers of Valstar(TM) and Bonefos(R), which are located either in Switzerland or elsewhere in Europe, the Company may form one or more wholly owned Swiss subsidiaries, which would hold substantially all the Company's rights to Valstar(TM) and Bonefos(R). In this manner, the Company believes it would be better able to control and oversee the manufacturing supply, development and distribution of Valstar(TM) and Bonefos(R) in the amounts required.

INDUSTRY OVERVIEW

     As pharmaceutical product development has become progressively more costly and complex, maintaining the pace of innovation in the pharmaceutical industry has been difficult. According to PPSS, in the United States, the cost of developing a new drug has been estimated to be between $304 million and $608 million.

According to the Tufts Center for the Study of Drug Development, it takes 15 years, on average, for an experimental drug to travel from the clinical laboratory to use in treatment of United States patients. The average clinical development time for drugs approved in 1994 and 1995 by the FDA was seven years, compared to six years for drugs approved from 1990 to 1993. Only five in 5,000 compounds that enter pre-clinical testing make it to human trials; and only one of those five is approved by the FDA. According to the Pharmaceutical Research and Manufacturers Association, investment in research and development by research-based pharmaceutical companies has increased dramatically since 1980. In fact, over the past ten years, research and development investment has more than tripled from $6.5 billion in 1988 to a projected $20.6 billion in 1998. Over the next decade, most large and medium-sized pharmaceutical companies will grapple with the fact that many of their most profitable products are nearing the end of patent protection and their research and development efforts are not producing replacements to continue to justify the significant investments which such companies have made in their sales and marketing infrastructure. Thus, there is significant and growing demand for drugs that have a high probability of reaching the market in the near term.

     The shortage of effective drugs is particularly acute in the oncology market. Cancer already is responsible for nearly 25% of the deaths in the United States and, if mortality rates for other leading causes of death, such as heart disease and stroke, continue their declining trends, cancer will become the leading cause of death among Americans in the early 21()st century. According to Healthcare Forecasting Incorporated Reports, the oncology drug market in 1996 was estimated to be $3.1 billion. Oncology is currently one of the five largest therapeutic markets in the United States and Europe, but few major pharmaceutical companies participate in this market on a worldwide level. Moreover, most of the most active and widely used chemotherapeutic drugs have been on the market for a decade or more, and are thus at or nearing the end of their patent protection period.

     Due to this shortage of new drugs entering the market, as a direct result of the Prescription Drug User Fee Act of 1992, as amended, the FDA has devoted more resources to the review of NDAs, including NDAs for new molecular entities ("NMEs"), and to the review of supplemental applications for expanded claims. The process has taken less time than it did previously, and an increased number of products are receiving approval. In 1996, 53 NME's (up from 26 in 1995) and nine biological products (up from two in 1995) were approved. Of those approved in 1996, five were oncology drugs: docetaxol, gemcitabine, irinotecan, nilutamide, and topotecan. The 17 drugs designated for "priority review" in 1996 were approved in an average time of 13.7 months. In 1997, 39 NMEs and 10 biological products were approved. A significant trend towards shorter approval times has been observed for NMEs (9% decrease to 16.2 months from the previous year). In 1997, nine NMEs and three biological products received priority review -- four of the nine priority NMEs and all of the priority biological products were approved within six months of filing acceptance. Of the 1997 approvals, six were oncology products: intrapleural talc, samarium sm 153 EDTMP, letrozole, toremifene, oprelvekin and rituximab. Interferon alfa-2b, previously approved for use in hairy cell leukemia and hepatitis, received approval of a supplemental application for an additional oncology claim. The mean approval time of the last six priority oncology drug products (NMEs) granted priority review was 12 months. With the Food and Drug Administration Modernization Act of 1997, as amended (the "FDAMA"), user fees have been extended for five years and a variety of measures designed to expedite review of drugs and biological products have been enacted. Whether they will have any effect in general or with respect to any drugs that the Company is or will be developing, and the magnitude of any such effect, cannot be known.


     The foregoing trends have created an opportunity that is being exploited by the numerous smaller specialized pharmaceutical companies that have emerged over the past decade. For example, hundreds of drug discovery and research based companies have been formed around scientific advances in the understanding of cancer. Despite the promise of these advances, however, few products have emerged, in part because these companies lack the expertise in clinical development needed to ensure the development and commercialization process is completed in a timely and cost effective manner. Many larger companies also lack experience in clinical development of oncology products because they focus on large single disease markets, whereas cancer is a heterogeneous set of diseases. Anthra had positioned itself as a specialized pharmaceutical company, dedicated to the clinical and commercial development of cancer drugs. Anthra's record of performance with the development of and the obtaining of FDA approval of the NDA for the FDA Approved Indication for

Valstar(TM) supports this positioning in that the clinical development time for such NDA was 5.5 years and the total cost to file the NDA was under $20 million.

BUSINESS STRATEGY

     The availability of a large number of novel compounds with therapeutic potential, combined with the pressing demand by major pharmaceutical companies for approved products, has created a significant opportunity for organizations with expertise in the transformation of promising lead compounds into safe and effective drugs. Furthermore, Anthra believes that the clinical development of cancer drugs can be less costly and presents a lower risk than drug development for other major diseases because of the FDA's policy with respect to drugs for life-threatening diseases, such as cancer. Anthra intends to exploit these opportunities by implementing a strategy based on the following key elements:

     - CONCENTRATE ON THE CLINICAL AND COMMERCIAL DEVELOPMENT OF DRUGS WITH DEMONSTRATED ACTIVITY IN THE TREATMENT OF SPECIFIC TYPES OF CANCER. The Company draws upon the expertise of its management team and its Scientific Advisory Board, as well as established relationships with pharmaceutical companies and research organizations, to identify and procure rights to oncology compounds which have exhibited a potential for late-stage development. The Company believes that this focus will enable it to build a strong product portfolio without extensive investment in the infrastructure required to support drug discovery efforts and pre-clinical research.

     - MINIMIZE THE TIME AND COST OF DRUG DEVELOPMENT BY THE PRUDENT SELECTION OF PRODUCT CANDIDATES AND DISEASE INDICATIONS AND THROUGH THE RIGOROUS DESIGN AND IMPLEMENTATION OF CLINICAL TESTING PROGRAMS. The Company has a detailed checklist of requirements that any potential drug candidate must satisfy. The drug candidate must be a novel, proprietary compound for use in treatment and/or management of cancer or complications from cancer. The drug candidate must have a pre-clinical and manufacturing dossier that will support an investigational new drug application (an "IND") with the FDA. Except in exceptional circumstances, the drug candidate should have undergone early clinical testing that demonstrated safety and activity in humans. The drug candidate should have broad enough activity to support claims for multiple disease indications. Recognizing that the scrupulous direction and management of the clinical trials process is absolutely crucial to rapid and cost effective drug development, Anthra fully supports the studies it sponsors, maintaining direct contact with all participating clinical investigators and sites. For its Valstar(TM) program, for example, clinical studies were conducted at more than 100 sites in the United States and Europe.

     - STAGE DEVELOPMENT OF DRUG CANDIDATES TO REDUCE RISKS INHERENT IN CLINICAL STUDIES. Anthra's initial stage of clinical development focuses on a specific disease indication where safety and efficacy can be easily and reliably demonstrated to support filing for regulatory approval and rapid market penetration. Because regulatory authorities recognize the need for new drugs to treat the many cancer indications for which there are neither definitive treatments nor approved products, the clinical trials and regulatory approvals process is more expeditious than for other disease states. The later phases of clinical development target broader indications and support supplemental regulatory filings that lead to expanded markets for the product.

     - ADDRESS THE SIGNIFICANT AND GROWING DEMAND OF LARGE AND MEDIUM-SIZED PHARMACEUTICAL COMPANIES FOR NEW ONCOLOGIC PRODUCTS. A recent Arthur Andersen LLP survey reported that the development pipelines of large drug companies are producing only 10% of the new products needed to sustain their current economic returns. With many of their profitable drugs slated to lose patent protection over the next five to seven years, these companies are actively seeking marketing and development rights for new products at or near the stage of filing for regulatory approvals.

     - FORM STRATEGIC COLLABORATIONS WITH SELECTED CORPORATE PARTNERS. Anthra has established and will continue to pursue arrangements with pharmaceutical companies to provide the Company with access to promising compounds, and marketing and distribution capability for approved products. These arrangements should allow Anthra to concentrate on its strength in clinical development, while providing Anthra with financing for growth and the acquisition of additional compounds.

     - CAPITALIZE ON THE SIGNIFICANT INVESTMENT IN CANCER DRUG DISCOVERY AT ACADEMIC INSTITUTIONS AND SPECIALIST R&D COMPANIES. Because many of these institutions and companies lack the experience and resources to transform promising new compounds into marketable products, Anthra is advantageously positioned to negotiate licensing agreements for clinical and commercial development of these drugs.


     Anthra has demonstrated with Valstar(TM) that it can implement the foregoing strategy successfully. Anthra obtained FDA approval of Valstar(TM) for the FDA Approved Indication in September 1998, less than six years after the Company established the drug's activity and launched pivotal clinical studies for this indication. With the arrangements it has established, including those with Medeva, Nycomed and Almirall, the Company may, but will not necessarily, receive up to a total of $42.9 million (of which $24.4 million has been paid to date) in licensing and development fees, milestone payments and equity investments, plus additional royalty and supply payments.


PRODUCTS AND MARKETS

     Many specialized pharmaceutical companies are built on a technology platform that generates many lead compounds, only a small fraction of which can be developed into products. In contrast, Anthra specializes in developing late stage drug candidates into marketable products. Anthra has invested and intends to continue to invest its resources only in drug candidates that have both evidence of safety and activity in humans, and the potential to treat both narrow and broad disease indications.

VALSTAR(TM): A NOVEL ANTHRACYCLINE FOR REGIONAL CHEMOTHERAPY

     Valstar(TM) is an anthracycline with multiple cytotoxic mechanisms that was discovered at Dana-Farber. Anthracyclines such as doxorubicin and daunorubicin are among the most active and widely used anti-tumor agents in the current pharmacopoeia. Pre-clinical studies and early institutional clinical trials at Dana-Farber indicated that the pharmacologic profile of Valstar(TM) makes it particularly attractive as an agent for regional chemotherapy, i.e., the direct administration of a concentrated drug solution to a body cavity or organ. Regional chemotherapy is designed to maximize treatment of locally confined tumors by delivering very high doses of the therapeutic agent to the afflicted organ or region while reducing systemic exposure to such agent and the consequent side effects. As a lipophilic molecule, Valstar(TM) penetrates cell membranes rapidly. Valstar(TM) has been shown to have significant activity against a variety of tumor cell lines and is not associated with significant contact toxicity, thereby making it an ideal choice for regional chemotherapy. Finally, no cumulative cardiotoxicity has been observed with Valstar(TM) as opposed to other anthracyclines.


     Anthra's clinical development program for Valstar(TM) has focused on two primary routes of administration: intravesical ("IVe") (instillation of the drug solution in the bladder) and intraperitoneal ("IP") (introduction of the drug solution into the peritoneal cavity). The Company is sponsoring clinical studies of Valstar(TM) to support applications to market the drug in these and other regions. In addition, Anthra has sponsored pre-clinical studies to test the feasibility of administering Valstar(TM) directly into the prostate gland via direct injection. Table I is an overview of Anthra's Valstar(TM) clinical development program. There can be no assurance, however, that, with the exception of the FDA approval of Valstar(TM) for the FDA Approved Indication, Anthra will receive approval to market Valstar(TM) for the claims listed in Table I. See "Risk Factors -- Uncertainties Related to Clinical Trials; Uncertainty of Government Regulatory Requirements; Lengthy Approval Process."

TABLE I.        SUMMARY OF VALSTAR CLINICAL DEVELOPMENT PROGRAM


         INDICATION/
        TREATMENT TYPE                    RATIONALE                 STATUS OF DEVELOPMENT
------------------------------  ------------------------------  ------------------------------
BCG-Refractory                  - No agents approved for        - FDA approval for FDA
  CIS/Intravesical (IVe)          refractory indication           Approved Indication
                                - High dose intensity;          - Orphan Drug marketing
                                  prevent/delay cystectomy        approval granted for FDA
                                                                  Approved Indication
                                                                - European EMEA application
                                                                  filed
----------------------------------------------------------------------------------------------
Papillary Bladder Cancer/       - No agents approved for claim  - United States Phase III
  IVe Immediately Following       in United States              study ongoing
  TURB                          - High dose intensity;          - European Phase III study to
                                  prevent/delay disease         be launched in fiscal year
                                  recurrence and/or               1999
                                  progression
                                - Low incremental cost to
                                  healthcare system
----------------------------------------------------------------------------------------------
Advanced Refractory Ovarian     - IP administration of          - United States and Canada
  Cancer/Intraperitoneal (IP)   cytotoxic agents has been         Phase III study ongoing
                                  shown to be of clinical       - European Phase III protocol
                                  value compared to               proposed
                                  intravenous administration
                                - No agents approved for IP
                                  administration
                                - High dose intensity;
                                maximize pharmacologic
                                  advantage of IP therapy
----------------------------------------------------------------------------------------------
Locally Confined Prostate       - No effective chemotherapy     - United States Phase I
  Cancer/Intraprostatic           (local or systemic)           protocol accepted by FDA;
  Injection                     - Excellent pre-clinical          activation planned for
                                safety profile                    fiscal year 1999
                                - Regional treatment to
                                  prevent/delay prostatectomy
----------------------------------------------------------------------------------------------


  BLADDER CANCER -- OVERVIEW AND MANAGEMENT


     In the United States, bladder cancer affects 54,000 new patients annually and there are over 500,000 patients living in the United States who have been diagnosed with the disease. It is approximately three to four times more common in men than women and the disease most frequently occurs in the sixth and seventh decades of life. Figure 1 depicts the management of patients with bladder cancer. The two principal forms of the disease are invasive (occurring in approximately 10% to 15% of patients) and superficial (occurring in the remainder). The majority of patients diagnosed with bladder cancer have superficial disease. Patients diagnosed with invasive disease typically undergo surgical removal of the bladder (cystectomy) and often require systemic chemotherapy, while patients with superficial disease are managed much more conservatively.



     There are two principal types of superficial bladder cancer: CIS and papillary tumors. Most commonly, papillary tumors are characterized as having a low to intermediate potential for invasion and are managed by transurethral resection of the bladder ("TURB") and surveillance cystoscopy with repeat TURB upon documented recurrence. However, some patients are considered to have aggressive disease with a high risk of developing invasion, thereby requiring IVe (in the bladder) administration of BCG therapy. Patients with CIS are considered to be at high risk of developing invasive disease and require IVe administration of BCG therapy.

FIGURE 1.  BLADDER CANCER MANAGEMENT

                       [BLADDER CANCER MANAGEMENT CHART]

  VALSTAR(TM) IN PATIENTS WITH BCG-REFRACTORY CIS



     Prior to the introduction of BCG, patients with CIS and high risk papillary tumors underwent cystectomy due to the aggressive nature of the disease. With BCG, the need to use cystectomy in patients with superficial bladder cancer has been markedly reduced. Complete response rates with BCG treatment are in the 70% range. When patients are shown to have had an inadequate response to BCG, that is, are not rendered disease-free or recur following recommended BCG treatment regimens, they are considered refractory, and surgical removal of the bladder is the principal treatment. Due to the significant alteration in life style, near term and long-term complications, and compromise of quality of life, patients and physicians desire greatly to salvage bladders. Other than Valstar(TM) with respect to the FDA Approved Indication, there are currently no drugs approved in the United States or Europe for second-line treatment of bladder cancer following BCG therapy.



     Anthra targeted the first use of Valstar(TM) for patients with BCG-refractory CIS. In 1993, the Company began pivotal clinical studies after discussing the requirements for approval of Valstar(TM) for this claim with the FDA. Anthra applied for and received Orphan Drug designation for Valstar(TM) for the treatment of patients with this condition. Accrual and follow-up in the pivotal studies for the NDA for this claim concluded in April 1997 and such NDA was submitted to the FDA in December 1997. The studies included 90 patients with BCG-refractory CIS; 58% of whom received at least three prior courses of IVe therapy. Life table analyses revealed that the probability of obtaining a complete response (no evidence of disease documented by cystoscopic inspection with biopsy and cytology) to Valstar(TM) treatment was 18%, which conclusion was supported by the FDA. Importantly, 35% of the patients (based on Kaplan Meier life-table estimates with up to 48 months follow up) enrolled in the studies did not undergo cystectomy. Thus, Valstar(TM) provided many patients with the opportunity for meaningful bladder salvage.



     The FDA began its evaluation of the aforementioned NDA and gave the application "priority review" status. In the course of reviewing NDAs, the FDA often finds it necessary to call upon the knowledge of experts in clinical research and the treatment of patients. The FDA has instituted an advisory committee system to assist in the establishment of guidelines with respect to the clinical development of new drugs for a variety of diseases and to help the FDA in the evaluation of specific NDAs. Although the recommendation of such an advisory committee is given substantial consideration by the FDA, the FDA is not bound by any such recommendation. On June 1, 1998, ODAC reviewed Valstar(TM) and declined to recommend that the FDA approve Valstar(TM) without additional analyses. On September 1, 1998, ODAC re-evaluated Valstar(TM) and voted to recommend to the FDA approval of Valstar(TM) for treatment of patients with the ODAC Recommended Indication. On September 25, 1998, the FDA approved Valstar(TM) for the treatment of patients with the FDA Approved Indication, a broader indication than the ODAC Recommended Indication. Additionally, effective September 25, 1998, the FDA granted Anthra exclusive marketing approval for Valstar(TM) as an Orphan Drug for the treatment of the FDA Approved Indication. It is Anthra's expectation that Valstar(TM) will be marketed for the FDA Approved Indication to the approximately 6,000 urologists in the United States by Medeva. Given the breadth of the FDA Approved Indication, the Company does not believe that it is worthwhile to expend further resources in pursuing FDA approval of Valstar(TM) for a broader BCG-refractory CIS indication at the present time. See "-- Valstar(TM) -- Licensing Agreements." The Company has also agreed to provide Valstar(TM) to the Eastern Cooperative Oncology Group ("ECOG") for a study that the Company commenced in July 1998 involving patients with all forms of superficial bladder cancer who have proven refractory to BCG treatment.


     In May 1998 the Company filed with the European Agency for the Evaluation of Medicinal Products ("EMEA") an application for approval of a similar claim in Europe based upon the results of a pivotal study that it performed at five study centers in three European countries and the results of the pivotal studies conducted in the United States. The European study evaluated Valstar(TM) in the treatment of 45 patients with high risk superficial bladder cancer who were refractory to multiple TURB procedures and IVe courses of treatment with BCG and mitomycin. Complete responses confirmed by cystoscopic evaluation with biopsy and cytology were documented in approximately 50% of patients with residual papillary tumors at the time of treatment with Valstar(TM). No drugs are approved in Europe for the treatment of patients with refractory high-risk superficial bladder cancer. The EMEA has accepted Valstar(TM) for the centralized review procedure. Drugs accepted for review under the centralized procedure are given ten year marketing exclusivity from the date of approval in all European Union ("EU") countries. The Company plans to seek approval for Valstar(TM) in other European countries, as well. If approved, Nycomed and Almirall will market Valstar(TM) to urologists throughout Europe.

  VALSTAR(TM) IN PATIENTS WITH LOW TO INTERMEDIATE RISK PAPILLARY SUPERFICIAL BLADDER CANCER


     Papillary tumors are the most common form of superficial bladder cancer and patients with a low to intermediate risk of developing invasive disease far out number those with aggressive forms of the disease. The principal form of treatment of patients with papillary tumors is TURB. Patients with papillary tumors typically have recurrence necessitating repeat TURB procedures. Recurrence rates depend upon the number, stage and grade of the tumors. Most of the 180,000 TURBs performed annually in the United States are undertaken involving patients with recurrent papillary superficial bladder cancer. As illustrated in Figure 2, during the TURB procedure, a rigid cystoscope is inserted into the bladder via the urethra and overt tumors are resected and biopsies are taken from areas suspicious for tumor involvement. Normal appearing areas of the bladder mucosa are frequently sampled in an effort to diagnose CIS, which is not often visible. There are several theories regarding the biology of recurrence, including regrowth of excised tumors, development of new tumors due to genetic and environmental factors, and implantation of tumor cells at the time of TURBs in areas denuded during the procedures. Implantation of stray "floating" tumor cells in areas in which the urothelium has been disrupted may be followed by the growth of the implanted cells to form a new tumor. This is especially so after the affected area has healed (re-epithelialization). The best opportunity to interfere with the pathophysiology of implantation-mediated recurrence is prior to the re-epithelialization of the sites denuded during the TURB, that is, as soon as possible following the procedure. The administration of an IVe agent shortly after the TURB has been shown to reduce recurrence rates, presumably by destroying residual floating tumor cells before they can implant or prior to re-epithelialization of areas in which tumor cells have landed.


FIGURE 2.  ADJUNCTIVE TREATMENT WITH VALSTAR(TM)

                           [TURB PROCEDURES GRAPHIC]

     There are no drugs in the United States approved for IVe administration shortly after TURB. In fact, BCG, the most widely used IVe agent, is contraindicated for patients with any signs of compromised bladder integrity because sytemetization of the tubercle bacillus has led to severe adverse reactions. Anthra has conducted a Phase I/II study of Valstar(TM) administered immediately following TURB in 22 patients. This study documented the safety of adjunctive administration of Valstar(TM) and served as the basis for discussions with the FDA regarding the development of Valstar(TM) for approval in this setting. Anthra has commenced a Phase III randomized pivotal study of adjunctive Valstar(TM). The results of this study, if positive, will serve as the basis for FDA approval of Valstar(TM) for single-dose adjunctive therapy in conjunction with TURB procedures. If approved, Valstar(TM) will be marketed for IVe administration to the 6,000 urologists in the United States by Medeva. See
"-- Valstar(TM) -- Licensing Agreements." The Company will also seek European approval of adjunctive therapy for low to intermediate risk papillary tumors. If approved, Nycomed and Almirall will market Valstar(TM) to urologists throughout Europe.

  VALSTAR(TM) IN PATIENTS WITH OVARIAN CANCER

     Ovarian cancer affects 25,400 new patients annually in the United States, and there are approximately 60,000 patients in the United States that have been diagnosed with the disease. With an estimated 14,500 deaths in 1996, ovarian cancer caused more deaths in the United States than any other cancer of the female reproductive system. Ovarian cancer is often "silent", showing no signs or symptoms until late in its development, and only 23% of all cases are detected at a localized stage. Figure 3 illustrates the management of ovarian cancer. Aggressive surgery, that is, removal of all sites of tumor involvement as well as the ovaries, fallopian tubes, and uterus, is typically performed. Front-line systemic chemotherapy is then typically administered. Although the regimens employed in up-front treatment continue to be optimized, in the United States the use of intravenously administered platinum and paclitaxel is the standard. In a large study performed by the Southwest Oncology Group ("SWOG"), the Gynecologic Oncology Group ("GOG"), and ECOG (each of which is a government sponsored cancer research network associated with the National Cancer Institute of the National Institute of Health), involving patients with small volume disease following surgery, IP administration of cisplatin has been shown to be superior to intravenously administered cisplatin. However, cisplatin is not approved for IP use. The high dose intensity achieved via IP administration and the direct contact of drug with tumor cells and small volume tumor nodules is believed to account for the effectiveness of this route. Following front-line therapy, patients are monitored closely using physical examination, examination of serum levels of CA-125, CT scans of the abdomen and pelvis, and often with repeat surgical or laparoscopic exploration. Unfortunately, most patients with advanced ovarian cancer are not cured with front-line treatment and the development of platinum resistant recurrent disease within the peritoneal cavity is common.

FIGURE 3.  OVARIAN CANCER MANAGEMENT

                       [OVARIAN CANCER MANAGEMENT CHART]

     When patients are shown to have recurrent disease, second-line therapies are typically administered. Although IP administration of several agents has been evaluated, there are no drugs approved in the United States for use in this manner. As mentioned above, IP cisplatin has been shown to be quite effective as front-line therapy involving patients with small volume disease. Doxorubicin, an anthracycline known to be effective in the treatment of patients with ovarian cancer when administered intravenously, was evaluated for IP administration; however, due to this contact toxicity of this compound and the complications that were observed, the drug is considered to be inappropriate for IP use.

     Valstar(TM) is also an anthracycline which, in comparison to doxorubicin, is associated with considerably less contact toxicity. Anthra's Phase I/II study of IP Valstar(TM) use demonstrated that the drug is safe and well tolerated at high dose levels, and produced preliminary evidence of drug activity in a heavily pre-treated group of patients. Anthra is sponsoring a Phase III clinical trial in the United States and Canada involving patients with small volume disease following treatment with platinum and paclitaxel. The Company plans to launch a European Phase III study of IP Valstar(TM) in fiscal year 1999. Data from these studies is expected to support supplementary regulatory filings for this claim by fiscal year 2001. If IP Valstar(TM) is approved by the FDA, Valstar(TM) can then be marketed to the approximately 300 gynecological oncologists in the United States and to a similar target audience in Europe. See "-- Valstar(TM): Licensing Agreements."

  VALSTAR(TM) IN PATIENTS WITH PROSTATE CANCER

     In the United States, over 184,500 new cases of prostate cancer are diagnosed each year and an estimated 39,200 deaths occurred from the disease in 1996. The risk of being diagnosed with prostate cancer increases with age and the disease accounts for over 80% of the cancers diagnosed in men over the age of 65. As a result of early detection screening procedures, including the use of serum PSA (Prostate Specific Antigen) levels, approximately 60% of patients are diagnosed when the disease is localized, that is, confined within the prostate gland. Surgical prostatectomy (complete surgical removal of the prostate) was traditionally considered by many experts to be the definitive treatment for localized disease. However, due to the variable natural history of localized prostate cancer and questions regarding the long-term efficacy of surgical therapy, over the past five years, a strategy of "watchful waiting" has been advocated by some experts. This approach entails careful observation of patients with pathologically proven prostate cancer followed by definitive therapy when the patient is considered to be at high risk of having progressive disease. As depicted in Figure 4, a significant controversy regarding the optimal therapy for localized prostate cancer has emerged, and the contrast of the foregoing approaches has led a number of physicians and patients to seek alternative therapies including external beam radiation therapy, brachytherapy (implantation of radioactive seeds within the prostate gland), and cryotherapy (freezing of the gland). Patients and physicians have found themselves at a crossroads having to choose between either no treatment or a variety of forms of therapy associated with significant side effects and compromised quality of life.

FIGURE 4.  PROSTATE CANCER TREATMENT DILEMMA

                       [PROSTATE CANCER TREATMENT CHART]

     Anthra and others have viewed this treatment dilemma as a possible opportunity for treatment by way of a direct injection of therapeutic agents within the prostate gland. In-vitro sensitivity studies have demonstrated the activity of Valstar(TM) against prostate cancer and studies of direct intraprostatic injection of Valstar(TM) in dogs has established the feasibility of this approach. Anthra is working with its investigators to finalize the protocol and begin patient enrollment in a Phase I study of intraprostatic Valstar(TM) in fiscal year 1999. Subsequent studies may be initiated pending the results of this Phase I study.

  VALSTAR(TM): MARKET


     The Company has researched the historical incidence of the diseases for which the Company is currently conducting trials, or has received FDA approval, for Valstar(TM) based on publicly available information and reports prepared for the Company by MedProbe, including a report summarizing the results of a survey of 1.5% (124) of office and hospital based urologists reported to be members of the AMA. Although precise patient data is not published and can vary significantly from year to year, based on the foregoing research and certain assumptions made by the Company, including the estimated cost of treating each of the estimated number of patients with Valstar(TM), the Company estimates that the potential market for Valstar(TM) in the United States could approximate nearly $600 million per annum. This estimate is based on the following historical data, assumptions and estimates: an average of approximately 5,000 to 9,000 patients per year are estimated as having been diagnosed with CIS that is refractory to BCG therapy, and the Company's estimate of the cost of treatment of this type of cancer utilizing Valstar(TM) is $7,200 per patient; an average of approximately 180,000 patients per year are estimated as having had a TURB procedure performed, and the Company estimates that an adjunctive treatment utilizing Valstar(TM) would cost $1,200 per patient; an average of approximately 10,000 patients per year are estimated as having been diagnosed with small volume ovarian cancer refractory to front-line treatment, and the Company's estimate of the cost of treatment of this type of cancer utilizing Valstar(TM) is $9,000 per patient; an average of approximately 184,500 patients per year historically have been diagnosed with organ-confined prostatic cancer, and the Company's estimate of the cost of treatment of this type of cancer utilizing Valstar(TM) is $1,200 per patient; and the estimated potential market for Valstar(TM) of approximately nearly $600 million per annum assumes 100% of these patients utilizes Valstar(TM) with the foregoing costs of treatment. No assurance can be given by the Company that this estimated market for Valstar(TM) will be achieved.


  VALSTAR(TM): DRUG MANUFACTURING AND FINISHING

     Valstar(TM) is or has been manufactured in bulk powder form for the Company by Gensia Sicor in Rho (Milan), Italy, and by Omnichem in Louvain-la-Neuve, Belgium.

     In June 1991, the Company entered into an Exclusive Supply Agreement with Omnichem for the manufacture of Valstar(TM) Drug Substance, part of which terminated according to its terms in 1994. Following such termination, Anthra had the right to contract for the manufacture of Valstar(TM) Drug Substance with any party of its choice. However, for a period of 10 years from the date of such termination, Omnichem has a right of last refusal to supply Valstar(TM) Drug Substance on the same terms, including price, as those offered by a third party supplier.


     In September 1997, the Company entered into a Supply Agreement with Gensia Sicor for the manufacture of Valstar(TM) Drug Substance (the "Gensia Sicor Agreement"). In accordance with the terms of the Gensia Sicor Agreement, Gensia Sicor supplied to Anthra in 1997 certain validation batches of Valstar(TM) Drug Substance in return for payments aggregating $570,000, for purposes of facilitating Anthra's United States and European regulatory approval processes for Valstar(TM). Gensia Sicor is obligated to manufacture and supply Valstar(TM) Drug Substance for Anthra in accordance with the terms and conditions of the Gensia Sicor Agreement. Anthra's price for Valstar(TM) Drug Substance shall be as set forth in the Gensia Sicor Agreement. In addition, Anthra has the obligation to make certain payments of up to $80,000 to Gensia Sicor upon the attainment of certain milestones in connection with the regulatory approval process for Valstar(TM). Subject to certain limitations, the term of the Gensia Sicor Agreement expires in 2008.


     Gensia Sicor has submitted to the FDA, and will submit to the appropriate regulatory authorities in Europe, its Drug Master File with respect to Valstar(TM), which includes, among other information, the Drug Establishment Registration Number, address of manufacturer, information regarding the characterization of the drug substance, analytical specifications, manufacturing flow sheet, production and process controls, evidence of chemical structure, and characterization of reference standards and stability data. Omnichem has submitted to the Company, which has in turn submitted to the FDA, information similar to that which Gensia Sicor submitted to the FDA.

     Release testing and stability testing of Valstar(TM) Drug Substance produced by Omnichem has been performed under contract to Anthra by Ben Venue, while release testing and stability testing of Valstar(TM) Drug Substance produced by Gensia Sicor is performed by the manufacturer.

     Valstar(TM) Drug Product is purchased from Ben Venue, and the Company is currently negotiating the terms and conditions of a written supply agreement with Ben Venue. Under the terms of its agreements with Medeva, Nycomed, and Almirall, Anthra will be the exclusive provider of Valstar(TM) Drug Product for post-approval marketing. See "-- Valstar(TM): Licensing Agreements."

  VALSTAR(TM): COMPETITION


     Anthra has designed its clinical and commercial development programs to maximize the market competitiveness of Valstar(TM). At present, two therapeutic agents are registered for IVe administration in the United States: the chemotherapeutic drug thiotepa and the immunotherapeutic biological BCG. Thiotepa is an older drug that is considered to have limited efficacy in treatment of refractory bladder cancer. BCG is the definitive agent for treatment of CIS, and is used for prophylactic IVe therapy to supplement surgical resection of papillary tumors involving patients with aggressive forms of the disease. Two other chemotherapeutic drugs marketed in the United States, doxorubicin and mitomycin, are considered to be active when administered by the IVe route, but neither is approved for IVe use by the FDA. Clinical studies of immunotherapy with interferon administered intravesically, Photofrin for use with photodynamic therapy, and the experimental oral agent bropirimine, have demonstrated only limited utility for these agents in the treatment of bladder cancer. Keyhole limpet hemocyanin is a developmental agent that is being tested for activity against superficial bladder cancer as a replacement for BCG.



     Anthra's pivotal clinical studies in the United States were conducted using patients who had failed to respond to or recurred following treatment with BCG. At present, the majority of refractory patients are treated with surgical cystectomy, although many patients refuse to undergo the procedure. For lack of an appropriate alternate therapy, some urologists recommend bladder salvage IVe therapy with non-approved agents. Given that the determination of what constitutes an unacceptable side effect (including death) ("unacceptable morbidity or mortality") within the scope of the FDA Approved Indication is ultimately determined by the examining urologist, the Company believes that Valstar(TM) may be used for the treatment of many patients with BCG-refractory CIS who refuse to undergo a cystectomy. Effective September 25, 1998, the FDA granted Anthra exclusive marketing approval for Valstar(TM) as an Orphan Drug for the treatment of the FDA Approved Indication. Such approval protects Anthra with respect to Valstar(TM) from competition in the treatment of patients with the FDA Approved Indication for seven years from the date of approval. See "Business -- Government Regulation."


     If the results of Anthra's ongoing Phase III study of IVe Valstar(TM) administered immediately following transurethral resection of the bladder are positive, the data could provide the basis for a supplemental claim covering a novel therapeutic approach. Although European studies have shown that mitomycin is active in this clinical setting, this drug is not approved for IVe administration in the United States. BCG is not a potential competitor for peri-surgical therapy because administration of a live bacterial culture immediately following surgery poses unacceptable risks.

     The competitive environment for IVe Valstar(TM) in Europe is more complicated because, in addition to BCG and thiotepa, mitomycin, epirubicin, and doxorubicin are approved for IVe administration. None of these drugs, however, has been rigorously evaluated in clinical studies for treatment of refractory superficial bladder cancer and no agent has been registered based on a claim of activity in a refractory patient population. Because the data from Anthra's pivotal clinical trials involving patients with refractory disease in the United States and Europe (which formed the basis for the Company's filing with the EMEA for approval to market

Valstar(TM) in Europe), comprise one of the largest studies of a well-characterized refractory population, Anthra believes Valstar(TM) will be competitive in the European market if approved.


     Although several studies have shown that chemotherapeutic agents such as cisplatin are active when administered intraperitoneally, no agent is approved in either Europe or the United States for IP administration. Anthra views this as an opportunity for Valstar(TM). Several agents have been approved for treatment of refractory ovarian cancer via systemic administration, including paclitaxel (Taxol(R)), which was originally registered for second line therapy but is used increasingly in first line combination therapy with platinum agents, topotecan and tamoxifen. Taxol(R) is being evaluated in GOG trials for IP administration. Altretamine, which is taken orally, is marketed in the United States for treatment involving patients with refractory ovarian cancer. Anthra's Phase III study is comparing the activity of IP Valstar(TM) and oral altretamine involving patients who have failed to respond following therapy with platinum compounds and paclitaxel.


  VALSTAR(TM): PROPRIETARY POSITION


     Patent protection for Valstar(TM) as a NME expired in 1995. Anthra's management believes it can maintain a strong proprietary position for the drug based on two platforms. First, it will seek Orphan Drug status for Valstar(TM) in specific disease indications; FDA granted Anthra exclusive marketing approval for Valstar(TM) as an Orphan Drug for the treatment of the FDA Approved Indication in September 1998 and Anthra will apply for Orphan Drug designation and seek marketing approval in other appropriate indications. Second, Anthra has proprietary know-how in the manufacture and formulation of the drug. In Europe, drugs approved via the centralized procedure, that is, through the EMEA, are granted protection from generic competition for a ten year period from the date of approval.



     Pursuant to an Agreement with Dana-Farber, dated November 6, 1990 (the "Dana-Farber Agreement"), Anthra acquired certain rights to Valstar(TM) for both in and outside of the United States. While Anthra's rights with respect to United States and foreign patents to Valstar(TM) under the Dana-Farber Agreement have expired, Anthra retains a non-exclusive license in the United States to know-how pertaining to Valstar(TM) through September 2000. Under the Dana-Farber Agreement, Anthra was given the right to file an NDA or IND for Valstar(TM) and had the obligation to use best efforts to commercially develop Valstar(TM). The Company is liable to Dana-Farber for annual royalty fees based on net sales, if any, as defined in the Dana-Farber Agreement. The Company agreed to pay Dana-Farber a minimum royalty of $15,000 for each 12-month period commencing on the anniversary of an NDA approval in the United States of Valstar(TM). The obligation to pay minimum royalties shall cease upon the termination of the Dana-Farber Agreement. Absent any default, the Dana-Farber Agreement terminates in September 2000 or upon 90 days notice by Anthra.



     The Company does not have any trademark rights. Medeva plc has the trademark rights for Valstar(TM) in the United States and Leivas Oy possesses such rights for Bonefos(R).


  VALSTAR(TM): LICENSING AGREEMENTS

     Nycomed

     In October 1997, the Company entered into an Exclusive License, Sale and Distribution Agreement with Nycomed for the sale and distribution of Valstar(TM) for three indications in Europe generally, excluding Spain and Portugal, but including the Commonwealth of Independent States, Russia, parts of Eastern Europe and, subject to certain conditions, an option with respect to China (the "Nycomed Agreement"). At that time, Nycomed also purchased 300,000 shares of the Company's Series D Convertible Preferred Stock for $4.5 million. The Nycomed Agreement provides, subject to certain restrictions and limitations, for future payments by Nycomed to Anthra aggregating up to $2 million based on the achievement of certain milestones. In connection with these payments, Nycomed will receive an option to purchase up to an aggregate of 66,666 shares, subject to certain conditions, of either the Company's Series D Convertible Preferred Stock or Common Stock at a price of $15 per share, which options will expire in accordance with the Nycomed Agreement. Upon making a certain payment under the Nycomed Agreement, subject to certain conditions, Nycomed will receive an additional option to purchase that number of shares of either Anthra's Common Stock or Series D Convertible Preferred Stock that can be purchased for $1 million at the price per share as determined by a formula based on the market price of the shares at the time of exercise, which options will expire in accordance with the Nycomed Agreement. Subject to certain conditions, the Nycomed Agreement requires that Anthra prepare and file applications for regulatory approval for Valstar(TM) for the three indications in the countries within the Nycomed territory. Subject to certain conditions, the Nycomed Agreement also provides for Anthra to supply Valstar(TM) Drug Product to Nycomed at a price specified in the Nycomed Agreement. Unless earlier terminated pursuant to its provisions, the Nycomed Agreement has an initial term of 10 years from the date in which the first major European Union member (other than Spain and Portugal) grants the technical approvals for any indication for Valstar(TM).

     Medeva


     In July 1997, the Company entered into the Medeva Agreement for the sale and distribution of Valstar(TM) in the United States territory for two indications. The Medeva Agreement provides for an initial non-refundable payment of $8 million to Anthra which was paid on signing, and, subject to certain restrictions and limitations, potential future milestone payments aggregating up to approximately $15.1 million, of which the Company received $2.1 million in September 1998, and potential future license fee payments aggregating up to approximately $3 million (subject to certain offsets by Medeva for funds Medeva may advance to Anthra for the continued development of Valstar(TM), costs incurred by Medeva to bring certain actions for infringement, and certain losses suffered by Medeva in third-party actions in connection with the sale of Valstar(TM)), each based upon the achievement of certain milestones. Based on Anthra's attainment of FDA approval for Valstar(TM) for the FDA Approved Indication, Anthra is entitled to receive $5.5 million of such milestone payments and license fee payments. In consideration of, among other things, the aforementioned payments, Anthra has granted to Medeva a nominal ownership interest in the proprietary rights to Valstar(TM) as exploited in the United States and certain of the proceeds to the Company resulting therefrom. Due to Anthra's achievement of a certain milestone under the Medeva Agreement and upon its receipt from Medeva of the payment related thereto, Anthra will be obligated to make a $300,000 payment to the financial intermediary that introduced Anthra to Medeva.


     The Medeva Agreement also provides for the payment of royalties to the Company based on the net sales of Valstar(TM) sold by Medeva. In addition, the Company will supply Valstar(TM) Drug Product to Medeva at a price specified in the Medeva Agreement.

     The Medeva Agreement specifies that in the event the Company is unable to complete the development of Valstar(TM) for certain indications due to lack of funds, Medeva has the right to advance the necessary funds to the Company, which advances may be set off by Medeva at a specified rate against its payments under the Medeva Agreement, which would reduce payments to the Company thereunder. If Anthra is unable to supply Valstar(TM) to Medeva on a timely basis as provided in the Medeva Agreement, Anthra shall be obligated, subject to certain restrictions and limitations, to pay liquidated damages to Medeva based on the number of days that such supply is delayed up to a maximum amount of $450,000 per order. In the event that Anthra becomes obligated to pay Medeva liquidated damages in a certain amount as specified in the Medeva Agreement, or is the subject of a bankruptcy or similar proceeding, then Medeva shall have the right to manufacture Valstar(TM) for the term of the Medeva Agreement. Subject to certain exceptions as set forth in the Medeva Agreement, Medeva shall be limited to the foregoing rights in the event Anthra is unable to supply Valstar(TM) on a timely basis.


     The Company may be entitled to receive additional payments for the ovarian cancer indication, dependent upon the outcome of negotiations, which are scheduled to be undertaken in 1998.


     Subject to certain conditions, the Medeva Agreement requires Anthra to prepare and file an NDA and sNDA for Valstar(TM) for two indications, and subject to agreement with Medeva, a third indication.

     Unless earlier terminated pursuant to its provisions, the Medeva Agreement has a term of not less than 12 years from the date of the first commercial sale of Valstar(TM) in the United States territory.

     Almirall


     In April 1997, the Company entered into the Almirall Agreement for the sale and distribution of Valstar(TM) for all indications in Spain and Portugal. At that time, Almirall also purchased 67,819 shares of Anthra's Series D Convertible Preferred Stock for $750,000. The Almirall Agreement provides for an initial licensing payment by Almirall of $200,000 which was paid on signing, and future payments of $400,000 upon the achievement of certain milestones. Anthra is currently entitled to receive $200,000 of such future payments for having attained a certain milestone. The Almirall Agreement also provides for Anthra to supply Valstar(TM) Drug Product to Almirall at a price specified in the Almirall Agreement. The Almirall Agreement requires Anthra to conduct all clinical trials required for the submission of applications for regulatory approval for Valstar(TM) for at least two indications, and to file the registrations in Spain and Portugal. Unless earlier terminated pursuant to its provisions, the Almirall Agreement has an initial term of 10 years from the date of the first commercial sale of Valstar(TM) in Spain.


     Schering AG, Germany

     In July 1996, the Company converted the Development Agreement into the Support Agreement. The Support Agreement provides for a payment by Schering AG, Germany to Anthra of $3.5 million in consideration of such conversion of the Development Agreement and the issuance by Anthra to Schering AG, Germany of 200,000 shares of Anthra's Series D Convertible Preferred Stock, which was subsequently converted by Schering AG, Germany into Common Stock. Such payment was received by the Company and recorded as $2.2 million toward the purchase of the 200,000 shares of Series D Convertible Preferred Stock and the remaining $1.3 million of the payment as other revenue upon conversion to the Support Agreement. The Support Agreement provides for royalties to be paid by Anthra to Schering AG, Germany based on the net sales of Valstar(TM). Unless earlier terminated pursuant to its provisions, the Support Agreement will expire seven years after the date of the commercial launch of Valstar(TM) in the United States, Germany or the United Kingdom.

BONEFOS(R): AN ORAL AGENT FOR OSTEOLYTIC COMPLICATIONS OF METASTATIC CANCER

     Lytic bone disease is a medical condition that results from the establishment and growth of metastases emanating from a variety of cancers, including breast, lung, and multiple myeloma. The pathophysiologic basis of the condition is the stimulation of a population of normal bone cells (osteoclasts) relative to another population of bone cells (osteoblasts). Normal functioning of bone depends on osteoclasts and osteoblasts acting in concert. Osteoclasts mediate destruction of bone and osteoblasts are responsible for bone growth and mineral production. The interplay between destruction and formation is integral to bone re-modeling and various metabolic functions including calcium regulation. When cancer metastasizes to bone, preferential stimulation of osteoclasts leads to bone resorption and breakdown. As depicted in Figure 5, lytic bone metastases are responsible for a clinical spectrum of diseases, including establishment and progression of metastases leading to complications including pain, pathological fracture and, in the terminal stages, hypercalcemia (elevated blood calcium levels).

FIGURE 5.  BONEFOS(R) IN THE MANAGEMENT OF LYTIC BONE DISEASE

[OSTEOLYTIC BONE METASTASES GRAPH]

     Bonefos(R) (clodronate) is an orally active bisphosphonate compound that blocks bone resorption through osteoclast inhibition. High doses of bisphosphonates are required to control lytic bone metastases resulting from cancer. Due to significant gastrointestinal toxicity, most bisphosphonates cannot be administered orally at high doses, so the products currently marketed in the United States for the management of lytic bone metastases must be administered intravenously. In contrast, clinical studies and more than 12 years of marketed use in Europe have shown that Bonefos(R) is effective and well tolerated when administered orally. Bonefos(R) is currently approved in 56 countries for the treatment of hypercalcemia and complications from lytic bone disease.


     Anthra has entered into the Bonefos Agreements, under which Anthra has acquired the development and marketing rights for Bonefos(R) for the hypercalcemia and lytic bone disease indications in the United States. See
"-- Bonefos(R): Proprietary Position; -- Bonefos Agreements." Bonefos(R) has been on the market in Europe and the rest of the world since 1985, with worldwide sales of approximately $150 million in 1997. Although Leiras Oy had commenced a Phase III trial in the United States for Bonefos(R) for the hypercalcemia indication, Leiras Oy plans to discontinue the trial in late 1998. The Company plans to design and commence a new Phase III trial in the United States for Bonefos(R) for the hypercalcemia indication in late 1998 and a Phase III trial for the lytic bone disease indication in early 1999. Table II summarizes this proposed program.

TABLE II.  SUMMARY OF PROPOSED BONEFOS(R) CLINICAL DEVELOPMENT PROGRAM


  INDICATION/TREATMENT TYPE               RATIONALE                       STATUS
  -------------------------  -----------------------------------  -----------------------
  Hypercalcemia/Oral         - Approved in 56 countries for       - United States Phase
                               treatment of hypercalcemia           III study planned for
                             - Large safety and efficacy dossier    late 1998; Orphan
                                                                    Drug designation;
  ---------------------------------------------------------------------------------------
  Lytic bone disease/Oral    - Approved in 56 countries for       - United States Phase
                               treatment of lytic bone disease      III study planned for
                             - Large safety and efficacy dossier    early 1999
  ---------------------------------------------------------------------------------------



     The Company plans to implement in late 1998 a Phase III randomized clinical trial to evaluate the efficacy of Bonefos(R) taken daily orally for maintenance of normal blood calcium levels in patients who have received acute treatment with intravenous drugs for hypercalcemic complications of metastatic disease. The Company believes that about 50% of patients who respond to acute treatment relapse with hypercalcemia and require acute treatment again. A subsequent Phase III randomized study, which the Company plans to commence in early 1999, will compare the activity of monthly treatment with pamidronate (Aredia(R)) administered as an intravenous infusion and daily treatment with Bonefos(R) taken orally for controlling lytic bone disease in patients with metastatic lung or breast cancer. Intravenous treatment with Aredia(R) has been shown to reduce the incidence of skeletal complications (fractures, surgery, radiotherapy and pain), and the Company's management views the availability of an effective oral agent as a significant opportunity.


  BONEFOS(R): MARKET

     The oncology market for bone resorption inhibitors is young and growing rapidly. For example, United States sales of Aredia(R) nearly doubled to $200 million in 1997 following its approval for the wider claim of management of lytic bone disease. Bonefos(R) is both less costly and more convenient to administer than Aredia(R), which must be given as a three-hour or 24-hour infusion in a supervised setting and costs, according to Company estimates, approximately $1,500 per monthly treatment. In comparison, Bonefos(R), an orally administered drug, is currently priced at $300 per month in Europe. If Bonefos(R) is approved, it will be marketed to the 9,000 clinical oncologists in the United States.

     The Company has researched the historical incidence of hypercalcemia and the types of lytic bone disease in which Bonefos(R) is active based on publicly available information. Although precise patient data is not published and can vary significantly from year to year, based on the foregoing research and certain assumptions made by the Company, including the estimated costs of utilizing Bonefos(R) for the treatment of these maladies using each of the estimated number of patients, the Company estimates that the potential market for Bonefos(R) in the United States could approximate nearly $900 million per annum. This estimate is based on the following historical data, assumptions and estimates. Between 500,000 to 700,000 people each year are reported to have died from cancer, and of these people, between two-thirds to three-quarters are reported to have developed bone metastases during the later stages of this disease; based on the foregoing, the Company has assumed approximately 450,000 patients per year will develop bone metastases. The Company's estimate of the cost of treatment of this malady utilizing Bonefos(R) is $1,825 per patient. Hypercalcemia frequently occurs in the setting of widespread osteolytic bone lesions, and the Company has thus assumed that an additional 50,000 patients per year with bone metastases not receiving treatment will develop hypercalcemia. The Company's estimate of the cost of treatment of this malady utilizing Bonefos(R) is $900 per patient. The potential market for Bonefos(R) of approximately nearly $900 million per annum assumes 100% of these patients utilize Bonefos(R) with the foregoing costs of treatment. No assurance can be given by the Company that this estimated market for Bonefos(R) will be achieved.

  BONEFOS(R): COMPETITION

     Two bisphosphonate compounds are marketed in the United States for treatment of osteolytic complications due to malignancies: Aredia(R) is considered the most active and has captured a significant and increasing share of this market; and Didronel(R) (etridronate) is used less because it has been shown to inhibit bone regrowth as well as resorption. Both drugs require intravenous administration for treatment of conditions associated with malignancies. Two other bisphosphonates, tiludronate (Skelid(R)) and alendronate (Fosamax(R)), are marketed in oral formulations for treatment of osteoporosis and/or Paget's Disease, and several other compounds are in clinical development for these non-malignant disease indications. If the companies developing and marketing these drugs pursue additional claims for the hypercalcemia and/or lytic bone disease indications, these products could be potential competitors to Bonefos(R).

  BONEFOS(R): PROPRIETARY POSITION

     Several patents for use and formulation of Bonefos(R) have been granted, and are due to expire commencing in 2010 and ending in 2014. Bonefos(R) has received Orphan Drug designation for the treatment of osteolysis (hypercalcemia) and, therefore, may have market exclusivity for seven years from the date of approval of the NDA for this indication.


  BONEFOS(R): BONEFOS AGREEMENTS


     In December 1997, the Company entered into a term sheet (the "Bonefos Agreement in Principle") with Berlex and Leiras Oy, affiliates of Schering AG, Germany to acquire the rights to develop and exclusively market Bonefos(R) for the hypercalcemia and lytic bone disease indications in the United States, and for the related rights to purchase its requirements of Bonefos(R). Upon execution of the Bonefos Agreement in Principle, the Company made a nonrefundable payment to Berlex of $250,000 which was recorded as a research and development expense. The Bonefos Agreement in Principle expired pursuant to its terms.


     On July 6, 1998, the Company entered into the Bonefos Option Agreement and, in connection therewith, made a nonrefundable payment of $200,000. The Bonefos Option Agreement granted the Company the option to enter into the Bonefos Agreements. On September 30, 1998, the Company entered into the Bonefos Agreements by exercising its option under the Bonefos Option Agreement by making the $800,000 non-refundable payment to Leiras Oy required under the Bonefos Option Agreement. The Bonefos Agreements provide for payment from the Company to Leiras Oy of $2.5 million on or before January 31, 1999, in consideration of the rights to develop and exclusively market Bonefos(R), on a royalty-free basis, for the hypercalcemia and lytic bone disease indications in the United States and for the related rights to purchase its requirements of Bonefos(R). The Bonefos Agreements have a term of 15 years.


     The Bonefos Agreements further provide that, for a period after the acceptance for filing of the NDA for the first indication for Bonefos(R), Berlex will have the option to acquire from the Company the exclusive right to market Bonefos(R) in the United States for the hypercalcemia and lytic bone disease indications for (i) a $6 million payment to the Company upon FDA approval of the NDA for the hypercalcemia indication, (ii) an obligation to make a $15 million payment to the Company upon FDA approval of the NDA (or sNDA) for the lytic bone disease indication, and (iii) an obligation to make royalty payments to the Company. In addition, if Berlex exercises the option, it may elect to develop Bonefos(R) in the United States for prevention of lytic bone disease. Upon the approval of an sNDA for such indication, Berlex will make certain royalty payments to the Company.


     In the event Berlex does not exercise the aforementioned option, the Bonefos Agreements provide that the Company would maintain the aforementioned exclusive right to market Bonefos(R) in the United States. In such event, the Bonefos Agreements provide for a supply obligation for a minimum of fifteen years, by Leiras Oy, the Schering AG, Germany affiliate that developed Bonefos(R) and currently manufactures Bonefos(R) for sale in Europe, in which Leiras Oy has the exclusive right and obligation to supply the Company with Bonefos(R) for sale in the United States at the price specified in the Bonefos Agreements.



     Under the Bonefos Agreements, Anthra is required to seek FDA approval of Bonefos(R) for the hypercalcemia and lytic bone disease indications, and will lose its license rights if it fails to file an NDA for Bonefos(R) for at least one indication by February 15, 2002, subject to certain conditions. The Company must also meet certain financial conditions on an on-going basis or the Bonefos Agreements may be terminated. Although the Company presently meets such financial conditions, there can be no assurance that the Company will continue to meet such financial conditions in the future.

GOVERNMENT REGULATION


     The research, testing, manufacturing, labeling, marketing, distribution and advertising of pharmaceutical products, such as the Company's product and proposed products are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. The drug development and approval process is generally lengthy, expensive and subject to unanticipated delays. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new pharmaceutical products through lengthy and detailed preclinical and clinical testing requirements, sampling activities and other costly and time-consuming compliance procedures. A new drug may not be marketed in the United States until it has undergone rigorous testing and has been approved by the FDA. The drug may then be marketed only for the specific indications, uses, formulations, dosage forms and strengths approved by the FDA. Similar requirements are imposed by foreign regulators upon the marketing of a new drug in their respective countries. Satisfaction of such regulatory requirements, which includes demonstrating to the satisfaction of the FDA that the relevant product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product, and requires the expenditure of substantial resources. Preclinical studies must be conducted in conformance with the FDA's current Good Laboratory Practice ("cGLP") regulations. The Company's compounds require extensive clinical trials and FDA review as new drugs. Clinical trials are rigorously regulated and must meet requirements for FDA review and oversight, and requirements under current Good Clinical Practice ("cGCP") guidelines. There can be no assurance that the Company will not encounter problems in clinical trials which would cause the Company, the FDA or another relevant regulatory body to delay or suspend clinical trials. Any such delay or suspension could have a material adverse effect on the Company's business, financial condition and results of operations.


     The steps required before a drug may be marketed in the United States include: (i) preclinical laboratory and animal tests; (ii) submission to the FDA of an application for an IND exemption, which must become effective before human clinical trials may commence; (iii) human clinical trials to establish the safety and efficacy of the drug; (iv) submission of a detailed NDA to the FDA; and (v) FDA approval of the NDA. In addition to obtaining FDA approval for each product, each establishment where the drug is to be manufactured must be registered with the FDA. Manufacturing establishments must comply with current Good Manufacturing Practice ("cGMP") regulations and are subject to periodic inspections by the FDA. Foreign manufacturing establishments manufacturing drugs intended for sale in the United States must comply with the same cGMP regulations and registration requirements as domestic establishments and are subject to periodic inspection by the FDA or by local authorities under agreement with the FDA.

     Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the metabolic and pharmacologic activity and potential safety and efficacy of the product, including acute and chronic toxicity studies and others. Preclinical tests must be conducted by laboratories that comply with FDA regulations regarding cGLP. The results of preclinical tests are submitted to the FDA as part of an IND, which must become effective before the sponsor may conduct clinical trials in human subjects. Unless the FDA objects to an IND, the IND becomes effective 30 days following its receipt by the FDA. There is no certainty that submission of an IND will result in FDA authorization of the commencement of clinical trials. In addition, either before or after approval of an IND, the FDA can issue a clinical hold requiring that clinical trials be stopped, either temporarily or permanently.

     Clinical trials involve the administration of the investigational drug to patients. Every clinical trial must be conducted under the review and oversight of an institutional review board ("IRB") at each institution participating in the trial. The IRB evaluates, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. The IRB has continuing oversight of the protocols. There is no assurance that the IRB will approve a study or not require protocol changes. Clinical trials are conducted by qualified investigators (usually physicians within medical institutions) selected by the sponsor of the trial to supervise the administration of the drug and ensure that the investigations are conducted in accordance with FDA regulations, including the general investigational plan and protocols contained in the IND. The sponsor also has an independent obligation to monitor the trials and ensure that all applicable legal requirements are satisfied, including requirements to comply with FDA recordkeeping and safety reporting regulations. Each protocol must be submitted to the FDA as part of the IND. The FDA's review of a protocol, however, does not mean that the study will be regarded as showing safety or effectiveness. Clinical trials typically are conducted in three phases, which generally are conducted sequentially, but which may overlap. Clinical trials test for efficacy and safety, side effects, dosage, tolerance, metabolism and clinical pharmacology. Phase I tests involve the initial introduction of the drug to a small group of subjects, often healthy volunteers, to test for safety, dosage tolerance, pharmacology and metabolism. Phase I/II studies are early studies designed to evaluate safety and preliminary activity of drugs in patients. Phase II trials involve a larger but still limited patient population to determine the efficacy of the drug for specific indications, to determine optimal dosage and to identify possible side effects and safety risks. If a drug appears to be safe and efficacious in Phase II evaluations, larger-scale Phase III trials are undertaken to evaluate the safety and effectiveness of the drug, usually, though not necessarily, in comparison with a placebo or an existing treatment. Certain provisions of the FDAMA have clarified provisions of prior law governing clinical testing. For example, data from one well-controlled Phase III clinical trial, together with confirmatory evidence, may, at the discretion of the FDA, be deemed to establish effectiveness, but the FDA is not required to depart from its usual requirement of two Phase III trials in any particular case. Another provision of the FDAMA establishes requirements regarding when the FDA must begin action in clinical trial applications. There can be no assurance, however, that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all. Furthermore, the FDA may suspend clinical trials at any time if it decides that patients are being exposed to a significant health risk.

     The results of the preclinical studies and clinical trials are submitted to the FDA as part of an NDA for approval of the marketing of a drug for a specific indication. The NDA also includes information pertaining to the chemistry, formulation and manufacture of the drug and each component of the final product. The NDA review process takes from one to two years on average to complete, although reviews of treatments for cancer and other life-threatening diseases may be accelerated. However, the process may take substantially longer if the FDA has questions or concerns about a product. In general, the FDA requires at least two adequate and well-controlled clinical studies demonstrating efficacy in order to approve an NDA. The FDA may, however, request additional information, such as long-term toxicity studies or other studies relating to product safety or effectiveness. Notwithstanding the submission of such data, the FDA ultimately may decide that the NDA does not satisfy its regulatory criteria for approval. Finally, the FDA may require additional clinical tests following NDA approval. There can be no assurance that the drugs the Company is seeking to develop will prove to be safe and effective in treating or preventing cancer. The development of such drugs will require the commitment of substantial resources to conduct the preclinical studies and clinical trials necessary to bring such compounds to market. Drug research and development by its nature is uncertain. There is a risk of delay or failure at any stage, and the time required and cost involved in successfully accomplishing the Company's objectives cannot be predicted. Actual drug research and development costs could exceed budgeted amounts, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The FDA has issued regulations intended to expedite the development, evaluation, approval and marketing of new therapeutic products to treat life-threatening and severely debilitating illnesses for which no satisfactory alternative therapies exist. These regulations provide for early consultation between the sponsor and the FDA in the design of both preclinical studies and clinical trials. There can be no assurance that any products the Company may develop will be eligible for evaluation by the FDA under these regulations. In addition, there can be no assurance that any products, if eligible, will be approved for marketing at all or, if approved for marketing, will be approved for marketing sooner than would be traditionally expected. Regulatory approval granted under these regulations may be restricted by the FDA as necessary to ensure the safe use of the drug. In addition, post-marketing clinical studies are required, and, if such drugs do not perform satisfactorily in such post-marketing clinical studies, such drugs would likely be required to be withdrawn from the market. The FDA also requires prior review of promotional materials for drugs approved under these provisions. The FDAMA has also provided a mechanism for identifying breakthrough drugs and for streamlining the regulatory process. No assurance can be given that any of the Company's products will qualify for the relevant provisions under the FDAMA with respect to such mechanism.

     The Prescription Drug User Fee Act of 1992, as amended, was enacted to expedite FDA review and approval of new drugs by providing the FDA additional funds through the imposition of user fees on sponsor companies of prescription drugs. Such Act imposes three kinds of user fees: (i) a one-time fee for each single-source prescription drug application submitted on or after September 1, 1992; (ii) an annual fee for each establishment that produces single-source prescription drugs; and (iii) an annual fee for each single-source prescription drug product marketed. This program was renewed by the FDAMA.


     Anthra cannot predict when, if ever, it might submit for regulatory review additional compounds currently under development or additional claims for existing compounds. Once the Company submits its potential products for review, there can be no assurance that FDA or other regulatory approvals for any pharmaceutical products developed by Anthra will be granted on a timely basis, if at all. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new pharmaceutical products through lengthy and detailed preclinical and clinical testing procedures, sample testing and other costly and time-consuming compliance procedures. Clinical trials are rigorously regulated. A new drug may not be marketed in the United States until it has been approved by the FDA or marketed in foreign countries until it has been approved by the appropriate regulatory agencies for such countries. There can be no assurance that the Company will not encounter delays or rejections during any approval process, or that the FDA or any other applicable regulatory agency will not make policy changes during the period of product development and FDA or other applicable regulatory agency regulatory review of any submitted NDA or other appropriate documentation. A delay in obtaining or failure to obtain such approvals would have a material adverse effect on the Company's business, financial condition and results of operations. Even if regulatory approval is obtained (such as with the FDA's approval of Valstar(TM) for the FDA Approved Indication), the labeling would be limited as to the indicated uses for which the product may be promoted or marketed. A marketed product (such as Valstar(TM) for the FDA Approved Indication), its manufacturer and the facilities in which it is manufactured are subject to continual review and periodic inspections. If marketing approval is granted, its sponsor would be required to comply with FDA or other applicable regulatory agency requirements for manufacturing, labeling, advertising, record keeping and reporting of adverse experiences and other information. Even after approval, marketed products are subject to continuing FDA review, and they can be withdrawn from the market, or new limitations placed on their labeling, marketing, distribution, manufacture, or use, if new side effects are discovered or if the products are shown to be less effective than previously believed. In addition, the Company would be required to comply with Federal and state anti-kickback and other health care fraud and abuse laws, and similar foreign laws, that pertain to the marketing of pharmaceuticals. Failure to comply with regulatory requirements and other factors could subject Anthra to regulatory or judicial enforcement actions, including, but not limited to, product recalls or seizures, injunctions, withdrawals of product from the market, civil penalties, criminal prosecution, refusals to approve new products and withdrawals of existing approvals, as well as enhanced product liability exposure, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.


     Among the requirements for FDA product approval is that manufacturers conform to the FDA's cGMP standards, which also must be observed at all times following approval. An NDA will not be approved until the manufacturing facilities have been inspected and found to be in compliance with cGMP standards, and approvals can be withdrawn and other actions taken to prevent continued manufacturing and distribution if a facility is found to be out of compliance with cGMP standards or with the manufacturing provisions of the NDA after approval. Accordingly, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to ensure compliance with cGMP standards. Failure to so comply subjects the manufacturer to possible FDA action, such as the suspension of manufacturing or seizure of the product. The FDA may also request a voluntary recall of a product. Foreign regulators also impose restrictions on drug manufacturers.

     Pursuant to the Orphan Drug Act, the FDA may designate a drug intended to treat a "rare disease or condition" as an Orphan Drug. A "rare disease or condition" is one which affects less than 200,000 people in the United States, or which affects more than 200,000 people but for which the cost of development and distribution of a drug for treatment of such disease or condition will not be recovered from sales of the drug in the United States. Upon approval of an NDA for an Orphan Drug, such drug may be eligible for exclusive marketing rights in the United States for designated and approved indications for seven years from the date of approval by the FDA for such indication. Orphan Drugs may also be eligible for Federal income tax credits for certain clinical trial expenses.

     Anthra has received exclusive marketing approval for Valstar(TM) as an Orphan Drug for the treatment of the FDA Approved Indication. Orphan Drug status for Bonefos(R) for the treatment of osteolytic bone metastases has been granted. A sponsor may receive marketing exclusivity for an Orphan Drug only if it is the sponsor of the first NDA approved for the drug for an indication for which the drug was designated as an Orphan Drug prior to the approval of such NDA. Therefore, unlike patent protection, Orphan Drug status does not prevent other manufacturers from attempting to develop the drug for the designated indication or from obtaining NDA approval prior to approval of the Company's NDA. If another sponsor's NDA for the same drug and the same indication is approved first, that sponsor is entitled to exclusive marketing rights if that sponsor has received Orphan Drug designation for the drug. In that case, the FDA would be prohibited from approving the Company's application to market the product for the relevant indication for a period of seven years. If another sponsor's NDA for the same drug and the same indication is approved first, but that drug has not been designated as an Orphan Drug, the FDA would still be permitted to approve the Company's NDA without the exclusivity provided by Orphan Drug status. Even if the Company did receive Orphan Drug exclusivity (as was the case with Valstar(TM) for the FDA Approved Indication), that does not prohibit the FDA from approving the same drug manufactured by another sponsor if it is labeled for a different indication (even if it can be used for the same indication) or if it is clinically superior to the Orphan Drug in any respect. Moreover, amendment of the Orphan Drug Act by the United States Congress and reinterpretation by the FDA are frequently discussed. Therefore, there can be no assurance as to the precise scope of protection that may be afforded by Orphan Drug status in the future, or that the current level of exclusivity will remain in effect. Failure to receive or retain such exclusivity could have an adverse effect on the Company's business, financial condition and results of operations.



     In most cases, pharmaceutical companies rely on patents to provide market exclusivity for the periods covered by the patents. See "Business-Products and Markets." In the United States, The Drug Price Competition and Patent Term Restoration Act of 1984, as amended (the "Waxman-Hatch Act"), permits an extension of patents in certain cases to compensate for patent time expended during clinical development and FDA review of a drug. In addition, the Waxman-Hatch Act establishes a period of market exclusivity, independent of any patents, during which the FDA may not accept or approve abbreviated applications for generic versions of the drug from other sponsors, although the FDA may accept and approve subsequent full NDAs for the drug. This applicable period of market exclusivity for a drug containing an active ingredient not previously approved is five years. There is no assurance that all or any of the Company's products, if approved, will receive market exclusivity under the Waxman-Hatch Act. Failure to receive such exclusivity could have an adverse effect on the Company's business, financial condition and results of operations.


     Health care reform legislation, if enacted, could result in significant changes in the financing and regulation of the health care business. In addition, legislation affecting coverage and reimbursement under Medicare, Medicaid and other government medical assistance programs has been enacted from time to time. The Company is unable to predict whether such legislation will be enacted in the future or, if enacted, the effect of such legislation on the future operation of the Company's business. Changes adversely affecting drug pricing, drug costs reimbursement, and prescription benefits, among other changes, could have a materially adverse effect on the Company's business, financial condition and results of operations.

     In 1993, legislation was adopted which established a very new and amended system for the registration of medicinal products in the EU. One purpose of this system is to provide an alternative to the essentially separate national approval systems among EU members, a major obstacle to harmonization. One of the most significant features of this new system is the establishment of EMEA. Under this new system, an application for marketing authorization, broadly speaking, may be submitted at either a centralized, a decentralized or a national level. The centralized procedure is administered by the EMEA; this procedure is mandatory for the approval of biotechnology products and available at the applicant's option for other products. The centralized procedure provides for the first time in the EU the ability to obtain marketing authorization that is valid in all EU member states ("Member States"). The Company has chosen and has been accepted for the centralized review procedure for its European regulatory filings. However, there can be no assurance that this strategy will secure regulatory approvals or the applications submitted by the Company. As of January 1995, a mutual recognition procedure is available at the request of the applicant for all medicinal products that are not subject to the centralized procedure, under the so-called "decentralized procedure." The decentralized procedure became mandatory on January 1, 1998. The decentralized procedure creates a new system for mutual recognition of national approvals and establishes procedures for coordinated EU action on product suspensions and withdrawals. Under this procedure, the holder of a national marketing authorization for which mutual recognition is sought may submit an application to one or more Member States, certifying that identical dossiers are being submitted to all Member States for which recognition is sought. Within 90 days of receiving the application, each Member State must decide whether to recognize the approval. The procedure encourages Member States to work with applicants and other regulatory authorities to resolve disputes concerning mutual recognition. If such disputes cannot be resolved within the 90-day period, the application will be subject to a binding arbitration procedure.

PRODUCT LIABILITY AND INSURANCE

     The Company's business involves the risk of product liability claims. The Company has not experienced any product liability claims to date. Although the Company maintains general liability insurance, including clinical trials coverage with coverage limits of $1 million per occurrence, an annual general aggregate maximum of $1 million, and an annual products aggregate maximum of $3 million, with advertising and personal injury coverage of $1 million, there can be no assurance that liability claims will not exceed such insurance coverage limits, which could have a material adverse effect on the Company's business, financial condition and results of operations, or that such insurance will continue to be available to the Company on commercially reasonable terms, if at all. The Company is in the process of increasing the annual products aggregate maximum to $5 million; however, there can be no assurance given that the Company will be able to obtain such increase on commercially reasonable terms, if at all.

EMPLOYEES

     At September 1, 1998, the Company employed 33 persons, with the majority involved in clinical research activities. There are 26 employees located at the Company's Princeton, New Jersey offices, and 7 in the United Kingdom office.

     None of the Company's employees is represented by a labor union, and the Company considers its relations with its employees to be positive. The Company has experienced no work stoppages.

     Many consultants are used in support of the Company's research and development efforts.

     Competition for technical personnel in the Company's industry is intense. To date, the Company has been successful in recruiting and retaining qualified personnel, but there can be no assurance that it will continue to be as successful in the future. The Company's future success depends in part on its continued ability to hire, assimilate and retain qualified personnel, including through the issuance of its equity which would be dilutive to the Company's shareholders.

PROPERTIES

     In July 1997, the Company executed a sublease for the Company's principal administrative and clinical offices of approximately 5,560 square feet located in the Carnegie Center in Princeton, New Jersey. The monthly rent at the Carnegie Center is $9,359, and the sublease expires on November 30, 1999. The Company is currently preparing to relocate its clinical offices in Princeton, New Jersey and in the interim may lease some space in addition to its Carnegie Center location on a temporary basis.

     The Company also leases approximately 1,635 square feet of office space for its Anthra UK clinical offices at The Malt House in Princes Risborough, England. The quarterly rent at The Malt House is L5,535 ($9,299 using a conversion factor of 1.68 dollars for 1 British pound), and the lease expires in December 2000.

     The Company believes that its facilities are adequate for its operations as currently conducted and should be sufficient for the foreseeable future.

LEGAL PROCEEDINGS

     As of the date of this Prospectus, there are no material legal proceedings to which the Company is a party.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the Company's current Directors and executive officers.


NAME                                AGE                    POSITION WITH THE COMPANY
----                                ---                    -------------------------
Mervyn Israel                       65     Chairman of the Board and Secretary
Michael C. Walker                   50     President, Chief Executive Officer and Director
Paul G. Gooding(1)(2)               63     Director
William Engbers(1)(2)               55     Director
Nicholas Borys                      38     Vice President and Medical Director
Karen Krumeich                      45     Chief Financial Officer, Vice President - Finance
Robert Lippert                      41     Senior Vice President - Marketing
Richard Onyett                      51     Senior Vice President - Corporate Development
Allen L. Thunberg                   51     Vice President - Pre-Clinical Development
Denise Webber                       38     Vice President - Clinical and Regulatory Operations


---------------

(1) Member of the Audit Committee of the Board of Directors.


(2) Member of the Compensation Committee of the Board of Directors.


     The business experience of each of the Directors and executive officers of the Company is set forth below.

     Mervyn Israel, Ph.D., Chairman of the Board and Secretary of Anthra since 1985, co-founded Anthra with Mr. Walker and is the inventor of Valstar(TM) and numerous other anticancer drugs. Dr. Israel has spent over 40 years in the area of cancer pharmacology, experimental therapeutics, and drug development. Following the award of a Ph.D. degree in 1959 from the University of Pennsylvania and postdoctoral appointments at the University of Michigan and Harvard University, he was affiliated for many years with Dana-Farber, rising to become Associate Chief for Drug Development in the Division of Pharmacology. Since 1983, Dr. Israel has been associated with the University of Tennessee, Memphis Health Science Center, where he holds joint appointments as Professor of Pharmacology in the College of Medicine and Professor of Pharmaceutical Sciences in the College of Pharmacy. Among other areas, Dr. Israel is an internationally recognized expert on the chemistry and pharmacology of anthracycline anticancer drugs.

     Michael C. Walker has worked in the pharmaceutical industry for more than 25 years, starting in sales with Eli Lilly & Co. In the mid-1970's, Mr. Walker joined Merck & Co., first managing two of Merck's primary products, then moving into Corporate Development and Licensing. In the latter capacity, Mr. Walker was instrumental in creating Merck's joint venture with Astra Pharmaceuticals. Mr. Walker left Merck in 1983 to become Chief Executive Officer of Polydex Pharmaceuticals in Toronto, Ontario, where he had the opportunity to apply his own market expansion strategies to an existing small business. He also has worked as a consultant to young pharmaceutical companies, specializing in developing strategic solutions for the commercialization of both traditional and biopharmaceutical products. Mr. Walker co-founded Anthra in 1985 and has been President, Chief Executive Officer and a Director of Anthra since 1985. Mr. Walker received a M.B.A. from Harvard University in 1973.

     Paul G. Gooding, M.B., B.S., a Director of the Company since 1993, works closely with Anthra's Clinical Development and Regulatory Affairs group, as well as with the Company's Commercial Development team. Dr. Gooding has more than 30 years experience working in four multinational pharmaceutical companies, primarily as Director of Clinical Research. From 1988 to 1993, Dr. Gooding was employed by Sankyo U.S.A. Corporation, a subsidiary of Sankyo Company, Ltd. (Japan), where he was responsible for the establishment and staffing of the Medical Department and the supervision of the Medical Affairs, Clinical Research and Regulatory Affairs Departments. At Sankyo U.S.A. Corporation, Dr. Gooding held the position of Vice President and Medical Director. Dr. Gooding retired from Sankyo U.S.A. Corporation in 1993, and since then has served as a consultant to various companies in the pharmaceutical and scientific arena. In addition to his considerable experience in developing clinical leads into approved drugs, he has directed product acquisitions programs and managed in- and out-licensing arrangements.

     William Engbers was elected a Director of Anthra in December 1997. Mr. Engbers joined Allstate Insurance Company in 1989, where he is currently Director of Venture Capital in Allstate's private equity group. Before that, he was Chairman of the Board of Plant Genetics Inc. Mr. Engbers has been a venture capitalist since 1981 and has served as a Director or Chairman of over two dozen venture capital sponsored companies. He is currently a Director of LaJolla Pharmaceuticals Company and DM Management, Inc. (both public companies), and seven privately-held corporations.


     Nicholas Borys, M.D., Vice President and Medical Director, joined Anthra in 1998, and is responsible for the medical management of clinical studies, the design of clinical trial protocols and the oversight of FDA submissions. Prior to joining Anthra, Dr. Borys worked for Amersham Healthcare, Inc., a worldwide manufacturer of radiopharmaceuticals, from 1992 to 1998 as Director, Medical Affairs, where he managed the Clinical Research and Technical Services departments. From 1987 to 1992, he held various positions at Hoffmann-LaRoche, Inc., including Director of Medical & Clinical Services, Business Department Research Analyst and Medical Director/Associate Director of Professional Services. Dr. Borys has a Doctor of Medicine from the American University of the Caribbean, an undergraduate degree from Rutgers University and has studied at St. Vladimir's College.


     Karen Krumeich, Chief Financial Officer and Vice President -- Finance, joined Anthra in 1998, and is responsible for all accounting, finance and treasury functions. Ms. Krumeich has worked in the healthcare industry for over 20 years specializing in finance and administration. Prior to joining Anthra, she worked for Bristol-Myers Squibb from 1995 to 1998 as Director of Health Systems Management in the Worldwide Franchise Management division, responsible for international strategic business planning and managed care marketing. Ms. Krumeich has an extensive background in the start-up and the development of financial and cost control systems from her experience as Chief Financial Officer of a pharmacy benefits management company, Pharmacy Direct Network, from 1994 to 1995, and as Vice President of Finance for the pharmacy division of GranCare, a national long-term care and home healthcare company, from 1991 to 1994. Ms. Krumeich has a B.S. in Pharmacy from the University of Toledo, with post graduate studies in accounting and finance.

     Robert Lippert joined Anthra as Senior Vice President -- Marketing in 1998, after 23 years of diversified pharmaceutical/healthcare experience. Mr. Lippert will be responsible for all commercial operations at Anthra including the launch of Valstar(TM). He was previously employed by Medeva Pharmaceuticals from 1997 to 1998 as Vice President Institutional Business, and from 1993 to 1997 as Senior Vice President Marketing and Business Development at International Medication Systems, Limited, a division of Medeva PLC. Prior to Medeva, Mr. Lippert was employed by Ethex/KV Pharmaceuticals from 1991 to 1993, and by Ohmeda Pharmaceuticals (Baxter) from 1984 to 1991, where he held numerous senior positions in Business Development, Marketing, and Finance. Mr. Lippert received his B.A. in Animal Biology and History from the University of Wisconsin. He also holds a B.B.A. in Business Administration/Finance from the University of Wisconsin, Milwaukee, and an M.B.A. in Marketing from Marquette University.

     Richard Onyett has worked in the pharmaceutical industry for over 25 years as a marketing and business development specialist. From 1970 to 1981, he worked in overseas country management and strategic marketing at ICI Pharmaceuticals, where he managed several major product ranges. He then worked for SmithKline and French Laboratories from 1981 to 1990, initially as head of new products and subsequently in charge of business development. In 1990, he was a founder of The Kite Organization, a healthcare consultancy. Since 1992, his consultancy firm, Camas Partners, has provided commercial development services to a number of medical research institutions and biopharmaceutical companies in the United States and Europe. All existing contractual obligations of Camas Partners have now been completed. In 1995, Mr. Onyett founded and became a director of Cambrio Group plc, and he is a director of Rio Pharmaceuticals Limited. In September 1997, Mr. Onyett joined Anthra as Senior Vice President -- Corporate Development with primary responsibility for the Company's corporate development. In addition to his corporate development responsibilities, he manages Anthra's U.K. operations, including clinical development. Mr. Onyett has a B.Sc. from the University of Nottingham and an M.Sc. in Virology from the University of Birmingham.

     Allen L. Thunberg, Ph.D., Vice President -- Pre-Clinical Development, is responsible for all aspects of pre-clinical research and development and manufacturing at Anthra. He joined the Life Sciences Group at Eastman Kodak in 1977, where he worked initially in clinical diagnostics and later in pharmaceuticals. In 1987 he transferred to Eastman Pharmaceuticals, a newly formed Division of Eastman Kodak, where he established discovery programs in immunology and targeted therapy, and negotiated and managed collaborative research and development programs with several biotechnology companies. In 1988, following Kodak's acquisition of Sterling Drug, he established and managed a research and development department with broad-based discovery and development responsibilities, and continued to serve as technical/business liaison for six collaborative biotechnology programs. Following the sale of Sterling Drug to Sanofi in 1994, Dr. Thunberg worked as biopharmaceutical consultant, then joined Anthra in 1996. Dr. Thunberg received his B.S. from North Dakota State University and his Ph.D. from The Rockefeller University, and completed post-doctoral studies at The Johns Hopkins University.

     Denise Webber, Vice President -- Clinical and Regulatory Operations, is responsible for the oversight of the clinical trials and regulatory approval processes and for the clinical and technical support of Marketing and Sales for the commercialization of Anthra's therapeutic products. Ms. Webber was appointed to her current position in September 1998. She was Vice President -- Medical Affairs of the Company from April 1998 until September 1998 and the Director of Clinical and Data Operations of Anthra, responsible for Anthra's clinical studies, from 1994 to 1998. Ms. Webber has seven years experience in the design and management of clinical trials of oncology products. Prior to joining Anthra in 1994, she was Manager for Medical Affairs at Cytogen Corp. from 1992 to 1994. Ms. Webber, a Certified Nuclear Medicine Technologist, has a B.S. from Loras College.

RECENT CHANGES IN THE CONSTITUTION OF THE BOARD OF DIRECTORS


     Membership on the Board of Directors has been reduced to four, down from seven when Amendment No. 3 to the Registration Statement of which this Prospectus forms a part was filed in May 1998. In the case of Messrs. Dow and Schiller, neither person assigned in his letter of resignation a specific reason for his resignation. The Company understands that in each case the reason was not Company-specific, nor the result of a dispute relating to the Company's business directions. The Company knows of no plans by either Messrs. Dow or Schiller or their affiliates to dispose in the near term his or their stock in the Company or otherwise to diminish their support for the Company and its prospects. In the case of Dr. Gulfo, he elected to pursue opportunities with an early stage firm.


KEY EMPLOYEE

     The Company has identified the following additional individual as a key employee.


     Philip Wood, FFPM, Medical Director -- Europe, is responsible for the drug development program of the Company in Europe. Dr. Wood obtained his medical degree in Britain and worked in several British hospitals, gaining broad experience in general medicine and developing his interests in pediatrics and obstetrics, before entering general medical practice in the south of England. In 1975, he entered the pharmaceutical industry and since then has undertaken posts of increasing responsibility, including Medical Director for Bristol-Myers Squibb UK and Medical Director for Wellcome UK. Dr. Wood is a Member of the Royal College of General Practitioners and a Fellow of the Faculty of Pharmaceutical Medicine. He has experience in all phases of drug development in many different therapeutic fields. He joined Anthra in 1996. Dr. Wood has an M.B., B. Ch. from the University of Wales, and has received several medical and pharmaceutical graduate degrees.


RESEARCH SUPPORT

     Because Anthra focuses on clinical and commercial development of drug candidates discovered and tested by third parties, the Company does not have to invest heavily in the infrastructure required to support pre-clinical research and development and manufacturing. Thus, the Company's non-clinical research and development activities concentrate on supporting regulatory submissions with data on toxicology, manufactur-ing, formulation, and stability testing. These studies are contracted to well established specialist research organizations and managed by Dr. Thunberg.

     Anthra has a long-term relationship with the University of Tennessee whereby Anthra provides a monthly contribution of $10,100 to support research in the laboratory of Dr. Mervyn Israel. This support is in the form of an unrestricted gift from the Company. See "Certain Relationships and Related Transactions."

SCIENTIFIC ADVISORY BOARD

     Anthra's Scientific Advisory Board is comprised of internationally recognized clinical researchers in urology and oncology. This Board advises Anthra's management on strategic issues related to the Company's clinical development programs.

     Robert R. Bahnson, M.D. is Louis Levy Professor of Cancer and Director, Division of Urology at Ohio State University. Prior to moving to Ohio State in 1996, he spent more than 15 years in clinical research in urology and urologic oncology at the University of Pittsburgh, Washington University (St. Louis, Missouri) and Northwestern University. He is a member of the Urologic Advisory Council of the American College of Surgeons and has previously served as a member of the Genitourinary Steering Committee of ECOG, the Editorial Committee of the Journal of Urology, and the Research Committee of the American Urological Association. He was honored with a listing in the 1996-1997 edition of Best Doctors in America: Northeast Region. Dr. Bahnson has a B.A. from Carleton College, a B.S. from the University of South Dakota, and an M.D. from Tufts University.

     H. Barton Grossman, M.D. holds the W.A. "Tex" and Deborah Moncrief Chair of Urology at the University of Texas M.D. Anderson Cancer Center. He previously had academic and clinical appointments at the University of Michigan Medical Center, Ann Arbor, and affiliated institutions. He is Chairman of the NIH Bladder Center Marker Network, the Organ Site Chairman for Local Bladder Cancer of SWOG, and a member of the American Joint Committee on Cancer's Task Force on Genitourinary Cancers, and has devoted more than 20 years to research and treatment of genitourinary cancers. Dr. Grossman has a B.A. from LaSalle College and an M.D. from Temple University.

     Brian Leyland-Jones, M.D. is Professor of Oncology & Medicine and occupies the Minda de Gunzburg Chair of Oncology at McGill University. Prior to moving to McGill University in 1990, he was, among other things, Chief of the Developmental Chemotherapy Section in the Investigational Drug Branch at the National Cancer Institute and held staff appointments at Cornell University Medical College, Memorial Sloan-Kettering Cancer Center and the New York Hospital in Pharmacology, Clinical Pharmacology, Internal Medicine and Oncology. Dr. Leyland-Jones holds degrees from the University of London and St. Mary's Hospital Medical School of the University of London.

     Mark J. Ratain, M.D. is a hematologist/oncologist and Professor of Medicine at the University of Chicago. He is also Chairman of the University's Committee on Clinical Pharmacology, as well as Co-Director of its Clinical and Experimental Therapeutics Program in the Cancer Research Center. He is the immediate past Secretary-Treasurer of the American Society of Clinical Oncology and also holds several leadership positions in the American Society for Clinical Pharmacology and Therapeutics. Dr. Ratain has an A.B. from Harvard and an M.D. from Yale University.

\ SUMMARY OF EXECUTIVE COMPENSATION

     The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company during the twelve months ended June 30, 1998 for: (i) the Chief Executive Officer of the Company and (ii) the three other most highly paid executive officers of the Company (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     ------------
                                                              ANNUAL COMPENSATION     SECURITIES
                                                              --------------------    UNDERLYING
                NAME AND PRINCIPAL POSITION                   SALARY(1)    BONUSES     OPTIONS
                ---------------------------                   ---------    -------   ------------
Michael C. Walker
  Chief Executive Officer and President.....................  $258,332       $0         50,000

Joseph V. Gulfo(2)
  Former Executive Vice President and Chief Operating
  Officer...................................................  $210,192       $0        150,000(3)

Allen L. Thunberg
  Vice President -- Pre-Clinical Development................  $135,528       $0         11,500

Denise Webber
  Vice President -- Clinical and Regulatory Operations......  $113,075       $0         31,500


---------------
(1) The cost of certain perquisites and other personal benefits are not included because they did not exceed the lesser of either $50,000 or 10% of the total of the annual salary and bonus reported for the Named Executive Officer.

(2) In September 1998 Dr. Gulfo resigned as a Director and executive officer of the Company.


(3) Of such options, options to purchase 135,000 shares of Common Stock were cancelled upon Dr. Gulfo's resignation as an executive officer of the Company in September 1998.

OPTION GRANTS IN THE TWELVE MONTHS ENDED JUNE 30, 1998

     The following table sets forth information regarding stock options granted pursuant to Anthra's 1990 Stock Plan, as amended (the "1990 Plan"), during the twelve months ended June 30, 1998 to each of the Named Executive Officers. The Company has never granted any stock appreciation rights.


                                         OPTION GRANTS IN LAST FISCAL YEAR
                                                 INDIVIDUAL GRANTS
                       ----------------------------------------------------------------------
                                      PERCENT OF                                                 POTENTIAL REALIZABLE
                                    TOTAL OPTIONS                                                  VALUE AT ASSUMED
                       NUMBER OF      GRANTED TO                                                 ANNUAL RATES OF STOCK
                       SECURITIES    EMPLOYEES IN    EXERCISE OR   MARKET PRICE                 PRICE APPRECIATION FOR
                       UNDERLYING    FISCAL YEAR        BASE       PER SHARE ON                     OPTION TERM(3)
                        OPTIONS     ENDED JUNE 30,    PRICE PER     THE DATE OF    EXPIRATION   -----------------------
        NAME           GRANTED(1)     1998(%)(2)        SHARE          GRANT          DATE          5%          10%
        ----           ----------   --------------   -----------   -------------   ----------   ----------   ----------
Michael C. Walker....    50,000         7.05%           $1.00          $3.00        10/16/07     $194,334     $339,061
Joseph V. Gulfo(4)...    75,000(5)                      $1.00          $3.00        10/16/07     $291,501     $508,592
                         75,000(6)                        (6)          $8.00         5/15/08           --           --
                        -------                                                                  --------     --------
                        150,000        21.14%                                                    $291,501     $508,592
Allen L. Thunberg....     7,500                         $3.00          $5.00        12/11/07     $ 38,584     $ 74,765
                          4,000(7)                      $8.00          $8.00         4/23/08     $ 20,125     $ 51,000
                        -------                                                                  --------     --------
                         11,500         1.62%                                                    $ 58,709     $125,765
Denise Webber........    10,000                         $3.00          $5.00        12/11/07     $ 51,445     $ 99,687
                         21,500(7)                      $8.00          $8.00         4/23/08     $108,170     $274,124
                        -------                                                                  --------     --------
                         31,500         4.44%                                                    $159,615     $373,811


---------------
(1) Such options were granted pursuant to and in accordance with the 1990 Plan. See "1990 Stock Plan."

(2) Based on an aggregate of 709,500 options granted to employees in the twelve months ended June 30, 1998, including options granted to Named Executive Officers.

(3) Based on the grant date fair market value per share as stated, gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder's continued employment with the Company throughout the vesting period. The amounts reflected in this table will not necessarily be achieved.

(4) In September 1998 Dr. Gulfo resigned as a Director and executive officer of the Company.


(5) Of such options, options to purchase 60,000 shares of Common Stock were cancelled upon Dr. Gulfo's resignation as an executive officer of the Company in September 1998.



(6) Such options were cancelled upon Dr. Gulfo's resignation as an executive officer of the Company in September 1998.



(7) On October 15, 1998, such options were exchanged for options to purchase an identical number of shares of Common Stock at an exercise price of $5.00 per share.

JUNE 30, 1998 -- FISCAL YEAR END OPTION VALUES

     The following table sets forth information concerning the value of unexercised in-the-money options held by the Named Executive Officers as of June 30, 1998. No Named Executive Officer exercised any options in the twelve months ended June 30, 1998.


                                                     AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                                                            AND FISCAL YEAR-END OPTION VALUES
                                               -----------------------------------------------------------
                                                   NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                        OPTIONS AT                     OPTIONS AT
                                                     FISCAL YEAR END               FISCAL YEAR END(1)
                                               ----------------------------   ----------------------------
                    NAME                       EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                    ----                       -----------    -------------   -----------    -------------
Michael C. Walker............................    163,000         100,000       $790,550        $415,000
Joseph V. Gulfo(2)...........................     38,000         162,000(2)    $175,280        $678,420
Allen L. Thunberg............................     14,000          28,500       $ 60,200        $105,300
Denise Webber................................      5,000          16,000       $ 23,120        $ 47,240


---------------
(1) Assumes a market price for the Common Stock at June 30, 1998 of $5.00 per share.


(2) In September 1998 Dr. Gulfo resigned as a Director and executive officer of the Company. Of such options, options to purchase 53,500 shares of Common Stock were cancelled upon Dr. Gulfo's resignation.


EMPLOYMENT AGREEMENTS

     In December 1990, the Company entered into an employment agreement with Michael C. Walker pursuant to which Mr. Walker serves as the Company's President and Chief Executive Officer. Such employment agreement, as currently amended, provides Mr. Walker with a base salary of $20,833 per month, provided for certain grants of options to purchase shares of the Company's Common Stock to Mr. Walker in fiscal year 1990, and required that Mr. Walker execute and deliver a separate confidentiality and noncompetition agreement. Mr. Walker's employment agreement may be terminated by either party with 60 days prior written notice. The Company does not have written employment agreements with any of its employees other than Mr. Walker.

     The Company has an agreement with each of Mr. Walker and Allen L. Thunberg, its Vice President -- Pre-Clinical Development, pursuant to which, in the event of a sale of 80% or more of the outstanding capital stock of the Company in a single or integrated transaction or the sale of the Company through a merger or consolidation where the Company is not the surviving corporation, in each case where the Company's stockholders prior to the transaction own less than 50% of the outstanding capital stock of the Company after the transaction, Messrs. Walker and Thunberg will each receive a payment equal to 12 months of his base salary as of the date of the transaction so long as such individual agrees to continue working for the new successor entity in a specified capacity for three months following the consummation of the transaction, provided, however, that such transaction must occur within two years of the date of such agreement and such individual must be employed by the Company.

     The Company has a consulting agreement with Dr. Mervyn Israel, the Company's Chairman of the Board and Secretary, dated as of December 5, 1990, pursuant to which Dr. Israel provides scientific consulting services to the Company in consideration of $3,750 per month. Dr. Israel's consulting agreement does not contain a specified term and may be terminated by either party with 60 days prior written notice.

     Anthra does routinely enter into written agreements with consultants providing clinical, medical writing, regulatory consulting or business development services, none of which is material to the Company's business. The Company has executed non-disclosure agreements with each of its current employees.

1990 STOCK PLAN

     By action of the Board of Directors of the Company on December 3, 1990, the Company adopted the 1990 Plan, which was approved by vote of the stockholders at the annual meeting of stockholders held on December 3, 1990. The 1990 Plan authorizes the Company to grant to eligible employees, Directors and consultants of the Company, as determined by the Board of Directors, options to purchase shares of the Company's Common Stock. The 1990 Plan also permits the Company to grant to such individuals certain awards of Common Stock, and certain rights to make direct purchases of Common Stock.


     As of June 30, 1998, the 1990 Plan authorized the Company to issue options to purchase up to 1,700,000 shares of the Company's Common Stock, and the Company had outstanding options for a total of 1,535,487 shares of Common Stock, of which none have been exercised and of which the net change in the shares of Common Stock underlying options granted and cancelled since June 30, 1998 is a decrease of 105,032. The 1990 Plan provides for options that qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-statutory (or non-qualified) stock options. The exercise price for any non-qualified options granted pursuant to the 1990 Plan may not be less than the lesser of the book value per share of the Common Stock as of the end of the fiscal year immediately preceding the date of the grant, or 50% of the fair market value of the Common Stock on the date of the grant. The exercise price for any ISOs granted pursuant to the 1990 Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant, and, in the case of an ISO stock option to be granted to an employee owning more than 10% of all voting power of the Company or any affiliated company, the exercise price may not be less than 110% of the fair market value on the date of grant. The 1990 Plan provides that, in the event of a change in control of the Company pursuant to which either all or substantially all of the Company's assets are sold, 80% or more of the Company's outstanding capital stock is sold by tender offer, exchange offer or otherwise, the Company is sold through a consolidation or merger where the Company is not the surviving corporation, or the acquisition is a result of a reverse triangular merger and the previous stockholders own an aggregate of less than 50% of the surviving corporation after such transaction, then optionees are entitled after any such event to exercise all outstanding but unvested options, as well as all outstanding vested options issued to them. In the event of a recapitalization or reorganization of the Company (other than as described above), pursuant to which securities of the Company or of another corporation are issued with respect to the Company's outstanding Common Stock, an optionee, upon exercising an option, shall be entitled to receive for the purchase price paid, upon such exercise, the securities he would have received if he had exercised his option prior to such recapitalization or reorganization.


     Subject to certain restrictions and limitations, options granted under the 1990 Plan typically have a term of ten years from the date of grant. ISOs exercisable upon the date of death or disability of any ISO optionee remain exercisable until the earlier of the specified expiration date or the date one year from the date of the optionee's death or disability. If an ISO optionee ceases to be employed by the Company for any reason other than for death or disability, no further installments of ISOs shall vest, and ISOs which are exercisable shall terminate, subject to certain restrictions and limitations, one year from the date of termination, but in no event later than on their specified expiration dates. Options granted under the 1990 Plan may not be transferred or assigned, other than by will or by the laws of descent and distribution.

     The 1990 Plan shall expire on December 2, 2000, except as to options outstanding as of such date. The Board of Directors of the Company may terminate or amend the 1990 Plan at any time; provided, however, that certain amendments shall require stockholder approval, and in no event may the Board of Directors impair the rights of a grantee under the 1990 Plan with respect to any of rights previously granted under the 1990 Plan.

     The Company has agreed with the Underwriter that it will not file any registration statement to register any of the securities granted or issued under the Company's 1990 Plan during the 13 months following the closing date of the Offering without the Underwriter's prior written consent.

401(k) RETIREMENT SAVINGS PLAN

     During June 1998, the Company established a duly adopted 401(k) retirement savings plan, pursuant to which eligible employees may direct a percentage of their compensation, as restricted by statutory limitations, to be withheld by the Company and contributed to their account. All 401(k) plan contributions are placed in a trust fund which is invested by the 401(k) plan's trustee, and the 401(k) plan permits participants to direct the investment of their account balances among mutual or investment funds which are available under the plan. It is anticipated that the Company may at future dates, at management's discretion, make matching contributions under the 401(k) plan. Amounts contributed to participant accounts under the 401(k) plan and any earnings or interest accrued on the participant accounts are generally not subject to Federal income tax until distributed to the participant and may not be withdrawn until death, retirement, or termination of employment.

COMMITTEES OF THE BOARD OF DIRECTORS


     In October 1998, the Board of Directors designated a Compensation Committee to consist of two members and appointed William Engbers and Paul G. Gooding, the two nonemployee Directors, as the members of the Compensation Committee. The Compensation Committee reviews executive salaries, administers any bonuses and incentive compensation, and makes recommendations to the Board of Directors with respect to stock options of the Company issuable to management employees and Directors of the Company. In addition, the Compensation Committee consults with management of the Company regarding compensation policies and practices of the Company. In October 1998, the Board of Directors designated an Audit Committee to consist of two members. The Board of Directors appointed William Engbers and Paul G. Gooding, the two nonemployee Directors, as the members of the Audit Committee. The Audit Committee reviews the professional services provided by the Company's independent auditors, the annual financial statements of the Company and the Company's internal financial controls. There have been no meetings of the Audit Committee.


DIRECTOR COMPENSATION

     Fees. None of the Company's Directors receive cash compensation for attendance at meetings of the Board of Directors or at meetings of committees of the Board of Directors of which they are members. All Directors receive reimbursement for reasonable travel expenses incurred in connection with attendance at each Board of Directors and committee meeting.

     Stock Options. To attract and retain independent Directors for the Company and to compensate Directors who are included as management of the Company, the Company has issued, and intends to continue to issue, to its Directors, options to purchase the Company's Common Stock pursuant to the 1990 Plan, in amounts determined at the discretion of the Board of Directors and exercisable at a price equal to the fair market value of the Common Stock on the date of grant. These options typically vest over a three year period. Independent Directors are typically granted stock options upon their initial appointment, and independent Directors and stockholder representative Directors may be granted stock options during their term of service as an incentive for continued service. Employee Directors are not granted stock options for their services as Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of September 24, 1998, and as adjusted to reflect the sale by the Company of the securities offered hereby (assuming no exercise of the Underwriter's over-allotment option and no exercise of the Warrants, the Underwriter's Warrant or the Warrants underlying the Units underlying the Underwriter's Warrant), by: (i) each Director of the Company;
(ii) each Named Executive Officer of the Company; (iii) all Directors and executive officers of the Company as a group; and (iv) each beneficial owner of more than 5% of the outstanding Common Stock. To the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent set forth in the footnotes to the table below or that authority is shared by their respective spouses under applicable law.


                                                                                     PERCENTAGE OWNED(2)
                                                                                  -------------------------
                                                       SHARES OF COMMON STOCK         AS OF
             NAME, TITLE AND ADDRESS OF               BENEFICIALLY OWNED AS OF    SEPTEMBER 24,     AFTER
                BENEFICIAL OWNER(1)                    SEPTEMBER 24, 1998(2)          1998         OFFERING
             --------------------------               ------------------------    -------------    --------
Mervyn Israel(3)....................................           493,834                 9.83%         7.03%
  Chairman of the Board and Secretary
  c/o University of Tennessee
  Department of Pharmacology
  College of Medicine
  874 Union Avenue,
  Memphis, TN 38163
Michael C. Walker(4)................................           560,500                11.15%         7.98%
  President, Chief Executive Officer and Director
Paul G. Gooding(5)..................................            30,834                 0.63%         0.45%
  Director
  c/o Habitat
  Hope Town, Abaco, Bahamas
William Engbers(6)..................................             3,334                 0.07%         0.05%
  Director
  c/o Allstate Insurance Company
  3075 Sanders Road, Suite G5D
  Northbrook, IL 60062-7127
Allen L. Thunberg(7)................................            14,000                 0.29%         0.20%
  Vice President -- Pre-Clinical Development
Allstate Insurance Company(8).......................         1,140,392                23.49%        16.64%
  3075 Sanders Road
  Suite G5D
  Northbrook, IL 60062-7127
Aperture Associates, L.P............................           420,588                 8.66%         6.14%
  c/o Horsley Bridge Partners, Inc.
  505 Montgomery Street, 21st Floor
  San Francisco, CA 94111
Sevin Rosen Fund III, L.P...........................           919,803                18.94%        13.42%
  Two Galleria Tower
  13455 Noel Road, Suite 1670
  Dallas, TX 75240
Advanced Technology Ventures III, L.P...............           744,805                15.34%        10.86%
  281 Winter Street, Suite 350
  Waltham, MA 02154
Schering AG, Germany(9).............................           471,276                 9.71%         6.87%
  13342 Berlin
  Germany
Nycomed.............................................           300,000                 6.18%         4.38%
  Nycomed Pharma AS
  P.O. Box 4220
  Torshov, 0401 Oslo
  Norway

                                                                                     PERCENTAGE OWNED(2)
                                                                                  -------------------------
                                                       SHARES OF COMMON STOCK         AS OF
             NAME, TITLE AND ADDRESS OF               BENEFICIALLY OWNED AS OF    SEPTEMBER 24,     AFTER
                BENEFICIAL OWNER(1)                    SEPTEMBER 24, 1998(2)          1998         OFFERING
             --------------------------               ------------------------    -------------    --------
Denise Webber(10)...................................             6,000                 0.12%         0.09%
  Vice President -- Clinical and Regulatory
  Operations

All Directors and executive officers................         1,112,502                21.18%        15.34%
  as a group (9 persons)(11)

---------------
 (1) Unless otherwise noted, the address of each of the persons listed is 103 Carnegie Center, Suite 102, Princeton, New Jersey 08540.


 (2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date of this Prospectus through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 4,855,183 shares of Common Stock outstanding as of September 1, 1998, and 6,855,183 shares of Common Stock outstanding as of the close of the Offering, respectively. The Company is currently in the process of obtaining agreements from all of the holders of the Preferred Stock to convert all of their shares of Preferred Stock into the same number of shares of Common Stock upon the closing of the Offering, which is a non-waivable condition of the Offering pursuant to the Underwriting Agreement. The calculation of the number of shares of Common Stock assumes that the Company is successful in obtaining agreements from all of the holders of the Preferred Stock to convert their shares and reflects the resultant conversion of the outstanding Preferred Stock upon consummation of the Offering and the shares of Common Stock receivable upon such conversion are included in such number.


 (3) Includes 166,334 shares of Common Stock subject to options exercisable within 60 days of the date of the Offering.

 (4) Includes 173,000 shares of Common Stock subject to options exercisable within 60 days of the date of the Offering, and excludes (i) 50,000 shares of Common Stock subject to options, which vest on the achievement of a certain milestone, issued on June 11, 1996, and (ii) 40,000 shares of Common Stock subject to options, which vest over a five year period, issued on October 16, 1997.

 (5) Includes 30,834 shares of Common Stock subject to options exercisable within 60 days of the date of the Offering.

 (6) Includes 3,334 shares of Common Stock subject to options exercisable within 60 days of the date of the Offering. Excludes 1,140,392 shares of Common Stock owned by Allstate Insurance Company and Allstate Life Insurance Company, companies for which Mr. Engbers serves as a venture capital manager. Mr. Engbers disclaims beneficial ownership of any shares owned by Allstate Insurance Company and Allstate Life Insurance Company.

 (7) Includes 14,000 shares of Common Stock subject to options exercisable within 60 days of the date of the Offering. Excludes (i) 12,000 shares of Common Stock subject to options, which vest over the next three years, a total of 20,000 were issued on April 11, 1996 and, (ii) 5,000 shares of Common Stock subject to options, which vest over the next two years, a total of 10,000 were issued on June 10, 1996 and, (iii) 4,000 shares of Common Stock subject to options, which vest over the next four years, a total of 5,000 were issued February 12, 1997 and, (iv) 7,500 shares of Common Stock subject to options, which vest over the next five years, issued December 11, 1997 and, 4,000 shares of Common Stock subject to options, which vest on the achievement of certain milestones issued April 23, 1997.

 (8) Includes 456,157 shares of Common Stock owned by Allstate Life Insurance Company, a wholly-owned subsidiary of Allstate Insurance Company.

 (9) Includes 271,276 shares of Common Stock owned by Schering Berlin Venture Corporation, an affiliate of Schering AG, Germany.

(10) Includes 6,000 shares of Common Stock subject to options exercisable within 60 days of the date of the Offering, Excludes (i) 1,000 shares of Common Stock subject to options, which vest over the next year, a total of 5,000 were issued on February 28, 1995 (ii) 1,000 shares of Common Stock subject to options, which vest over the next three years, a total of 2,500 shares were issued on March 27, 1995, (iii) 2,000 shares of Common Stock subject to options, which vest over the next four years, a total of 2,500 shares were issued on February 28, 1997 and, (iv) 10,000 shares of Common Stock subject to options, which vest over the next five years, issued on December 11, 1997 and, (v) 6,500 shares of Common Stock subject to options, which vest on the achievement of certain milestones issued on April 23, 1998 and,
     (vi) 15,000 shares of Common Stock subject to options, which vest over the next five years issued on April 23, 1998.

(11) Includes 397,502 shares of Common Stock subject to options exercisable within 60 days of the date of the Offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company had an agreement with M.C. Walker & Associates, Inc., a New Jersey corporation ("MCW") that is owned by Michael C. Walker, the Company's President, Chief Executive Officer and Director, to provide certain administrative services and maintain an office for the benefit of the Company for a monthly fee of $4,166. The Company paid to MCW pursuant to this arrangement a total of $81,667 (including amounts related to prior years) during the 12 months ended June 30, 1997, and a total of $65,062 for the twelve months ended June 30, 1998, in each case in consideration for amounts owed for such services prior to December 31, 1996. At June 30, 1998, no amounts remained payable by the Company to MCW. There was no written agreement between MCW and the Company in effect during 1997 or 1998 and the arrangement between MCW and the Company no longer exists. It is anticipated that there will be no such future arrangement between the Company and MCW.

     The Company has a consulting agreement with Dr. Mervyn Israel, the Company's Chairman of the Board and Secretary, pursuant to which the Company pays Dr. Israel $3,750 per month for scientific consulting services. See "Management -- Employment Agreements." During the 12 months ended June 30, 1998, the Company paid a total of $45,000 to Dr. Israel pursuant to this agreement, which is expected to continue to be effective in the immediate future.

     The Company provides an unrestricted gift of $10,100 for research support on a monthly basis to the University of Tennessee, the entity at which Dr. Israel, the Company's Chairman of the Board, Secretary and Director, is employed. During the 12 months ended June 30, 1998, the Company paid a total of $121,200 to the University of Tennessee, and thereafter has continued, and anticipates continuing in the future, making such unrestricted monthly gifts for research support.


     In September 1997, the Company hired Mr. Richard Onyett as its Senior Vice President -- Corporate Development. In addition to his corporate development responsibilities, Mr. Onyett manages the Company's U.K. operations, including clinical development. Mr. Onyett's annual salary is L95,000 ($159,600 using a conversion factor of 1.68 dollars for 1 British pound) and the Company has granted Mr. Onyett options to purchase 95,000 shares of Common Stock, of which options to purchase 20,000 shares of Common Stock have vested. The Company does not have an employment agreement with Mr. Onyett.



     The Company is currently negotiating a severance agreement with Dr. Joseph
V. Gulfo, who resigned as an executive officer and Director of the Company in September 1998, under which Dr. Gulfo will continue to receive payments of his current salary and his current benefits through April 1999, and certain options to purchase shares of the Company's Common Stock held by Dr. Gulfo will immediately vest. In consideration of the foregoing, Dr. Gulfo will agree to provide certain services to the Company as reasonably requested by the Company.


     The Company paid in the twelve months ended June 30, 1997, the sum of $25,000 to Starlight, a consulting firm, in respect of organizational and administrative services regarding exhibits of the Company's products. Starlight is owned by Ms. Canice Lindsay, the wife of Michael C. Walker, the President, Chief Executive Officer and Director of the Company. The arrangement between Starlight and the Company no longer exists, and it is anticipated that there will be no such future arrangement between the Company and Starlight.

     Any transactions between the Company and its affiliated entities, executive officers, Directors, or significant stockholders require the approval of a majority of the independent Directors of the Company and must be on terms that must be no less favorable to the Company than the Company could obtain from non-affiliated parties.

                           DESCRIPTION OF SECURITIES

     The following description of the Company's securities does not purport to be complete and is subject in all respects to applicable Delaware law, and to the provisions of the Company's Amended Certificate of Incorporation and Bylaws, the Unit and Warrant Agreement between Anthra and American Stock Transfer & Trust Company (the "Warrant Agreement"), the Underwriter's Option Agreement for Units (with respect to the Underwriter's Warrant) between the Company and the Underwriter (the "Underwriter's Warrant Agreement"), the Underwriting Agreement between the Company and the Underwriter, and the Fifth Amended and Restated Registration Rights Agreement between the Company and certain of the Company's shareholders, copies or forms of which have been filed as exhibits to the Registration Statement, as amended, of which this Prospectus is a part.

     The authorized capital stock of the Company consists of (i) 15,000,000 shares of Common Stock; (ii) 3,789,683 shares of Preferred Stock; and (iii) 1,000,000 shares of preferred stock, $.01 par value, all of which are without designation. Immediately prior to the completion of the Offering, 4,855,183 shares of Common Stock will be issued and outstanding (assuming no exercise of outstanding options and including 3,789,683 shares issuable upon the conversion of 3,789,683 outstanding shares of Preferred Stock), and no shares of Preferred Stock will be issued and outstanding. Immediately following the completion of the Offering, the Company plans to amend and restate the Amended Certificate of Incorporation to (i) cancel and retire all currently authorized shares of Preferred Stock, and (ii) integrate the Company's Certificate of Incorporation and the amendments thereto into one document. The Company plans to solicit shareholder approval for such action prior to the completion of the Offering.

UNITS


     Each Unit offered hereby consists of one share of Common Stock and one Warrant. The shares of Common Stock and Warrants included in the Units will not be separately transferable, and the Warrants will not be exercisable, until the Separation Date. The Company's has applied to have the Units and, effective as of the Separation Date, the Common Stock and the Warrants, listed for quotation on The Nasdaq SmallCap Market. After the Separation Date, the shares of Common Stock and the Warrants could only be transferred separately, and the Units would no longer be quoted on The Nasdaq SmallCap Market.


COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote. Holders of Common Stock do not have cumulative voting rights and, therefore, holders of a majority of the shares of Common Stock voting for the election of Directors can elect all of the Directors. In such event, the holders of the remaining shares of Common Stock will not be able to elect any Directors.

     Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company has not paid any cash dividends since inception and does not anticipate paying cash dividends in the foreseeable future. In the event of liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in any corporate assets remaining after payment of all debts, subject to any preferential rights of any outstanding preferred stock. See "Dividend Policy."

     Holders of Common Stock have no preemptive, conversion, or redemption rights and are not subject to further calls or assessments by the Company. All of the outstanding shares of Common Stock are validly issued, fully paid, and nonassessable. When issued, all of the shares of Common Stock included in the Units and underlying the Warrants included in this Offering will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Amended Certificate of Incorporation authorizes 1,000,000 shares of an undesignated preferred stock which the Board of Directors of the Company has the authority, without further action by the Company's stockholders, to issue from time to time in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights, and the restrictions or qualifications thereof. The rights, preferences, privileges, and restrictions or qualifications, of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The issuance of preferred stock could: (i) decrease the amount of earnings and assets available for distribution to holders of Common Stock; (ii) adversely affect the rights and powers, including voting rights, of holders of Common Stock and (iii) have the effect of delaying, deferring, or preventing a change in control of the Company. The Company has no present plans to issue any additional shares of preferred stock. The information set forth in this Prospectus assumes that upon the completion of the Offering, 1,000,000 shares of the Company's Series A Convertible Preferred Stock, 680,000 shares of Series B Convertible Preferred Stock, 1,470,588 shares of Series C Convertible Preferred Stock and 639,095 shares of Series D Convertible Preferred Stock will be converted into 3,789,683 shares of Common Stock, and all such outstanding shares of Preferred Stock will be cancelled and retired. The Series A, B and C Convertible Preferred Stock automatically convert to Common Stock upon the consummation of a firm commitment underwritten offering of Common Stock in which the aggregate price paid for such shares by the public is at least $10,000,000 and the price per share is at least $7.50; for the Series D Convertible Preferred Stock, a per share price of at least $11.06 in a public offering of at least $10,000,000 is required for automatic conversion to Common Stock. It is a non-waivable condition to the Offering that the Company obtain the agreement of all holders of Preferred Stock to convert their shares of Preferred Stock to Common Stock upon the consummation of the Offering.


WARRANTS

  Underwriter's Warrant

     In connection with the Offering, the Company has authorized the issuance of the Underwriter's Warrant and has reserved 400,000 shares of Common Stock for issuance upon exercise of such warrant (including the Warrants issuable upon exercise of the Underwriter's Warrant). The Underwriter's Warrant will entitle the holder to acquire up to 200,000 Units at an exercise price of $7.00 per Unit (140% of the initial public offering price per Unit). The Underwriter's Warrant will be exercisable at any time from the first anniversary of the date of this Prospectus until the fifth anniversary of the date of this Prospectus.

     The Warrants contained in the Units underlying the Underwriter's Warrant shall have substantially the same terms as the Warrants sold to the public in the Offering. The Company has agreed that it will, on one occasion during the four-year period commencing one year from the date of this Prospectus, file a registration statement with the Commission upon the request of the holders of the Underwriter's Warrant (and the securities thereunder) representing a majority of the shares of Common Stock issuable upon the exercise of such Warrant at the Company's expense which registration statement shall include the shares of the Company's Common Stock and Warrants underlying the Units underlying the Underwriter's Warrant, and the shares of Common Stock underlying the Warrants underlying the Units underlying the Underwriter's Warrant. The registration statement is to remain effective during the entire exercise term of the Underwriter's Warrant. The holder of the Underwriter's Warrant may demand registration without exercising the Underwriter's Warrant. In addition, the Company has also agreed, to provide to the Underwriter "piggyback" registration rights covering the shares of Common Stock, Warrants and the shares of Common Stock underlying such Warrants, subject to customary cut-back provisions. The Underwriter's Warrant will be nontransferable for a period of one year, subject to certain exceptions, and may be exercised as to all or a lesser number of Units. The Underwriter's Warrant provides for cashless exercise and adjustment in the number and price of Units to prevent dilution. The Warrants contained in the Units underlying the Underwriter's Warrant shall be non-redeemable.

  Class A Redeemable Common Stock Purchase Warrants

     Each Warrant will entitle the holder to purchase one share of Common Stock at a price of $6.00 per share. The Warrants will, subject to certain conditions, be exercisable at any time after the Separation Date and until the fifth anniversary of the date of this Prospectus, unless earlier redeemed. The Warrants are redeemable by the Company, in whole or in part, on or after the date 15 months from the date of this Prospectus at $.10 per Warrant, upon at least thirty days' prior written notice to the registered holders thereof, provided that (i) the last sales price of the Common Stock as reported on The Nasdaq SmallCap Market has been at least $9.00 for twenty consecutive trading days ending within ten days of the date of the notice of redemption and (ii) there is a current registration statement covering the resale of the underlying shares of Common Stock. If the Company gives notice of its intention to redeem, a holder must exercise his or her Warrant before the date specified in the redemption notice or accept the redemption price for the number of Warrants to be redeemed.


     The Warrants will be issued in registered form under the Warrant Agreement. The shares of Common Stock underlying the Warrants, when issued upon exercise of a Warrant and following full payment of the exercise price by the holder, will be fully paid and nonassessable, and the Company will pay any transfer tax incurred as a result of the issuance of Common Stock to the holder upon its exercise.

     The Warrants and the Underwriter's Warrant contain provisions that protect the holders against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, that the Company makes certain distributions to holders of its Common Stock. The Company is not required to issue fractional shares upon the exercise of a Warrant or the Units underlying the Underwriter's Warrant. The holder of a Warrant or the Underwriter's Warrant will not possess any rights as a shareholder of the Company until such holder exercises the Warrant or the Warrants underlying the Units underlying the Underwriter's Warrant.

     A Warrant may be exercised upon surrender of the Warrant certificate (the "Warrant Certificate") on or before the Exercise Deadline (as defined in the Warrant Agreement) of the Warrant at the offices of the Warrant Agent, with the form of "Election To Purchase" on the reverse side of the Warrant Certificate completed and executed as indicated, accompanied by payment of the exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised.


     For a holder to exercise the Warrants, there must be a current registration statement in effect with the Commission and qualification in effect under applicable state securities laws (or applicable exemptions from state qualifications requirements) with respect to the issuance of shares or other securities underlying the Warrants. The Company is registering such securities with the Commission pursuant to this Registration Statement. The Company has agreed to use all reasonable best efforts to either (i) keep this Registration Statement effective through the Effective Deadline (as defined in the Warrant Agreement) or until such time as no Warrants are outstanding or (ii) cause a registration statement with respect to the shares of Common Stock underlying the Warrants to be effective from the Separation Date through the Effective Deadline or until such time as no Warrants remain outstanding. In addition, the Company has agreed to register or qualify the shares of Common Stock issuable upon the exercise of the Warrants under the laws of various states that may be required to cause the sale of such securities to be lawful.


     The foregoing discussion of certain terms and provisions of the Warrants and the Underwriter's Warrant is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement and the Underwriter's Warrant, the form of each of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     For the life of the Warrants and the Underwriter's Warrant, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the Warrants, the Underwriter's Warrant and the Warrants underlying the Units underlying the Underwriter's Warrant. The holders of the Warrants and the Underwriter's Warrant may be expected to exercise such securities at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by such securities. Further, the terms on which the Company could obtain additional capital during the life of such securities may be adversely affected.

REGISTRATION RIGHTS

     Beginning six months from the date of this Prospectus, certain stockholders are entitled to demand registration rights with respect to 3,839,683 shares of Common Stock (the "Registrable Securities"). Pursuant to these rights such stockholders may require that the Company file (i) up to two registration statements under the Securities Act upon request of holders of at least 40% of the Registrable Securities, subject to certain minimum size conditions and (ii) an unlimited number of registration statements on Form S-3 at such time as the Company is eligible to use Form S-3. In addition, if the Company proposes to register any of its securities under the Securities Act, holders of the Registrable Securities plus holders of an additional 715,000 shares of the Company's Common Stock are entitled, subject to certain restrictions and limitations, to include such securities in such registration. The Company is required to bear substantially all registration and selling expenses (except for underwriting discounts and selling commissions) in connection with the above described registrations. The foregoing registration rights are transferable in certain circumstances and may be amended or waived only with the written consent of the Company and holders of at least two-thirds of the Registrable Securities then outstanding. It is a condition of the Offering that the holders of the foregoing registration rights waive their rights to include such securities in the Offering and for a period of 13 months from the closing date of the Offering.

     The Company has also granted the holder of the Underwriter's Warrant certain registration rights with respect to such warrant. See "Description of Securities -- Warrants -- Underwriter's Warrant."

ANTI-TAKEOVER LAW

     The Company is subject to Section 203 ("Section 203") of the Delaware General Corporation Law ("DGCL"), which restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" (as defined in Section 203) owning 15% or more of the corporation's outstanding voting stock, for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Amended Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, a Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of such Director's fiduciary duty, except for liability: (i) for any breach of the Director's duty of loyalty to the Company or its stockholders;
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases; and (iv) for any transaction from which the Director derives an improper benefit. The effect of the provisions of the Amended Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a Director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or recession in the event of a breach of a Director's duty of care. The Amended Certificate of Incorporation further provides that the Company shall indemnify any person who is or was a Director, officer, employee, or agent of the Company, or who is or was serving at the request of the Company as a Director, officer, employee, or agent of another corporation or entity, against expenses, liabilities, and losses incurred by any such person by reason of the fact that such person is or was acting in such capacity. The Company has obtained insurance on behalf of the Company's officers and Directors for certain liabilities arising out of such person's actions in such capacity, the policy for which will become effective upon the consummation of the Offering.


TRANSFER AGENT AND REGISTRAR

     The unit agent, warrant agent and transfer agent and registrar for the Units, the Common Stock and the Warrants of the Company is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no public market for the Company's securities. Sales of substantial amounts of shares of the Company's securities in the public market following the Offering could adversely affect the market price of the Units, the Common Stock and the Warrants, making it more difficult for the Company to sell equity securities in the future at a time and price which it deems appropriate.


     Upon the completion of the Offering, the Company will have 6,855,183 shares of Common Stock outstanding (7,155,183 if the Underwriter's over-allotment option is exercised in full). Of these shares, the 2,000,000 shares included in the Units sold in the Offering will be freely tradable without restriction or further registration under the Securities Act. However, the shares of Common Stock included in the Units will not be traded on The Nasdaq SmallCap Market until the Separation Date. The remaining 4,855,183 shares of Common Stock outstanding as of the date of this Prospectus are "restricted securities" as that term is defined by Rule 144 of the Securities Act, and were issued and sold by the Company in reliance on exemptions from registration under the Securities Act. These restricted shares may not be sold in the public market unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as Rule 144, 144(k) or 701. Beginning 90 days after the date of this Prospectus, approximately 4,855,183 restricted securities will become eligible for sale in the public market pursuant to Rule 144 and Rule 701 under the Securities Act. Additional shares of Common Stock will become eligible for resale in the public market at subsequent dates, including after the Separation Date, including the shares of Common Stock issuable upon the exercise of the Warrants, the Underwriter's Warrant and the Warrants issuable thereunder.


     In general, under Rule 144, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in the Securities Act, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 68,552 shares after the completion of the Offering) or the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale, subject to certain requirements concerning availability of public information, and the manner and notice of sale.

     In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one year holding period requirements, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least a two year holding period may resell such shares without compliance with the foregoing requirements.


     The Company has represented to the Underwriter that it will obtain from substantially all of the Company's stockholders certain lock-up agreements, pursuant to which such stockholders will agree that for a period commencing on the date of this Prospectus and ending on the last day of the 13th month after the closing date of the Offering (the "Lock-Up Period"), they will not, directly or indirectly, without the prior written consent of the Underwriter, sell, offer for sale, grant any option for the sale of or otherwise dispose (collectively, "Dispose") of any shares of Common Stock or any securities exercisable for or convertible into Common Stock or any rights to acquire Common Stock.


     Certain holders of Common Stock and the holder of the Underwriter's Warrant have certain demand and "piggyback" registration rights. See "Description of Securities -- Registration Rights."

     As of June 30, 1998, there were 1,535,487 shares of Common Stock issuable upon exercise of options granted under the 1990 Plan. Under the 1990 Plan, options may be granted with respect to up to 1,700,000 shares of Common Stock. The Company has agreed with the Underwriter that it will not file any registration statement to register any of the securities granted or issued under the Company's 1990 Plan during the 13 months following the closing date of the Offering without the Underwriter's prior written consent.


     Prior to this Offering, there has been no public market for the Company's securities and no prediction can be made as to the effect, if any, that market sales of securities of the Company or the availability of securities of the Company for sale will have on the market price of the Company's securities prevailing from time to time. Nevertheless, sales of substantial numbers of securities of the Company in the public market could adversely affect the market price of the Units, the Common Stock and the Warrants and could impair the Company's ability to raise capital through a sale of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the form of which is included as an exhibit to the Registration Statement (the "Underwriting Agreement"), Janssen/Meyers Associates, L.P., as Underwriter, has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter on a firm commitment basis, the 2,000,000 Units offered hereby.

     The Underwriting Agreement contains customary representations, warranties and covenants of the Company, including the Company's entering into the Underwriter's Warrant Agreement and the Consulting Agreement more fully described below. In addition, the Underwriting Agreement provides that the obligations of the Underwriter is subject to certain conditions precedent specified therein. The nature of the Underwriter's obligation is such that the Underwriter is committed to purchase and pay for all the Units offered hereby, if any are purchased.

     The Company has been advised by the Underwriter that the Underwriter proposes to offer the Units directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
securities dealers at such price less a concession not in excess of $     per
Unit. The Underwriter may allow, and such selected dealers may reallow, a
concession not in excess of $     per Unit to certain other dealers. After the
Offering, the price to the public, concession allowance and reallowance may be changed by the Underwriter.

     The Company has granted the Underwriter an overallotment option, exercisable during the 45-day period after the date of this Prospectus, to purchase up to an additional 300,000 Units at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriter may exercise this option only to cover over-allotments, if any. To the extent that the Underwriter exercises this option, in whole or in part, the Underwriter will have a firm commitment, subject to certain conditions, to purchase such additional Units.


     The Underwriter has informed the Company that sales to discretionary accounts by the Underwriter will not exceed 5% of the securities offered in the Offering.


     The Company has paid the Underwriter $25,000 on account of the Underwriter's expenses in connection with this Offering to be applied to a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering (including the proceeds from the sale of the Units subject to the Underwriter's over-allotment option, if exercised).


     The Company has agreed, pursuant to the terms of the Underwriter's Warrant Agreement, to issue to the Underwriter, for nominal consideration, Underwriter's Warrant to purchase up to 200,000 Units, at an exercise price per Unit equal to $7.00 (140% of the initial public offering price per Unit). The Underwriter's Warrant is exercisable for a period of four years commencing one year from the date of this Prospectus and is not transferrable for a period of one year prior to the exercise date except to the officers of the Underwriter or successors to the Underwriter. The Warrants underlying the Units underlying the Underwriter's Warrant shall have substantially the same terms as the Warrants underlying the Units offered hereby, except that the Warrants underlying the Units underlying the Underwriter's Warrant shall be non-redeemable. The Underwriter's Warrant include net exercise provisions permitting the holder to pay the exercise price by cancellation of a number of Units with a fair market value equal to the exercise price of the remaining Units. The holder of the Underwriter's Warrant will have no voting, dividend or other stockholders rights until the Underwriter's Warrant is exercised. In addition, the Company has granted certain rights to the holder of the Underwriter's Warrant to register the Common Stock and Warrants (and the Common Stock thereunder) underlying the Units underlying the Underwriter's Warrant. See "Description of Securities -- Registration Rights."


     In connection with this Offering the Company also will enter into the Consulting Agreement pursuant to which the Company will (i) employ the Underwriter as its investment banker and financial consultant for three years for an aggregate fee of approximately $100,000 payable at closing; and (ii) for a period of five years, pay the Underwriter a fee equal to five percent of the amount up to $5 million and 2 1/2% of the excess, if any, over $5 million of the consideration in any transaction consummated by the Company with a party introduced to the Company by the Underwriter. The Consulting Agreement may be terminated only by the

Underwriter upon 30 days' notice, and the Company's obligations to pay any finder's fee as set forth in the preceding sentence shall survive such termination.

     The Underwriting Agreement provides that the Company will indemnify the Underwriter and its controlling persons against certain liabilities under the Securities Act, or to contribute to payments the Underwriter and its controlling persons may be required to make in respect thereof.

     The Company has represented to the Underwriter that it will obtain from substantially all of the Company's stockholders certain lock-up agreements, pursuant to which such stockholders will agree not to dispose of their shares for the Lock-Up Period without the prior written consent of the Underwriter. The Company has agreed with the Underwriter that it will not file any registration statement to register any of the securities granted or issued under the Company's 1990 Plan during the 13 months following the closing date of the Offering without the Underwriter's prior written consent.


     It is a non-waivable condition to the Offering that the Company obtain the agreement of all holders of Preferred Stock to convert these shares of Preferred Stock to Common Stock upon the consummation of the Offering.



     The Underwriter has advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the securities offered hereunder at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the securities offered hereunder on behalf of the Underwriter for the purpose of fixing or maintaining the price of the securities offered hereunder. A "syndicate covering transaction" is the bid for or the purchase of securities offered hereunder on behalf of the Underwriter to reduce a short position incurred by the Underwriter in connection with the Offering. A "penalty bid" is an arrangement permitting the Underwriter to reclaim the selling concession otherwise accruing to the Underwriter or syndicate member in connection with the offering if the securities offered hereunder originally sold by the Underwriter or syndicate member is purchased by the Underwriter in a syndicate covering transaction and has therefore not been effectively placed by the Underwriter or syndicate member. The Underwriter has advised the Company that such transactions may be effected on The Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.


     Prior to the Offering, there has been no public market for the Company's securities. The initial public offering price for the Units has been determined through negotiations between the Company and the Underwriter and was based on, among other things, the Company's financial condition, the prospects of the Company and its industry in general, the management of the Company and the market prices of securities of companies engaged in business similar to those of the Company.

     Certain of the securities offered hereby may be initially offered outside of the United States by the Underwriter. No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of such securities or the possession, circulation or distribution of this Prospectus or any amendment or supplement hereto or any other material relating to the Company or such securities in any jurisdiction where action for that purpose is required. Accordingly, the securities offered hereby may not be offered or sold, directly or indirectly, and neither this Prospectus or any amendment or supplement hereto nor any other offering material or advertisements in connection with such securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

     The Underwriter has agreed that (i) it has not offered or sold and, for a period of six months following consummation of the Offering, will not offer or sell any of the securities offered hereby to persons in the United Kingdom, except to a person whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the securities offered hereby in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issuance of such securities if that person is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

     The foregoing contains a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."


     The Company has applied for listing of the Units, the Common Stock and the Warrants on The Nasdaq SmallCap Market under the proposed symbols of "ANTHU," "ANTH" and "ANTHW," respectively.


                                 LEGAL MATTERS

     The validity of the securities offered hereby is being passed upon for the Company by Morrison & Foerster LLP, New York, New York. Certain legal matters will be passed upon for the Underwriter by Goldstein & DiGioia LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company as of June 30, 1997 and 1998, and for each of the years in the three-year period ended June 30, 1998 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the June 30, 1998 consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations, net capital deficiency and insufficient working capital raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock, the Warrants and the Units offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth therein and in the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, the Warrants and the Units offered hereby, reference is hereby made to such Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any document are not necessarily complete and in each instance are qualified in their entirety by reference to the copy of the appropriate document filed with the Commission. For further information with respect to the Company and the Common Stock, the Warrants and the Units, reference is hereby made to such exhibits and schedules thereto, which may be inspected and copied at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the Commission maintains a World Wide site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Upon approval of the Units, the Common Stock and the Warrants for listing on The Nasdaq SmallCap Market, such reports, proxy and information statements and other information also can be inspected at the principal office of The Nasdaq SmallCap Market at Nasdaq Operations, 9801 Washingtonian Blvd., Gaithersburg, Maryland 20878.

                          ANTHRA PHARMACEUTICALS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of June 30, 1997 and 1998....   F-3
Consolidated Statements of Operations for the years ended
  June 30, 1996, 1997 and 1998 and for the period from June
  25, 1985 (inception) to June 30, 1998 (unaudited).........   F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the period from June 25, 1985 (inception) to June 30,
  1998 (the period from June 25, 1985 (inception) to June
  30, 1994 is unaudited)....................................   F-5
Consolidated Statements of Cash Flows for the years ended
  June 30, 1996, 1997 and 1998 and for the period from June
  25, 1985 (inception) to June 30, 1998 (unaudited).........   F-6
Notes to Consolidated Financial Statements..................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Anthra Pharmaceuticals, Inc.:

     We have audited the accompanying consolidated balance sheets of Anthra Pharmaceuticals, Inc. and subsidiary (A Development Stage Enterprise) as of June 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anthra Pharmaceuticals, Inc. and subsidiary (A Development Stage Enterprise) as of June 30, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and has insufficient working capital to fund its current operating requirements. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG Peat Marwick LLP
                                          Princeton, New Jersey
August 12, 1998

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

                          Consolidated Balance Sheets

                             June 30, 1997 and 1998

                                                                                            PRO FORMA
                                                                       JUNE 30,             JUNE 30,
                                                              --------------------------      1998
                                                                  1997          1998        (NOTE 2)
                                                              ------------   -----------   -----------
                                                                                           (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    795,428     2,911,953     2,911,953
  Prepaid expenses..........................................        38,105        48,640        48,640
                                                              ------------   -----------   -----------
         Total current assets...............................       833,533     2,960,593     2,960,593
Equipment, net (note 3).....................................        75,957        91,930        91,930
Deferred offering costs.....................................            --       881,780       881,780
Restricted investment (note 8)..............................            --       150,000       150,000
Other assets................................................         5,548        15,278        15,278
                                                              ------------   -----------   -----------
         Total assets.......................................  $    915,038     4,099,581     4,099,581
                                                              ============   ===========   ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $    995,773     1,111,205     1,111,205
  Accrued expenses (note 4).................................       370,534     1,214,813     1,214,813
  Due to related parties, net (note 6)......................        65,062            --            --
                                                              ------------   -----------   -----------
         Total current liabilities and total liabilities....     1,431,369     2,326,018     2,326,018
Contingent stock obligation (note 5)........................            --     8,000,000     8,000,000
                                                              ------------   -----------   -----------
Mandatorily redeemable convertible preferred stock (at
  redemption and liquidation value which includes accreted
  dividends of $2,769,998 and $3,423,057 at June 30, 1997
  and 1998, respectively) (note 9); (converts into 3,150,588 pro forma common shares at June 30, 1998 upon consummation of the offering contemplated herein):
    Series A, $0.01 par value; 1,000,000 shares authorized,
      issued and outstanding................................     2,289,960     2,409,961            --
    Series B, $0.01 par value; 680,000 shares authorized,
      issued and outstanding................................     2,323,288     2,459,281            --
    Series C, $0.01 par value; 1,470,588 shares authorized,
      issued and outstanding................................     6,356,749     6,753,814            --
                                                              ------------   -----------   -----------
                                                                10,969,997    11,623,056            --
                                                              ------------   -----------   -----------
Stockholders' deficit (note 10):
Preferred stock (no designation), $0.01 par value; 1,000,000
  shares authorized, none issued and outstanding............            --            --            --
  Series D convertible preferred stock, $0.01 par value;
    471,276 shares authorized, 339,095 shares issued and
    outstanding at June 30, 1997; and 639,095 shares
    authorized, issued and outstanding at June 30, 1998
    (aggregate liquidation value of $7,067,624 at June 30,
    1998) (converts into 639,095 pro forma common shares at
    June 30, 1998 upon consummation of the offering
    contemplated herein)....................................         3,391         6,391            --
  Common stock, $0.01 par value; 6,000,000 shares and
    15,000,000 shares authorized at June 30, 1997 and 1998,
    respectively; 1,065,500 shares issued and outstanding at
    June 30, 1997 and 1998, respectively; (4,855,183 pro
    forma shares at June 30, 1998 upon conversion)..........        10,655        10,655        48,552
  Additional paid-in capital................................     3,368,707     8,674,378    20,265,928
  Deferred compensation.....................................            --      (924,821)     (924,821)
  Deficit accumulated during the development stage..........   (14,869,081)  (25,616,096)  (25,616,096)
                                                              ------------   -----------   -----------
         Total stockholders' deficit........................   (11,486,328)  (17,849,493)   (6,226,437)
Commitments and contingencies (notes 6 and 8)
                                                              ------------   -----------   -----------
         Total liabilities and stockholders' deficit........  $    915,038     4,099,581     4,099,581
                                                              ============   ===========   ===========

          See accompanying notes to consolidated financial statements.

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

                     Consolidated Statements of Operations

            For the years ended June 30, 1996, 1997 and 1998 and for the period from June 25, 1985 (inception) to June 30, 1998 (unaudited)

                                                                                                           FOR THE
                                                                                                         PERIOD FROM
                                                                                                        JUNE 25, 1985
                                                                        YEARS ENDED JUNE 30,            (INCEPTION) TO
                                                               --------------------------------------      JUNE 30,
                                                                  1996          1997         1998            1998
                                                               -----------   ----------   -----------   --------------
                                                                                                         (UNAUDITED)
Revenue:
  Research and license revenues (note 5)....................   $ 2,170,518      399,875            --      2,570,393
  Other revenue (note 5)....................................            --    1,288,240            --      1,288,240
                                                               -----------   ----------   -----------    -----------
                                                                 2,170,518    1,688,115            --      3,858,633
                                                               -----------   ----------   -----------    -----------
Operating expenses:
  Research and development (note 5).........................     3,648,529    6,610,188     9,212,363     26,823,389
  General and administrative (note 6).......................       523,209      681,543     1,893,915      3,505,276
                                                               -----------   ----------   -----------    -----------
        Total operating expenses............................     4,171,738    7,291,731    11,106,278     30,328,665
Other income (expense):
  Interest income...........................................       111,519      138,905       359,263        888,944
  Interest expense..........................................            --           --            --        (35,008)
                                                               -----------   ----------   -----------    -----------
                                                                   111,519      138,905       359,263        853,936
                                                               -----------   ----------   -----------    -----------
        Net loss............................................    (1,889,701)  (5,464,711)  (10,747,015)   (25,616,096)
Accretion of undeclared dividends attributable to
  mandatorily redeemable convertible preferred stock........       653,059      653,059       653,059      3,423,057
                                                               -----------   ----------   -----------    -----------
        Net loss allocable to common stockholders...........   $(2,542,760)  (6,117,770)  (11,400,074)   (29,039,153)
                                                               ===========   ==========   ===========    ===========
Basic and diluted net loss per share allocable to common
  stockholders (note 2).....................................   $     (3.01)       (5.79)       (10.70)
                                                               ===========   ==========   ===========
Shares used in computing basic and diluted net loss per
  share allocable to common stockholders (note 2)...........       843,993    1,056,733     1,065,500
                                                               ===========   ==========   ===========

          See accompanying notes to consolidated financial statements.

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

           Consolidated Statements of Stockholders' Equity (Deficit)

         For the period from June 25, 1985 (inception) to June 30, 1998
   (the period from June 25, 1985 (inception) to June 30, 1994 is unaudited)

                            SERIES D CONVERTIBLE                                                        DEFICIT
                               PREFERRED STOCK         COMMON STOCK                                   ACCUMULATED       TOTAL
                            ---------------------   -------------------   ADDITIONAL                  DURING THE    STOCKHOLDERS'
                            NUMBER OF               NUMBER OF              PAID-IN       DEFERRED     DEVELOPMENT      EQUITY
                              SHARES      AMOUNT     SHARES     AMOUNT     CAPITAL     COMPENSATION      STAGE        (DEFICIT)
                            ----------   --------   ---------   -------   ----------   ------------   -----------   -------------
Balance at June 25, 1985
 (inception)..............         --    $    --           --   $    --           --            --             --             --
 Issuance of common stock
   (note 9)...............         --         --      153,000     1,530        3,060            --             --          4,590
                             --------    -------    ---------   -------   ----------    ----------    -----------    -----------
Balance, June 30, 1985....         --         --      153,000     1,530        3,060            --             --          4,590
 Net loss.................         --         --           --        --           --            --            (30)           (30)
                             --------    -------    ---------   -------   ----------    ----------    -----------    -----------
Balance, June 30, 1986....         --         --      153,000     1,530        3,060            --            (30)         4,560
 Net loss.................         --         --           --        --           --            --         (4,629)        (4,629)
                             --------    -------    ---------   -------   ----------    ----------    -----------    -----------
Balance, June 30, 1987....         --         --      153,000     1,530        3,060            --         (4,659)           (69)
 Net loss.................         --         --           --        --           --            --            (98)           (98)
                             --------    -------    ---------   -------   ----------    ----------    -----------    -----------
Balance, June 30, 1988....         --         --      153,000     1,530        3,060            --         (4,757)          (167)
 Net loss.................         --         --           --        --           --            --           (352)          (352)
                             --------    -------    ---------   -------   ----------    ----------    -----------    -----------
Balance, June 30, 1989....         --         --      153,000     1,530        3,060            --         (5,109)          (519)
 Net loss.................         --         --           --        --           --            --        (57,428)       (57,428)
                             --------    -------    ---------   -------   ----------    ----------    -----------    -----------
Balance, June 30, 1990....         --         --      153,000     1,530        3,060            --        (62,537)       (57,947)
 Issuance of common stock
   (note 10)..............         --         --      562,500     5,625      139,625            --             --        145,250
 Accretion of undeclared
   dividends on
   mandatorily redeemable
   convertible preferred
   stock (note 9).........         --         --           --        --      (69,960)           --             --        (69,960)
 Net loss.................         --         --           --        --           --            --       (490,526)      (490,526)
                             --------    -------    ---------   -------   ----------    ----------    -----------    -----------
Balance, June 30, 1991....         --         --      715,500     7,155       72,725            --       (553,063)      (473,183)
 Accretion of undeclared
   dividends on
   mandatorily redeemable
   convertible preferred
   stock (note 9).........         --         --           --        --     (120,000)           --             --       (120,000)
 Net loss.................         --         --           --        --           --            --       (554,447)      (554,447)
                             --------    -------    ---------   -------   ----------    ----------    -----------    -----------
Balance, June 30, 1992....         --         --      715,500     7,155      (47,275)           --     (1,107,510)    (1,147,630)
 Accretion of undeclared
   dividends on
   mandatorily redeemable
   convertible preferred
   stock (note 9).........         --         --           --        --     (199,288)           --             --       (199,288)
 Net loss.................         --         --           --        --           --            --     (1,337,017)    (1,337,017)
                             --------    -------    ---------   -------   ----------    ----------    -----------    -----------
Balance, June 30, 1993....         --         --      715,500     7,155     (246,563)           --     (2,444,527)    (2,683,935)
 Accretion of undeclared
   dividends on
   mandatorily redeemable
   convertible preferred
   stock (note 9).........         --         --           --        --     (421,573)           --             --       (421,573)
 Net loss.................         --         --           --        --           --            --     (2,452,640)    (2,452,640)
                             --------    -------    ---------   -------   ----------    ----------    -----------    -----------
Balance, June 30, 1994....         --         --      715,500     7,155     (668,136)           --     (4,897,167)    (5,558,148)
 Issuance of common stock
   (notes 5 and 10).......         --         --      100,000     1,000       33,000            --             --         34,000
 Accretion of undeclared
   dividends on
   mandatorily redeemable
   convertible preferred
   stock (note 9).........         --         --           --        --     (653,059)           --             --       (653,059)
 Net loss.................         --         --           --        --           --            --     (2,617,502)    (2,617,502)
                             --------    -------    ---------   -------   ----------    ----------    -----------    -----------
Balance, June 30, 1995....         --         --      815,500     8,155   (1,288,195)           --     (7,514,669)    (8,794,709)
 Exercise of warrants
   (note 10)..............         --         --       50,000       500        7,000            --             --          7,500
 Issuance of Series D
   convertible preferred
   stock (notes 5 and
   9).....................    271,276      2,713           --        --    2,996,941            --             --      2,999,654
 Accretion of undeclared
   dividends on
   mandatorily redeemable
   convertible preferred
   stock (note 9).........         --         --           --        --     (653,059)           --             --       (653,059)
 Net loss.................         --         --           --        --           --            --     (1,889,701)    (1,889,701)
                             --------    -------    ---------   -------   ----------    ----------    -----------    -----------
Balance, June 30, 1996....    271,276      2,713      865,500     8,655    1,062,687            --     (9,404,370)    (8,330,315)
 Issuance of Series D
   convertible preferred
   stock (note 5).........    267,819      2,678           --        --    2,959,079            --             --      2,961,757
 Conversion of Series D
   preferred stock to
   common stock...........   (200,000)    (2,000)     200,000     2,000           --            --             --             --
 Accretion of undeclared
   dividends on
   mandatorily redeemable
   convertible preferred
   stock (note 9).........         --         --           --        --     (653,059)           --             --       (653,059)
 Net loss.................         --         --           --        --           --            --     (5,464,711)    (5,464,711)
                             --------    -------    ---------   -------   ----------    ----------    -----------    -----------
Balance, June 30, 1997....    339,095      3,391    1,065,500    10,655    3,368,707            --    (14,869,081)   (11,486,328)
 Issuance of Series D
   convertible preferred
   stock (note 5).........    300,000      3,000           --        --    4,497,000            --             --      4,500,000
 Deferred compensation
   resulting from grant of
   options (note 10)......         --         --           --        --    1,461,730    (1,461,730)            --             --
 Amortization of deferred
   compensation (note
   10)....................         --         --           --        --           --       536,909             --        536,909
 Accretion of undeclared
   dividends on
   mandatorily redeemable
   convertible preferred
   stock (note 9).........         --         --           --        --     (653,059)           --             --       (653,059)
 Net loss.................         --         --           --        --           --            --    (10,747,015)   (10,747,015)
                             --------    -------    ---------   -------   ----------    ----------    -----------    -----------
Balance, June 30, 1998....    639,095    $ 6,391    1,065,500   $10,655    8,674,378      (924,821)   (25,616,096)   (17,849,493)
                             ========    =======    =========   =======   ==========    ==========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

                     Consolidated Statements of Cash Flows

        For the years ended June 30, 1996, 1997 and 1998 and the period from June 25, 1985 (inception) to June 30, 1998 (unaudited)

                                                                                                          FOR THE
                                                                                                        PERIOD FROM
                                                                                                       JUNE 25, 1985
                                                                       YEARS ENDED JUNE 30,            (INCEPTION) TO
                                                              --------------------------------------      JUNE 30,
                                                                 1996          1997         1998            1998
                                                              -----------   ----------   -----------   --------------
                                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $(1,889,701)  (5,464,711)  (10,747,015)   (25,616,096)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Noncash compensation expense..........................           --           --       536,909        536,909
      Accrued interest converted to preferred stock.........           --           --            --         35,008
      Depreciation expense..................................       16,514       24,317        29,100         88,091
      Change in assets and liabilities:
        (Increase) decrease in other receivable.............     (916,119)     916,119            --             --
        Increase in prepaid expenses........................      (18,781)     (13,130)      (10,535)       (48,640)
        Increase in other assets............................       (2,698)          --        (9,730)       (15,278)
        Increase in accounts payable........................      142,635      780,371       115,432      1,111,205
        Increase (decrease) in accrued expenses.............      260,585      (12,859)      844,279      1,214,813
        Decrease in due to related parties, net.............     (110,088)     (81,667)      (65,062)            --
                                                              -----------   ----------   -----------    -----------
        Net cash used in operating activities...............   (2,517,653)  (3,851,560)   (9,306,622)   (22,693,988)
                                                              -----------   ----------   -----------    -----------
Cash flows from investing activities:
  Capital expenditures......................................      (50,072)     (27,341)      (45,073)      (180,021)
  Restricted investment.....................................           --           --      (150,000)      (150,000)
                                                              -----------   ----------   -----------    -----------
        Net cash used in investing activities...............      (50,072)     (27,341)     (195,073)      (330,021)
                                                              -----------   ----------   -----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of promissory notes................           --           --            --      1,000,000
  Proceeds from issuance of common stock and exercise of
    warrants................................................        7,500           --            --        191,340
  Proceeds from issuance of preferred stock.................    2,999,654    2,961,757     4,500,000     17,626,402
  Proceeds from short-term borrowings.......................           --           --            --        321,280
  Repayment of short-term debt..............................           --           --            --       (321,280)
  Proceeds from contingent stock obligation.................           --           --     8,000,000      8,000,000
  Deferred offering costs...................................           --           --      (881,780)      (881,780)
                                                              -----------   ----------   -----------    -----------
        Net cash provided by financing activities...........    3,007,154    2,961,757    11,618,220     25,935,962
                                                              -----------   ----------   -----------    -----------
Net increase (decrease) in cash and cash equivalents........      439,429     (917,144)    2,116,525      2,911,953
Cash and cash equivalents at beginning of period............    1,273,143    1,712,572       795,428             --
                                                              -----------   ----------   -----------    -----------
Cash and cash equivalents at end of period..................  $ 1,712,572      795,428     2,911,953      2,911,953
                                                              ===========   ==========   ===========    ===========
Supplemental schedule of noncash financing activities:
  Conversion of promissory notes to preferred stock.........  $        --           --            --      1,000,000
                                                              ===========   ==========   ===========    ===========
  Deferred compensation.....................................  $        --           --     1,461,730      1,461,730
                                                              ===========   ==========   ===========    ===========
  Accretion of undeclared dividends attributable to
    mandatorily redeemable convertible preferred stock......  $   653,059      653,059       653,059      3,423,057
                                                              ===========   ==========   ===========    ===========
  Conversion of preferred stock to common stock.............  $        --        2,000            --          2,000
                                                              ===========   ==========   ===========    ===========

          See accompanying notes to consolidated financial statements.

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

                             June 30, 1997 and 1998

(1) ORGANIZATION AND BUSINESS ACTIVITIES

     Anthra Pharmaceuticals, Inc. (Anthra or the Company) was incorporated in Delaware on June 25, 1985. The Company is a development stage pharmaceutical company engaged in clinical development and obtaining regulatory approval for a portfolio of proprietary cancer drugs. The Company is currently devoting substantially all of its efforts towards conducting pharmaceutical development, raising capital, obtaining regulatory approval for products under development and recruiting personnel.

     The accompanying consolidated financial statements include the results of operations of the Company and its wholly-owned subsidiary, Anthra
Pharmaceuticals Limited (since December 18, 1997). All intercompany accounts and transactions have been eliminated in consolidation.

     The Company has not yet achieved profitable operations or positive cash flow from operations. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis. In addition, development activities and the commercialization of proprietary medical therapies for the treatment of cancer will require significant additional financing and regulatory approval. The Company's deficit accumulated during the development stage aggregated $25,616,096 through June 30, 1998 and the Company expects to incur substantial losses in future periods. Further, the Company's future operations are dependent on the success of the Company's research and commercialization efforts and, ultimately, upon regulatory approval and market acceptance of the Company's products.

     The accompanying consolidated financial statements have been prepared on a going-concern basis which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. The Company incurred net losses of $1,889,701, $5,464,711 and $10,747,015 for the years ended June 30, 1996, 1997 and 1998, respectively, has an accumulated deficit of $25,616,096 at June 30, 1998, has a net capital deficiency of $17,849,493 on June 30, 1998 and has insufficient working capital to fund its current operations. The Company plans to obtain additional financing through an initial public offering (Offering) (see note 12), private placements and follow-on public offerings, license payments and payments from strategic research and development arrangements and revenue from product sales. The Company's ability to continue as a going concern is dependent upon the financing efforts being successful. There can be no assurance, however, that the Company will be successful in obtaining financing at the level needed for the long-term development and commercialization of its planned products or on terms acceptable to the Company. The consolidated financial statements do not include any adjustments relating to the recoverability and classifications of reported asset amounts or the amounts or classifications of liabilities which might result from the outcome of that uncertainty.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. All cash and cash equivalents are held in United States financial institutions and money market funds. To date, the Company has not experienced any losses on its cash and cash equivalents. The carrying amount of cash and cash equivalents approximates its fair value due to its short-term and liquid nature.

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

           Notes to Consolidated Financial Statements -- (Continued)

  Equipment

     Equipment, consisting primarily of computer and office equipment, is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally three to five years. Expenditures for repairs and maintenance are expensed as incurred.

  Research and Development

     Research and product development costs are expensed as incurred.

  Revenue Recognition -- Research and Development and Licensing Agreements

     The Company has entered into various research and development and licensing agreements (see note 5). Research and development revenue from cost-reimbursement agreements is recorded as the related expenses are incurred, up to contractual limits, and when the Company meets its performance obligations under the respective agreements. Other contract revenue is recognized when milestones are met and the Company's significant performance obligations have been satisfied in accordance with the terms of the respective agreements. Payments received that are related to future performance under such contracts are deferred and recognized as revenue when earned. Revenue recognized is not subject to repayment. Future losses, if any, on research and development agreements are recognized in the period when identified by the Company.

  Income Taxes

     Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  Stock-based Compensation

     The Company accounts for its stock option issuances in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, deferred compensation is recorded to the extent that the current market value of the underlying stock exceeds the exercise price on the date both the number of shares and the price per share are known (measurement date). Such deferred compensation is amortized over the respective vesting periods of such option grants. On June 30, 1996, the Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", which permits entities to continue to apply the provisions of APB Opinion No. 25 for financial reporting purposes and provide pro forma net loss and pro forma net loss per share disclosures for employee stock option grants made in fiscal year 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. Transactions with non-employees, in which goods or services are the consideration received for the issuance of equity instruments, are accounted for under the fair-value based method defined in SFAS No. 123.

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

           Notes to Consolidated Financial Statements -- (Continued)

  Equity Security Transactions

     Since inception, the Board of Directors has established the deemed fair value of common stock, Series A, B and C mandatorily redeemable convertible preferred stock (Series A, B and C), Series D convertible preferred stock (Series D) (together, Convertible Preferred Stock), stock options and warrants based upon facts and circumstances existing at the dates such equity transactions occurred, including the price at which equity instruments were sold to independent third parties.

  Net Loss per Share

     Net loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share," by dividing the net loss allocable to common stockholders (including accretion of undeclared dividends) by the weighted average number of shares of common stock outstanding. As of June 30, 1998, the Company has certain options, warrants and Convertible Preferred Stock (see notes 9 and 10), which have not been used in the calculation of diluted net loss per share because to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss per share allocable to common stockholders are equal.

     Pursuant to Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 98 and SEC staff policy, all common stock issued for nominal consideration during the periods presented herein and through the filing of the registration statement for the Offering are to be reflected in a manner similar to a stock split or stock dividend for which retroactive treatment is required in the calculation of pro-forma basic net loss per share; the Company did not have any such issuances. Similarly, common stock and potential common stock issued for nominal consideration during the periods presented herein and through the filing of the registration statement for the Offering are to be reflected in a manner similar to a stock split or stock dividend for which retroactive treatment is required in the calculation of pro forma diluted net loss per share, even if anti-dilutive; the Company did not have any such issuances.

  Pro Forma Net Loss per Share and Pro Forma Balance Sheet (Unaudited)


     The Company is currently attempting to obtain agreements from all of the holders of Convertible Preferred Stock to convert their shares of Convertible Preferred Stock into a like number of shares of Common Stock upon the closing of the Offering. It is a non-waivable condition to the Offering that the Company obtain the agreement of all holders of Convertible Preferred Stock to convert these shares of Convertible Preferred Stock to common stock upon the consummation of the Offering. If the Company does not obtain such conversion agreements, the Convertible Preferred Stock outstanding at June 30, 1998 would remain outstanding under their current terms. The following pro forma basic and diluted net loss per share allocable to common stockholders (excluding accretion of undeclared dividends) and shares used in computing pro forma basic and diluted net loss per share allocable to common stockholders have been presented assuming the Company is successful in its attempt to obtain agreements from all of the holders of Convertible Preferred Stock to convert their shares and reflecting the resultant conversion into shares of common stock of the Convertible Preferred Stock upon completion of the Offering using the if converted method from their respective dates of issuance:


                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1998
                                                              ----------
Pro forma basic and diluted net loss per share allocable to
  common stockholders.......................................  $    (2.25)
                                                              ==========
Shares used in computing pro forma basic and diluted net
  loss per share allocable to common stockholders...........   4,768,060
                                                              ==========

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

           Notes to Consolidated Financial Statements -- (Continued)


     The unaudited pro forma presentation of the June 30, 1998 consolidated balance sheet has been prepared assuming the Company is successful in its attempt to obtain agreements from all of the holders of Convertible Preferred Stock to convert their shares in connection with the Offering and reflecting the resultant conversion of the 3,789,683 shares of Convertible Preferred Stock into 3,789,683 shares of common stock as of June 30, 1998.


(3) EQUIPMENT

     Equipment is comprised of the following at June 30, 1997 and 1998:

                                                               JUNE 30,
                                                         --------------------
                                                           1997        1998
                                                         --------    --------
Furniture and fixtures.................................  $ 19,163      28,500
Computer and equipment.................................   109,762     147,881
Laboratory equipment...................................     3,640       3,640
Leasehold improvements.................................     2,383          --
                                                         --------    --------
                                                          134,948     180,021
Less accumulated depreciation..........................    58,991      88,091
                                                         --------    --------
                                                         $ 75,957      91,930
                                                         ========    ========

(4) ACCRUED EXPENSES

     Accrued expenses is comprised of the following at June 30, 1997 and 1998:

                                                              JUNE 30,
                                                        ---------------------
                                                          1997        1998
                                                        --------    ---------
Contract research and development.....................  $292,966      501,436
Professional and consulting fees......................        --       22,850
Payroll and related costs.............................    62,568      104,963
Offering costs........................................        --      552,000
Other.................................................    15,000       33,564
                                                        --------    ---------
                                                        $370,534    1,214,813
                                                        ========    =========

(5) RESEARCH AND DEVELOPMENT AND LICENSE AGREEMENTS

  University of Tennessee Research Corporation

     In December 1990, the Company entered into a license agreement with the University of Tennessee Research Corporation (UTRC) (which is not owned by the University of Tennessee) covering the commercial development of its technology. The Company is also liable to UTRC for annual royalty fees based on net sales, if any, as defined in the agreement. Annual minimum royalties of $25,000 and $50,000 are required for 1997 and for each year thereafter, respectively, which is recorded as research and development expense. The Company's obligation to pay royalties expires upon the expiration of the related patent. The license agreement is in effect until the later to occur of the expiration of all patent rights or seventeen years from Anthra's last acceptance of a license to an unpatented improvement to the technology (see note 6).

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

           Notes to Consolidated Financial Statements -- (Continued)

  Dana Farber Licensing Agreement

     In November 1990, the Company entered into a licensing agreement with the Dana Farber Cancer Institute (Dana-Farber) to acquire the unrestricted exclusive worldwide patent and know-how license on certain technology, subject to certain restrictions and limitations in an agreement between Dana-Farber and the U.S. Department of Health and Human Services dated April 22, 1985. As a condition of the agreement, the Company will grant back to Dana-Farber the right to conduct research on a royalty-free basis on the technology. The Company is liable to Dana-Farber for annual royalty fees based on net sales, if any, as defined in the agreement. The Company agreed to pay Dana-Farber a minimum royalty of $15,000 for each twelve-month period commencing on the anniversary of a New Drug Application (NDA) approval in the United States of the technology. The obligation to pay minimum royalties shall cease upon the termination of this agreement. Absent any default, the agreement terminates in July 1999 or upon 90 days notice by Anthra.

  Schering Development and License Agreement

     In September 1995, the Company and Schering AG (Schering) entered into a development and license agreement. Under this agreement the Company agreed to conduct the research and development activities to prepare a certain product for commercialization. Schering agreed to reimburse the Company for certain research and development cost associated with the commercial development of the products in certain territories. Under the agreement the Company granted to Schering the exclusive, royalty bearing license in the North America and European Territories to market, sell, and distribute the product. The Company retained co-promotion rights in each territory, subject to certain limitations. In return, Schering agreed to make certain lump and royalty payments to the Company based on certain occurrences. During fiscal 1996 and 1997, the Company was entitled to reimbursement of $2,170,518 and $199,875, respectively, which is recorded as revenue in the accompanying statements of operations. In connection with this agreement, Schering Berlin Venture Corporation, an affiliate of Schering, purchased 271,276 shares of Series D for $2,999,654 (see note 9).

     On July 16, 1996, the Company entered into a termination, settlement and investment agreement under which Schering paid the Company a total of $3,500,000 for 200,000 shares of Series D and for Anthra's release of Schering from the September 1995 agreement. The Company allocated $2,211,760 of this amount to the sale of the Series D utilizing a value of approximately $11 per share (the per share price being ascribed to other Series D financings). The remaining $1,288,240 of the payment is recorded as other revenue in fiscal 1997 as a fee for release from the September 1995 agreement. The $3,500,000 was used in fiscal 1997 for research relating to the originally licensed technology, as required by the agreement. The Company owns all rights, title and interest in and to any such research, data, know how, intellectual property or any other property resulting from the research and is required to pay Schering royalties on future product sales, if any. Schering subsequently converted the 200,000 shares of Series D into 200,000 shares of common stock in accordance with the terms of the preferred stock.

  Prodesfarma Exclusive License Agreement


     On April 17, 1997, the Company entered into an exclusive license agreement with Prodesfarma, S.A. (Prodesfarma). Under the agreement, Prodesfarma obtained the exclusive distribution rights to a certain product in Spain and Portugal for an initial term of ten years from the first commercial sale. Prodesfarma made a nonrefundable payment of $200,000, which has been recorded as revenue, to the Company upon the signing of this agreement, is contractually obligated to make an additional $200,000 payment for the achievement of a certain milestone, and is required to make a further payment of $200,000 upon the achievement of a certain milestone. The Company is responsible for the remaining development costs and to supply the product to Prodesfarma at prices described in the agreement. The agreement may be terminated by

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

           Notes to Consolidated Financial Statements -- (Continued)

either party in certain circumstances. Concurrent with the license agreement, Prodesfarma purchased 67,819 shares of Series D for $749,997.

  Medeva Agreement

     On July 15, 1997, the Company entered into a development agreement with Medeva California Inc. (Medeva). Under this agreement, Medeva was granted an exclusive royalty bearing license to sell, distribute and market a certain product for certain indications, in the United States, upon regulatory approval. In exchange, Medeva made a non-refundable payment of $8.0 million on signing the agreement, and subject to certain restrictions and limitations, is required to make future payments aggregating up to $18.2 million upon the achievement of certain milestones. In September 1998, an additional $2.1 million payment (unaudited) was made by Medeva for the Company having achieved a certain milestone. The Company is responsible for most remaining development costs, although Medeva will fund certain costs related to the specific indications covered under this agreement. The Company will also supply the product to Medeva at certain stated prices. If regulatory approval is not received for any of the indications covered by this agreement by December 31, 2002, Medeva will have the right to obtain, for no additional consideration, the number of common shares equal to 20% of the then issued and outstanding voting equity securities of the Company. Accordingly, the $8.0 million payment has been recorded as a contingent stock obligation in the consolidated balance sheet at June 30, 1998. Upon receipt of regulatory approval for one of the indications covered by the agreement on or before December 31, 2002, the Company would account for that portion of the $8 million incurred on development costs under the agreement since July 15, 1997 as research and development revenue. Any portion of the $8 million not spent on development expenditures by the time of the regulatory approval would be accounted for as deferred revenue and recognized as revenue as development expenditures are made. Should the necessary regulatory approval not be received by December 31, 2002, the $8 million would be accounted for as a contribution to capital for the shares issued to Medeva. Any excess of the fair value of the common stock issued to Medeva over the $8 million would represent a benefit to Medeva and any excess of the $8 million over the fair value of the common stock would represent a benefit to the Company. This agreement expires on the later of loss of any orphan drug exclusivity, expiration of related patents or twelve years. Upon Anthra's achievement of a certain future milestone under the agreement and its receipt from Medeva of the payment related thereto, Anthra will be obligated to make a $300,000 payment to the financial intermediary that introduced Anthra to Medeva.

  Nycomed Agreement

     In October 1997, the Company entered into an exclusive license, sales and distribution agreement with Nycomed Pharma AS (Nycomed). Under the agreement, Nycomed obtained the exclusive distribution rights to a certain product in certain countries for an initial term of ten years from the first European regulatory approval, as defined. The agreement provides for future payments by Nycomed, which are subject to certain restrictions and limitations, aggregating up to $2 million upon achieving certain milestones. The Company will grant to Nycomed upon receipt of certain of these milestone payments, options to purchase up to an aggregate of 66,666 shares of either common or Series D, as determined in accordance with the agreement, for $15 per share. The Company will also grant to Nycomed upon the payment of a certain milestone payment, options to purchase shares of common or Series D, as determined in accordance with the agreement, with a fair market value, as defined, of $1 million. The Company is responsible for the remaining development costs and to supply the product to Nycomed at prices described in the agreement. The agreement may be terminated by either party in certain circumstances. Concurrent with the license, sales and distribution agreement, Nycomed purchased 300,000 shares of Series D for $4,500,000. These shares have the same rights as the previously issued Series D.

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

           Notes to Consolidated Financial Statements -- (Continued)

  Bonefos Term Sheet

     In December 1997, the Company signed a term sheet with affiliates of Schering to acquire the exclusive United States development and marketing rights to a certain product for certain indications. Upon signing of the letter of intent, the Company paid a nonrefundable amount of $250,000 to Schering in consideration for a period of exclusivity in which to negotiate final agreements. The amount was charged to operations in fiscal 1998. If final development and manufacturing agreements are consummated as contemplated in the term sheet, the Company would make additional non-refundable payments totaling $3,500,000 by December 31, 1998. Schering would have the option to acquire from the Company the exclusive right to market the product in the United States for certain indications for payments aggregating up to $21,000,000, plus royalties.

     In July 1998, the Company signed an Option Agreement with the affiliates of Schering which extended the period of exclusivity, as per the term sheet signed in December 1997 through September 30, 1998. The Company paid a nonrefundable amount of $200,000 to Schering in consideration of this extension. This would be credited towards the first payment which is due upon executing the definitive development and manufacturing agreements. If executed, the Company must also meet certain financial conditions on an on-going basis under the definitive development agreement or the agreement may be terminated.

(6) RELATED PARTY TRANSACTIONS

     The Company previously had an agreement with an executive officer of the Company to provide certain administrative services and maintain an office for a monthly fee of $4,166 per month. Expenses charged to the Company under this agreement aggregated $25,000, $0 and $0 in fiscal 1996, 1997 and 1998, respectively. This officer also had not received payment for salary and various expenses on the Company's behalf in the early years of the Company's existence. Payables to this executive, net of receivables from this executive of $67,925 at June 30, 1997, were $65,062 at June 30, 1997 and $0 at June 30, 1998.

     The Company, on a monthly basis, has provided an unrestricted gift for research support to the University of Tennessee at which a founder and director of the Company is employed. Expenses charged to the Company for such unrestricted gift aggregated $121,200 in both fiscal 1997 and 1998.

     The Company has employed a consulting firm, whose owner is a relative of an executive officer of the Company. Fees to the firm totaled $64,000 from inception through June 30, 1998.

     The Company has agreements with three executive officers to provide for certain payments to these executives upon a change in control of the Company, as defined, provided they continue to provide certain services to the Company.

(7) INCOME TAXES

     At June 30, 1998, the Company had available net operating loss carryforwards ("NOL") of approximately $22,500,000 and $22,200,000 for Federal and state income tax reporting purposes, respectively, which are available to offset future Federal and state taxable income, if any, through fiscal 2013 and 2005, respectively. The Company also has research and development tax credit carryforwards of approximately $721,000 and $127,000 for Federal and state income tax reporting purposes, respectively, which are available to reduce Federal and state income taxes, if any, through fiscal 2013 and 2005, respectively.

     The Tax Reform Act of 1986 (the Act) provides for a limitation on the annual use of NOL and research and development tax credit carryforwards (following certain ownership changes, as defined by the Act) which could significantly limit the Company's ability to utilize these carryforwards. The Company has experienced various ownership changes, as defined by the Act, as a result of past financings. Accordingly, the Company's

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

           Notes to Consolidated Financial Statements -- (Continued)

ability to utilize the aforementioned carryforwards may be limited. Additionally, because U.S. tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of these attributes for Federal income tax purposes.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liability at June 30, 1997 and 1998 are presented below:

                                                            JUNE 30,
                                                   ---------------------------
                                                      1997            1998
                                                   -----------    ------------
Deferred tax assets:
  Net operating loss carryforwards...............  $ 5,382,992       8,992,994
  Tax credit carryforward........................      334,365         847,462
  Accrual to cash adjustment.....................      572,548         970,407
  Deferred compensation..........................           --         214,764
                                                   -----------    ------------
          Total gross deferred tax assets........    6,289,905      11,025,627
  Less valuation allowance.......................   (6,284,988)    (11,018,100)
                                                   -----------    ------------
          Total deferred tax assets..............        4,917           7,527
                                                   -----------    ------------
Deferred tax liability:
  Equipment, due to differences in
     depreciation................................        4,917           7,527
                                                   -----------    ------------
          Total deferred tax liability...........        4,917           7,527
                                                   -----------    ------------
          Net deferred taxes.....................  $        --              --
                                                   ===========    ============

     The net change in the valuation allowance for the years ended June 30, 1996, 1997 and 1998 were increases of $740,319, $2,422,015 and $4,733,112, respectively, related primarily to additional net operating losses incurred by the Company which are not currently deductible.

(8) COMMITMENTS AND CONTINGENCIES

     The Company has leases for office space in New Jersey and the United Kingdom, under which the Company incurred rental expense for fiscal 1996, 1997 and 1998 of $92,874, $107,314 and $124,019, respectively.

     Minimum lease payments under noncancellable leases are as follows:

                        YEAR ENDED
                         JUNE 30,
                        ----------
  1999....................................................  $149,064
  2000....................................................    83,547
  2001....................................................    15,315
                                                            ========
                                                            $247,926
                                                            ========

     The Company had an outstanding $150,000 irrevocable commercial letter of credit as of June 30, 1998. The contract amount of this letter of credit approximates its fair value. The letter of credit is secured by a $150,000 certificate of deposit which is required to be held at the financial institution which issued the letter of credit.

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

           Notes to Consolidated Financial Statements -- (Continued)

(9) MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND CONVERTIBLE PREFERRED STOCK

     The Company completed the sale of Series A, Series B, Series C and Series D in fiscal 1991, 1993, 1994, 1996, 1997 and 1998 (see note 5). Aggregate net cash proceeds from such equity transactions totaled $17,626,402 ($18,661,410 including cash received for promissory notes and accrued interest, all converted to preferred stock).

     The holders of Series A, Series B, Series C and Series D vote together with all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company. Each share of preferred stock entitles the holder to an equal number of votes as the number of common shares into which each share of preferred stock is convertible.

     The holders of Series A, Series B and Series C shall be entitled to receive, out of funds legally available, when and if declared by the Board of Directors, quarterly dividends at the rate per annum of $0.12 per share of Series A, $0.20 per share of Series B and $0.27 per share of Series C. The dividends accrue daily, whether or not earned or declared, and are cumulative. Cumulative dividends in arrears at June 30, 1998 were $3,423,057 in the aggregate for Series A, B and C. Such amounts have been accreted in the accompanying consolidated financial statements for the respective periods in which they accumulated. As of June 30, 1998, no such dividends have been declared. Due to the mandatory redemption feature, these securities are classified at their accreted value outside of stockholders' deficit in the accompanying consolidated balance sheets.

     The holders of Series A, Series B, Series C and Series D are entitled to liquidation preferences over all other types of capital stock in accordance with the following amounts (same per share amounts as paid by such preferred stockholders): $1.50 per share for the Series A, $2.50 per share for the Series B, $3.40 per share for the Series C and $11.06 per share for the Series D plus in the case of each share of Series A, Series B and Series C, an amount equal to all cumulative dividends unpaid (whether or not declared) and any other dividends declared but not paid. The computation of the dividends will be computed to the date payment is made available.

     The holders of Series A, Series B, Series C and Series D have the right at any time to convert any share of preferred stock into fully-paid nonassessable shares of common stock at a conversion price of $1.50, $2.50, $3.40 and $11.06 per share, respectively. If at any time the Company effects a firm commitment underwritten public offering of shares of common stock in which the aggregate price paid for such shares by the public is at least $10,000,000 and the price paid per share is at least $7.50 per share then effective on the closing of the sale of such shares, all outstanding shares of Series A, Series B, and Series C automatically convert to shares of common stock. In the case of Series D, if the Company effects a firm commitment underwritten public offering of shares of common stock in which the aggregate price paid for such shares by the public is at least $10,000,000 and the price paid per share is at least $11.06 or the Company's common stock is publicly traded on a national securities exchange and the average of the closing sale prices for the common stock within any 10 consecutive trading day period is $11.06 or more, then all outstanding shares of Series D automatically convert to shares of common stock.

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

           Notes to Consolidated Financial Statements -- (Continued)

     Commencing January 27, 2000, the Company is required to redeem the outstanding shares of Series A, Series B and Series C at liquidation prices, including cumulative dividends, in the percentages per year shown in the following schedule:

2000........................................................  10%
2001........................................................  15%
2002........................................................  25%
2003........................................................  25%
2004........................................................  25%

     These mandatory redemptions are subject to waiver by holders of 60% of the shares of Series A, B and C in the aggregate.

(10) COMMON STOCK AND COMMON STOCK OPTIONS

     The following transactions were consummated using prices determined by the Board of Directors to be the deemed fair value at the date of the respective transaction:

     - In June 1985, the Company issued 153,000 shares of common stock to executive officers for the price of $0.03 per share.

     - In October 1990, the Company issued 562,500 shares of common stock to an executive officer and consultant for the price of approximately $.26 per share.

     - In July 1994, the Company issued 20,000 shares of common stock to an executive officer for the price of $.34 per share as part of a stock subscription and shareholder agreement.

     - In January 1995, the Company issued 80,000 shares of common stock to an executive officer for the price of $.34 per share as part of the aforementioned subscription and shareholder agreement.

     - In December 1995, the Company issued 50,000 shares of common stock to Advanced Technology Ventures III, LP for the price of $.15 per share upon exercise of stock warrants granted in December 1990.

     In December 1990, the Company adopted the 1990 Stock Plan (the 1990 Plan) whereby incentive and nonqualified stock options may be granted to directors, employees, and consultants to purchase an aggregate of 374,187 (increased to 1,700,000 in 1997) shares of the Company's common stock. The incentive stock options are to be granted at no less than fair market value at the measurement date (usually the grant date), as determined by the Board of Directors. The nonqualified option prices are to be determined by the Board of Directors and may be less than the fair market value. The options are exercisable generally for a period of ten years after the date of grant and generally vest over a five-year period which in some cases may be accelerated on the occurrence of certain future events.

     The Company applies APB Opinion No. 25 in accounting for the 1990 Plan. Certain employees of the Company were granted options to acquire 333,000 shares of common stock at exercise prices ranging from $1.00 to $3.00 per share during fiscal 1998. Certain employees of the Company were granted performance-based options to acquire 192,000 shares of common stock at exercise prices ranging from $.34 to $1.00 per share during fiscal 1995, 1996, 1997 and 1998 for which the measurement date occurred during fiscal 1998 when the Company amended these option terms to include a fixed vesting schedule (at the end of five years from the original date of grant) without regard for the performance criteria. The exercise price of all of these options was equal to the deemed fair value of the common stock on the date of grant, as determined by the Board of Directors. However, for financial reporting purposes, the difference between the deemed fair value

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

           Notes to Consolidated Financial Statements -- (Continued)

and the respective exercise prices at the measurement dates has been recorded as deferred compensation in the amount of $1,461,730 and is being amortized over the five-year vesting period. Compensation expense for the aforementioned options aggregated $536,909 for fiscal 1998.

     Had the Company determined compensation cost for its stock options under SFAS 123 using the minimum value method at the measurement date, the Company's net loss allocable to common stockholders and net loss per share allocable to common stockholders would have been increased to the pro forma amounts indicated below:

                                                 YEAR ENDED JUNE 30,
                                      -----------------------------------------
                                         1996           1997           1998
                                      -----------    -----------    -----------
Net loss allocable to common
  stockholders:
  As reported.......................  $(2,542,760)    (6,117,770)   (11,400,074)
  Pro forma.........................   (2,544,606)    (6,133,798)   (11,529,952)
Basic and diluted net loss per share
  allocable to common stockholders:
  As reported.......................  $     (3.01)         (5.79)        (10.70)
  Pro forma.........................        (3.01)         (5.80)        (10.82)

     Pro forma net loss allocable to common stockholders and net loss per share allocable to common stockholders reflects only options granted in fiscal 1996, 1997 and 1998. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss allocable to common stockholders and net loss per share allocable to common stockholders amounts presented above because compensation cost is reflected over the options' vesting period and compensation expense for options granted prior to June 30, 1995 is not considered.

     A summary of activity under the 1990 Plan is as follows:

                                                                             PRICE
                                                              SHARES       PER SHARE
                                                             ---------    ------------
Balance, June 30, 1995.....................................    522,187    $0.15 -- 0.34
  Granted..................................................    198,000            0.70
  Cancelled................................................     (7,500)           0.25
                                                             ---------
Balance, June 30, 1996.....................................    712,687    0.15 -- 0.70
  Granted..................................................     75,500            0.70
  Cancelled................................................    (54,200)   0.15 -- 0.34
                                                             ---------
Balance, June 30, 1997.....................................    733,987    0.15 -- 0.70
  Granted..................................................    824,500    0.70 -- 8.00
  Cancelled................................................    (23,000)   0.70 -- 3.00
                                                             ---------
Balance, June 30, 1998.....................................  1,535,487    0.15 -- 8.00
                                                             =========
Shares exercisable at June 30, 1998........................    509,757    $0.15 -- 3.00
                                                             =========

     Options granted in fiscal 1998 include 175,000 options which have a per share exercise price equal to the fair market value on the date of the occurrence of certain future events.

                          ANTHRA PHARMACEUTICALS, INC.
                                 AND SUBSIDIARY
                        (A Development Stage Enterprise)

           Notes to Consolidated Financial Statements -- (Continued)

     At June 30, 1998, the 1990 Plan had the following options outstanding and exercisable by price range as follows:

                         OUTSTANDING                   EXERCISABLE
             -----------------------------------   -------------------
                          WEIGHTED     WEIGHTED              WEIGHTED
                           AVERAGE      AVERAGE               AVERAGE
 RANGE OF     NUMBER      REMAINING    EXERCISE    NUMBER    EXERCISE
 EXERCISE       OF       CONTRACTUAL   PRICE PER     OF      PRICE PER
  PRICES      SHARES        LIFE         SHARE     SHARES      SHARE
----------   ---------   -----------   ---------   -------   ---------
$0.15-0.70     724,987     5 years       $0.37     483,087     $0.23
 1.00-3.00     357,500     9 years        2.04      26,670      3.00
      8.00     278,000    10 years        8.00          --        --
    FMV(1)     175,000    10 years         FMV(1)       --        --
             ---------                             -------
             1,535,487                             509,757
             =========                             =======

---------------
(1) Exercise price is equal to the fair market value on the date of the occurrence of certain future events.

     The per share weighted-average fair value of stock options granted during fiscal 1996, 1997 and 1998 was $.28, $.28 and $5.29, respectively, on the measurement date using the minimum value method, with the following weighted-average assumptions:

                                                        1996    1997    1998
                                                        ----    ----    ----
Expected life in years................................     8       8       8
Risk-free interest rate...............................  6.5%    6.5%    6.0%
Volatility............................................    0%      0%      0%
Expected dividend yield...............................    0%      0%      0%

(11) 401(k) SALARY REDUCTION PLAN

     In June 1998, the Company adopted a 401(k) Salary Reduction Plan (the 401(k) Plan) available to all employees meeting certain eligibility requirements. The 401(k) Plan permits participants to contribute up to 15% of their annual salary not to exceed the limits established by the Internal Revenue Code. All contributions made by participants vest immediately in the participant's account. The Company did not make any matching contributions in fiscal 1998 in accordance with the terms of the 401(k) Plan.

(12) SUBSEQUENT EVENT (UNAUDITED)

  Initial Public Offering


     On September 24, 1998, the Board of Directors authorized the filing of a registration statement with the SEC for the sale of up to 2,300,000 units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock. It is a non-waivable condition to the Offering that the Company obtain the agreement of all holders of Convertible Preferred Stock to convert these shares of Convertible Preferred Stock to common stock upon the consummation of the Offering.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
Use of Proceeds.......................   23
Dividend Policy.......................   23
Capitalization........................   24
Dilution..............................   25
Selected Consolidated Financial
  Data................................   27
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   28
Business..............................   33
Management............................   57
Principal Stockholders................   66
Certain Relationships and Related
  Transactions........................   68
Description of Securities.............   69
Shares Eligible for Future Sale.......   73
Underwriting..........................   75
Legal Matters.........................   77
Experts...............................   77
Additional Information................   77
Index to Consolidated Financial
  Statements..........................  F-1


     UNTIL           , 1998 (25 CALENDAR DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                2,000,000 UNITS
                            EACH UNIT CONSISTING OF
                         ONE SHARE OF COMMON STOCK AND

                             ONE CLASS A REDEEMABLE
                                  COMMON STOCK

                                PURCHASE WARRANT

                      [ANTHRA PHARMACEUTICALS, INC. LOGO]
                              --------------------

                                   PROSPECTUS
                              --------------------
                                 JANSSEN/MEYERS
                                ASSOCIATES, L.P.

                                           , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Other expenses in connection with the issuance and distribution of the securities to be registered hereunder, all of which will be paid by the Registrant, will be substantially as follows:


ITEM                                                              AMOUNT
----                                                            ----------
Commission Registration Fee.................................    $ 8,230.50
The Nasdaq SmallCap Market Entry Fee........................    $   10,000
NASD Filing Fee.............................................    $        +
*Blue Sky Fees and Expenses (including legal fees)..........    $        +
*Accounting Fees and Expenses...............................    $        +
*Legal Fees and Expenses....................................    $        +
*Consulting Fees............................................    $        +
*Printing and Engraving.....................................    $        +
*Registrar and Transfer Agent's Fees........................    $        +
*Underwriter's Non-Accountable Expense Allowance............    $        +
*Underwriter's Consulting Agreement.........................    $        +
*Underwriter's Expenses.....................................    $        +
*Miscellaneous Expenses.....................................    $        +
                                                                ----------
          Total.............................................    $        +
                                                                ==========


---------------
* Estimated
+ To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Amended Certificate of Incorporation provides that a Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty as a director, except for liability, to the extent imposed by applicable law, for: (i) any breach of the Director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for payments of dividends or stock purchases or redemptions in violation of Section 174 of the DGCL; or (iv) any transaction from which the Director derived an improper personal benefit. In addition, the Amended Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, as the same exists or may hereafter be amended and supplemented, indemnify any and all persons who it shall have the power to indemnify under such law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for therein is not exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and continues as to a person who has ceased to be a Director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The right to indemnification set forth above includes the right to be paid by the Company the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, to the extent required by the DGCL, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the relevant provisions of the DGCL or otherwise. The rights to indemnification and to the advancement of expenses conferred are contract rights and continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and inures to the benefit of the indemnitee's heirs, executors and administrators.

     Section 145 of the DGCL provides that indemnification is permissible only when the Director, officer, employee, or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Section 145 of the DGCL also precludes indemnification in respect of any claim, issue, or matter as to which an officer, Director, employee, or agent shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     The Company has agreed to indemnify the Underwriter and its controlling persons, and the Underwriter has agreed to indemnify the Company and its controlling persons, against certain liabilities, including liabilities under the Securities Act. Reference is made to the Underwriting Agreement filed as part of the Exhibits hereto.

     For information regarding the Company's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On September 20, 1995, the Company issued 271,276 shares of its Series D Convertible Preferred Stock to Schering Berlin Venture Corporation at an aggregate price of approximately $3.0 million pursuant to a Series D Convertible Preferred Stock Purchase Agreement between such parties. The sale of stock to Schering Berlin Venture Corporation was an integral part of, and condition precedent to, the Development Agreement. In July 1996, the Company and Schering AG, Germany converted the Development Agreement to the Support Agreement for which Schering AG, Germany paid $3.5 million in consideration for its release from the Development Agreement and 200,000 shares of the Company's Series D Convertible Preferred Stock, which shares Schering AG, Germany subsequently converted to Common Stock.

     On April 17, 1997, the Company issued 67,819 shares of its Series D Convertible Preferred Stock to Almirall at an aggregate price of approximately $750,000 in connection with the Almirall Agreement.

     On October 14, 1997, the Company issued 300,000 shares of its Series D Convertible Preferred Stock to Nycomed at an aggregate price of $4.5 million in connection with the Nycomed Agreement.

     Exemption from registration for each transaction described above was claimed pursuant to Section 4(2) of the Securities Act regarding transactions by an issuer not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

     EXHIBITS:


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  1       Form of Underwriting Agreement by and between the
          Underwriter and the Company.#
  3.1     Amended and Restated Certificate of Incorporation of the
          Company, as amended.#
  3.2     Bylaws of the Company.#
  4.1     Reference is made to Exhibits 3.1 and 3.2.
  4.2     Specimen Common Stock Certificate.#
  4.3     Fifth Amended and Restated Registration Rights Agreement,
          dated October 14, 1997, by and among the Company, Advanced
          Technology Ventures III, L.P., Sevin Rosen Fund III, L.P.,
          Allstate Insurance Company, Allstate Life Insurance Company,
          Aperture Associates, L.P., Schering Berlin Venture
          Corporation, Prodesfarma, S.A. and Nycomed Pharma AS.#
  4.4     Form of Unit and Warrant Agreement between the Company and
          American Stock Transfer & Trust Company.#
  4.5     Form of Underwriter's Option Agreement for Units by and
          between the Company and the Underwriter.#
  4.6     Form of Specimen Warrant Certificate (incorporated by
          reference into Exhibit 4.4).#
  4.7     Form of Specimen Unit Certificate (incorporated by reference into Exhibit 4.4).#
  5       Form of Opinion of Morrison & Foerster LLP.#
 10.1     Agreement, dated November 6, 1990, by and between the
          Company and Dana-Farber Cancer Institute.*#
 10.2     Letter agreement, dated December 5, 1990, by and between the
          Company and Michael C. Walker.#
 10.3     Letter agreement, dated December 5, 1990, by and between the
          Company and Mervyn Israel.#
 10.4     Exclusive Supply Agreement, dated June 1, 1991, by and
          between the Company and Omnichem S.A.*#
 10.5     Termination, Settlement and Investment Agreement, dated July
          16, 1996, by and between the Company and Schering AG,
          Germany (f/k/a Schering AG).*#
 10.6     Agreement, dated September 1996, between the Company and
          Allen L. Thunberg.#
 10.7     Agreement, dated September 1996, between the Company and
          Michael C. Walker.#
 10.8     [Intentionally omitted].
 10.9     Exclusive License Agreement, dated April 17, 1997, by and
          between the Company and Prodesfarma, S.A. (a/k/a Almirall
          Prodesfarma, S.A.).*#
 10.10    Sublease, dated July 2, 1997, by and between the Company and the Presbyterian Homes of New Jersey Foundation, Inc.#
 10.11    Development Agreement, dated July 15, 1997, by and between the Company and Medeva California Inc.*#
 10.12    Supply Agreement, dated September 11, 1997, by and between the Company and Genchem Pharma Ltd.*#
 10.13    1990 Stock Plan, as amended.#
 10.14    Exclusive License, Sale and Distribution Agreement, dated
          October 14, 1997, by and between the Company and Nycomed
          Pharma AS.*#


 10.15    Term Sheet, dated December 12, 1997, by and among Berlex
          Laboratories, Inc., the Company and Leiras Oy. [ ]

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 10.16    Underlease of Suite B Second Floor Premises known as The
          Malt House, Malt House Square, Princes Risborough,
          Buckinghamshire, dated December 27, 1997, by and between the
          Company and Allen-Martin Conservation Limited.#
 10.17    ABR Benefits Services, Inc. Regional Prototype Defined
          Contribution Plan and Trust, adopted by the Company and
          effective as of June 1, 1998.#
 10.18    Adoption Agreement for the ABR Benefits Services, Inc.
          Regional Prototype Standardized Cash or Deferred Profit
          Sharing Plan and Trust (with Pairing Provisions), dated June
          1, 1998.#
 10.19    Option Agreement, dated July 6, 1998, by and between the
          Company, Berlex Laboratories, Inc., and Leiras Oy.#
 10.20    Form of Financial Consultant Agreement between the
          Underwriter and the Company.#
 10.21    Development and Commercialization Agreement, dated September
          30, 1998, among Leiras Oy, Berlex Laboratories, Inc. and the
          Company (reference is made to Exhibit A to Exhibit 10.19), as amended by the letter agreement, dated September 30,
          1998, among Leiras Oy, Berlex Laboratories, Inc. and the
          Company.#
 10.22    Manufacturing Agreement, dated September 30, 1998, between
          Leiras Oy and the Company (reference is made to Exhibit B to
          Exhibit 10.19), as amended by the letter agreement, dated
          September 30, 1998, among Leiras Oy, Berlex Laboratories,
          Inc. and the Company (reference is made to Exhibit 10.21).#
 21       Subsidiary.#


 23.1     Consent of KPMG Peat Marwick LLP. [ ]
 23.2     Consent of MedProbe, Inc.#
 23.3 Consent of Morrison & Foerster LLP (incorporated by reference into Exhibit 5).#
 24 Powers of Attorney (set forth on signature page to the Registration Statement or included in Exhibit 24 to Amendment No. 1 to the Registration Statement).#
 27.1     Summary Financial Data Schedule.#


---------------

* Confidential treatment has been requested with respect to certain portions of this Exhibit. Omitted portions will be filed separately with the Commission.


# Previously filed.

[ ] Filed herewith.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denomination and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered in the Offering, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act, shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 22, 1998.


                                          ANTHRA PHARMACEUTICALS, INC.

                                          By:      /s/  MICHAEL C. WALKER

                                            ------------------------------------
                                            Michael C. Walker
                                            President and Chief Executive
                                              Officer
                                            (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.


            NAME AND SIGNATURE                               TITLE                         DATE
            ------------------                               -----                         ----

            /s/ MERVYN ISRAEL*              Director, Chairman of the Board and      October 22, 1998
------------------------------------------    Secretary
              Mervyn Israel

          /s/ MICHAEL C. WALKER             Director, Chief Executive Officer and    October 22, 1998
------------------------------------------    President (Principal Executive
            Michael C. Walker                 Officer)

           /s/ KAREN KRUMEICH*              Chief Financial Officer and Vice         October 22, 1998
------------------------------------------    President -- Finance (Principal
              Karen Krumeich                  Financial and Accounting Officer)

           /s/ PAUL G. GOODING*             Director                                 October 22, 1998
------------------------------------------
             Paul G. Gooding

           /s/ WILLIAM ENGBERS*             Director                                 October 22, 1998
------------------------------------------
             William Engbers

        *By: /s/ MICHAEL C. WALKER
------------------------------------------
            Michael C. Walker
             Attorney-in-Fact

                               INDEX OF EXHIBITS


                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                       DESCRIPTION OF EXHIBIT                         PAGE
-------                      ----------------------                     ------------
     1    Form of Underwriting Agreement by and between the
          Underwriter and the Company.#
     3.1  Amended and Restated Certificate of Incorporation of the
          Company, as amended.#
     3.2  Bylaws of the Company.#
     4.1  Reference is made to Exhibits 3.1 and 3.2.
     4.2  Specimen Common Stock Certificate.#
     4.3  Fifth Amended and Restated Registration Rights Agreement,
          dated October 14, 1997, by and among the Company, Advanced
          Technology Ventures III, L.P., Sevin Rosen Fund III, L.P.,
          Allstate Insurance Company, Allstate Life Insurance Company,
          Aperture Associates, L.P., Schering Berlin Venture
          Corporation, Prodesfarma, S.A. and Nycomed Pharma AS.#
     4.4  Form of Unit and Warrant Agreement between the Company and
          American Stock Transfer & Trust Company.#
     4.5  Form of Underwriter's Option Agreement for Units by and
          between the Company and the Underwriter.#
     4.6  Form of Specimen Warrant Certificate (incorporated by reference into Exhibit 4.4).#
     4.7  Form of Specimen Unit Certificate (incorporated by reference into Exhibit 4.4).#
     5    Form of Opinion of Morrison & Foerster LLP.#
    10.1  Agreement, dated November 6, 1990, by and between the
          Company and Dana-Farber Cancer Institute.*#
    10.2  Letter agreement, dated December 5, 1990, by and between the
          Company and Michael C. Walker.#
    10.3  Letter agreement, dated December 5, 1990, by and between the
          Company and Mervyn Israel.#
    10.4  Exclusive Supply Agreement, dated June 1, 1991, by and between the Company and Omnichem S.A.*#
    10.5  Termination, Settlement and Investment Agreement, dated July
          16, 1996, by and between the Company and Schering AG,
          Germany (f/k/a Schering AG).*#
    10.6  Agreement, dated September 1996, between the Company and
          Allen L. Thunberg.#
    10.7  Agreement, dated September 1996, between the Company and
          Michael C. Walker.#
    10.8  [Intentionally omitted].
    10.9  Exclusive License Agreement, dated April 17, 1997, by and between the Company and Prodesfarma, S.A. (a/k/a Almirall
          Prodesfarma, S.A.).*#
    10.10 Sublease, dated July 2, 1997, by and between the Company and the Presbyterian Homes of New Jersey Foundation, Inc.#
    10.11 Development Agreement, dated July 15, 1997, by and between the Company and Medeva California Inc.*#
    10.12 Supply Agreement, dated September 11, 1997, by and between the Company and Genchem Pharma Ltd.*#
    10.13 1990 Stock Plan, as amended.#
    10.14 Exclusive License, Sale and Distribution Agreement, dated
          October 14, 1997, by and between the Company and Nycomed
          Pharma AS.*#

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                       DESCRIPTION OF EXHIBIT                         PAGE
-------                      ----------------------                     ------------


    10.15 Term Sheet, dated December 12, 1997, by and among Berlex
          Laboratories, Inc., the Company and Leiras Oy.[ ]
    10.16 Underlease of Suite B Second Floor Premises known as The
          Malt House, Malt House Square, Princes Risborough,
          Buckinghamshire, dated December 27, 1997, by and between the
          Company and Allen-Martin Conservation Limited.#
    10.17 ABR Benefits Services, Inc. Regional Prototype Defined
          Contribution Plan and Trust, adopted by the Company and
          effective as of June 1, 1998.#
    10.18 Adoption Agreement for the ABR Benefits Services, Inc.
          Regional Prototype Standardized Cash or Deferred Profit
          Sharing Plan and Trust (with Pairing Provisions), dated June
          1, 1998.#
    10.19 Option Agreement, dated July 6, 1998, by and between the
          Company, Berlex Laboratories, Inc., and Leiras Oy.#
    10.20 Form of Financial Consultant Agreement between the
          Underwriter and the Company.#
    10.21 Development and Commercialization Agreement, dated September
          30, 1998, among Leiras Oy, Berlex Laboratories, Inc. and the
          Company (reference is made to Exhibit A to Exhibit 10.19), as amended by the letter agreement, dated September 30,
          1998, among Leiras Oy, Berlex Laboratories, Inc. and the
          Company.#
    10.22 Manufacturing Agreement, dated September 30, 1998, between
          Leiras Oy and the Company (reference is made to Exhibit B to
          Exhibit 10.19), as amended by the letter agreement, dated
          September 30, 1998, among Leiras Oy, Berlex Laboratories,
          Inc. and the Company (reference is made to Exhibit 10.21).#
    21    Subsidiary.#


    23.1  Consent of KPMG Peat Marwick LLP.[ ]
    23.2  Consent of MedProbe, Inc.#
    23.3 Consent of Morrison & Foerster LLP (incorporated by reference into Exhibit 5).#
    24 Powers of Attorney (set forth on signature page to the Registration Statement or included in Exhibit 24 to Amendment No. 1 to the Registration Statement).#
    27.1  Summary Financial Data Schedule.#


---------------

* Confidential treatment has been requested with respect to certain portions of this Exhibit. Omitted portions will be filed separately with the Commission.


# Previously filed.

[ ] Filed herewith.